EXHIBIT 10.1

STOCK PURCHASE AGREEMENT
BY AND AMONG
ROCKET LAB USA, INC.,
LIGHTRIDGE SOLUTIONS HOLDINGS LP
and
LIGHTRIDGE INTERCO SOLUTIONS HOLDINGS, INC.
DATED AS OF MAY 22, 2025

Certain portions of this exhibit (indicated by “[***]”) have been omitted in compliance with Regulation S-K Item 601(b)(10)(iv) as the Company determined the omitted information (i) is not material and (ii) is the type that the Company customarily and actually treats as private or confidential.

i

TABLE OF CONTENTS
(cont’d)

ii

TABLE OF CONTENTS
(cont’d)

iii

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 22, 2025, is made by and among Rocket Lab USA, Inc., a Delaware corporation (“Buyer”), LightRidge Solutions Holdings LP, a Delaware limited partnership (“Seller”), and LightRidge Interco Solutions Holdings, Inc., a Delaware corporation (the “Company”). Each of Buyer, Seller and the Company are referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.
WHEREAS, Seller is the holder of all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Shares”);
WHEREAS, following the date hereof and prior to the Closing, Seller and the Group Companies will consummate an internal restructuring in accordance with the steps and transactions set forth on Exhibit A (such transactions, collectively, the “Pre-Closing Restructuring”);
WHEREAS, upon the consummation of the Pre-Closing Restructuring, the Group Companies shall consist of the Company, LightRidge Intermediate Solutions Holdings LLC, a Delaware limited liability company and a wholly-owned Subsidiary of the Company (“Intermediate Holdings”), LightRidge Solutions Holdings LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Intermediate Holdings (“Holdings”), and GEOST, LLC, an Arizona limited liability company and a wholly-owned Subsidiary of Holdings (“GEOST”);
WHEREAS, concurrently with the execution and delivery of this Agreement, each of Seller, Trident and Ophir is executing and delivering a Restrictive Covenant Agreement, in the form attached hereto as Exhibit B (the “Non-Competition Agreement”); and
WHEREAS, upon the terms and subject to the conditions set forth herein, Seller desires to sell, assign, transfer and convey to Buyer, and Buyer desires to purchase and acquire, the Company Shares.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Article 1
CERTAIN DEFINITIONS
Section 1.1Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.
“2026 Earnout Percentage” means, with respect to the First Measurement Period, (i) if Qualified Revenue for the First Measurement Period is greater than or equal to $309,000,000, 100%, (ii) if Qualified Revenue for the First Measurement Period is less than or equal to

$200,000,000, 0% or (iii) if Qualified Revenue for the First Measurement Period is greater than $200,000,000 but less than $309,000,000, the fraction, expressed as a percentage, (A) the numerator of which is equal to (x) Qualified Revenue for the First Measurement Period minus (y) $200,000,000 and (B) the denominator of which is equal to $109,000,000.
“2027 Earnout Percentage” means, with respect to the Second Measurement Period, (i) if Qualified Revenue for the Second Measurement Period is greater than or equal to $380,000,000, 100%, (ii) if Qualified Revenue for the Second Measurement Period is less than or equal to $235,000,000, 0% or (iii) if Qualified Revenue for the Second Measurement Period is greater than $235,000,000 but less than $380,000,000, the fraction, expressed as a percentage, (A) the numerator of which is equal to (x) Qualified Revenue for the Second Measurement Period minus (y) $235,000,000 and (B) the denominator of which is equal to $145,000,000.
“Accounting Principles” means the methods, practices, principles, policies, procedures, classifications, judgments, assumptions, and valuation and estimation methodologies (including with respect to the calculation of reserves and accruals) that are expressly set forth in EXHIBIT C-1. An illustrative example of the calculation of Net Working Capital applying the Accounting Principles as of the close of business on March 31, 2025 is set forth in EXHIBIT C-2 (the “Sample Calculation”).
“Action” means any claim, complaint, demand, action, cause of action, audit, suit, inquiry, arbitration, mediation, hearing, charge, notice, or any proceeding or investigation, in each case that is by or before any Governmental Entity.
“Actual Adjustment” means an amount, which may be a positive or a negative number, equal to (i) the Transaction Consideration as finally determined pursuant to Section 2.3(c), minus (ii) the Estimated Transaction Consideration.
“Adjustment Time” means 11:59 p.m., Eastern time, on the calendar day immediately preceding the Closing Date.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Affordable Care Act” means the Patient Protection and Affordable Care Act (Pub. L. 111−148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111−152), and the regulations promulgated pursuant to each of the foregoing laws.
“Ancillary Documents” means the Non-Competition Agreement, the other exhibits to this Agreement and each other agreement, document, instrument and certificate contemplated by this Agreement to be executed in connection with the Transactions.

“ATL Partners” means Aerospace, Transportation and Logistics Fund II LP and each of its Affiliates or commonly advised or managed investment funds and any related management or advisory entities.
“Base Cash Consideration” means $125,000,000.
“Base Stock Consideration” means $150,000,000.
“Books and Records” means all files, documents, instruments, papers, books and records relating to the Group Companies, the business, operations or condition of the Group Companies, or each Group Company’s properties and assets, including financial statements, internal reports, letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, share certificates and books, share transfer ledgers, Contracts, licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans, and environmental studies and plans.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.
“Business Employees” means each individual who is employed by a Group Company as of the date of this Agreement and any executive officers of the Company engaged by a Group Company in any capacity (excluding those individuals set forth on Schedule 1.1(a), which may be updated from time to time following the date hereof with the mutual written consent of Buyer and Seller), including for avoidance of doubt all such employees absent due to sickness, short- or long-term disability or other approved leave of absence. For purposes of clarity, in no event shall any individual employed by Ophir Corporation (“Ophir”) or Trident Systems LLC (“Trident”) be deemed a Business Employee.
“Buyer Holdco” means Rocket Lab Corporation, a Delaware corporation, which, following the consummation of the Buyer Restructuring, will hold, directly or indirectly through its Subsidiaries, all of the equity interests of Buyer.
“Buyer Related Party” means any of Buyer’s Subsidiaries, and its and their respective Representatives.
“Buyer Restructuring” means the reorganization described in the presentation attached hereto as EXHIBIT D.
“Buyer Stock” means the common stock, par value $0.0001 per share, of Buyer, provided that after the completion of the Buyer Restructuring “Buyer Stock” shall mean the common stock, par value $0.0001, of Buyer Holdco.
“Buyer Stock Price” means the closing trading price of Buyer Stock on the Principal Market (as reported by Bloomberg L.P. or, if not reported therein, by another authoritative source mutually selected by the Parties) on the Trading Day immediately prior to the Closing Date (rounded to two decimal places).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (CARES).
“Cash and Cash Equivalents” means, as of the Adjustment Time, without duplication, the sum (expressed in United States dollars) of all cash and cash equivalents including petty cash, marketable securities, liquid instruments, checks, bank deposits (including accrued interest), short term investments and security deposits of the Group Companies on a consolidated basis, together with any other short term investments, including the amounts of any received or deposited but uncleared checks, drafts and wires issued prior to such time, less the amounts of any outstanding checks or wire transfers at such time.
“Cash Consideration” means (i) the Base Cash Consideration, plus (ii) the amount of Cash and Cash Equivalents, minus (iii) the amount of Closing Date Payoff Indebtedness, minus (iv) the amount of Closing Date Payoff Transaction Expenses.
“Closing Date Indebtedness” means the Indebtedness as of the Adjustment Time.
“Closing Date Payoff Indebtedness” means the Indebtedness under subsection (i) of the definition of Indebtedness as of the Adjustment Time and, without duplication, the Indebtedness set forth on Schedule 1.1(b).
“Closing Date Payoff Transaction Expenses” means the Transaction Expenses under subsection (iii) of the definition of Transaction Expenses unpaid as of the Adjustment Time.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Products” means products and services (including devices, systems, Software, components, hardware, accessories and related services) and related documentation (i) manufactured, marketed, distributed, licensed, sold, supported, provided and/or otherwise made commercially available by the Group Companies as of the Closing Date or at any time since the Look-Back Date, (ii) under development or contemplated to be manufactured, marketed, distributed, licensed, sold, supported, provided and/or otherwise made commercially available by the Group Companies as of the Closing Date, or (iii) manufactured, marketed, distributed, licensed, sold, supported, provided and/or otherwise made commercially available by the Buyer and its Subsidiaries after the Closing Date that are primarily based on and primarily utilize Group Company IP Rights.
“Company Software” means all Software owned or purported to be owned by any Group Company, including Software that is incorporated in the Company Products or distributed in connection with such Company Product.
“Company Systems” means any and all software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software), systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment used or held for use in connection with the operation of the business of the Company as previously conducted or as currently conducted.
“Competition Law” means, to the extent applicable to the Group Companies, Buyer or the Transactions, the Sherman Act, the Clayton Act, the HSR Act (and any similar Law enforced by any Governmental Entity regarding pre-acquisition notifications for the purpose of competition reviews), the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including, as applicable, the applicable requirements of antitrust or other competition laws of jurisdictions outside the United States.
“Confidentiality Agreement” means, collectively, that certain letter agreement, dated as of April 16, 2025, by and between Buyer and GEOST, and the clean team confidentiality agreement, dated as of April 16, 2025, by and between Buyer and GEOST related thereto, in each case, as amended from time to time.
“Contract” means any binding agreement, contract, subcontract, instrument, arrangement, commitment, undertaking, license, sublicense, mortgage, guarantee, indenture, note, bond, loan, lease, sublease, purchase order, sale order or other arrangement to which any Person is a party or to which the assets of such Person are bound.
“Data Room” means the virtual data room hosted by Intralinks on behalf of the Company under the name “Project Gator”.
“Data Security Requirements” means, collectively, all of the following to the extent relating to any Personal Data or other sensitive information (including credit card information) or data or otherwise relating to privacy, security, or security breach notification requirements and applicable to any Group Company: (i) any rules, policies, and procedures (whether physical or technical in nature, or otherwise) of any Group Company, including privacy policies, (ii) all applicable Privacy Laws, (iii) contractual obligations of the Group Companies related to the processing of any personal or other sensitive information or the security of Company Systems and (iv) the Payment Card Industry (PCI) Data Security Standards all other applicable requirements of the payment card brands and any industry standards applicable to the industry in the Group Companies operate.
“Disclosure Schedules” means the disclosure schedules referred to in, and delivered pursuant to, this Agreement (which include the “Schedules” referenced in this Agreement).
“Employee Benefit Plan” means each (A) “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA, (B) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and each other employee benefit plan, agreement, program or arrangement, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors, in each case, that any Group Company maintains, sponsors or contributes to or with respect to which any Group Company has any liability or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of any Group Company (or their spouses, dependents, or beneficiaries).
“Environmental Laws” means all Laws concerning: (i) pollution or protection of the environment, or (ii) the generation, handling, transportation, treatment, storage, disposal, discharge, Release, management, manufacture, processing, use, control, or cleanup of, or exposure to, any Hazardous Substances.
“Equity Securities” means with respect to any Person, (i) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting security or other ownership interest in such Person, (ii) any other interest or participation (including “phantom” units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of the assets of, such first Person, (iii) any subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, performance unit, incentive unit or other commitment or right of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting securities or other ownership interest of such first Person, (iv) any securities convertible into or exercisable or exchangeable for any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting securities or other ownership interest in such first Person, or (v) any other interest classified as an equity security of such Person, including, in the case of each of the foregoing clauses (i) – (iv), any “profits interests”, and, for the avoidance of doubt, “equity security” or “equity interest” shall have the same meaning.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Group Company.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, re-export, transfer, anti-boycott and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, the anti-boycott regulations administered by the U.S. Department of the Treasury and all non-U.S. Laws of similar effect.
“First Measurement Period” means the period commencing on January 1, 2026, and ending on December 31, 2026.

“Fraud” means an actual and intentional common law fraud with the element of scienter under the laws of the State of Delaware committed by a Person in the making of a specific representation or warranty expressly set forth in Article 3 (in the case of Company and Seller), Article 4 (in the case of Seller) and Article 5 (in the case of Buyer) of this Agreement or in any certificate delivered pursuant to this Agreement; provided, for purposes of clarity, that the term “Fraud” shall not include any fraud claim based on constructive knowledge, negligence, reckless misrepresentation, equitable fraud, constructive fraud or similar theory.
“Fundamental Representations” means the representations and warranties of the Seller and Company set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.5(a) (Consents and Approvals; No Violations), Section 3.16 (Taxes), Section 3.17 (Brokers), Section 4.1 (Organization), Section 4.2 (Authority) Section 4.3(a) (Consents and Approvals; No Violations), Section 4.4 (Ownership of Shares) and Section 4.6 (Brokers); provided, that, for purposes of Section 7.2(a), the representations and warranties of the Company and Seller set forth in Section 3.16 (Taxes) shall not be a Fundamental Representation.
“GAAP” means United States generally accepted accounting principles as in effect from time to time; provided, that, for purposes of clarity, with respect to the Financial Statements, “GAAP” means United States generally accepted accounting principles as of the date of the relevant Financial Statements.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.
“Government Bid” means any written offer, proposal or bid which, if accepted or awarded, would lead to a Government Contract.
“Government Contract” means any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, blanket purchase agreement, letter agreement, grant, cooperative agreement, other transaction agreement, broad agency announcement, research and development funding vehicles, or other similar Contract, or other commitment or funding vehicle between any Group Company, on the one hand, and (i) a Governmental Entity, (ii) any prime contractor to a Governmental Entity or (iii) any subcontractor with respect to any Contract described in the foregoing clause (i) or clause (ii), on the other hand. A task or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Governmental Entity” means any United States, foreign, federal, state or local governmental, regulatory or administrative authority, agency, division, instrumentality or commission or any judicial or (public or private) arbitral body.

“Group Companies” means, collectively, the Company, Intermediate Holdings, Holdings and GEOST (each, a “Group Company”). For purposes of clarity, in no event shall Ophir or Trident be deemed a Group Company.
“Hazardous Substances” means any pollutant, contaminant, or waste and any other chemical, substance or material regulated under any Law or by any Governmental Entity due to its toxic, hazardous or dangerous or deleterious properties or characteristics, and includes, without limitation, crude oil or any fraction thereof, petroleum, petroleum based products or byproducts, medical or infectious waste, asbestos, asbestos-containing materials, heavy metals, chlorinated solvents, urea formaldehyde foam insulation, polychlorinated biphenyls, mold, mycotoxins, radon and per- or polyfluoroalkyl substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, as of any time, without duplication, (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company or any Group Company, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all deferred obligations of the Company or any Group Company for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the ordinary course of business that are not then past due), (iii) all obligations of the Company or any Group Company to pay rent or other payment amounts under a lease which is required to be classified as a finance lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (iv) any obligation of the Company or any Group Company evidenced by any surety bonds, letters of credit or bankers’ acceptances, in each case, solely to the extent drawn upon, (v) any Pre-Closing Taxes, (vi) all obligations of the Company or any Group Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vii) all obligations secured by any Lien existing on property owned by the Company or any Group Company (other than Permitted Liens), (viii) any amounts payable with respect to any contingent purchase price, earn-out, deferred purchase price adjustment or deferred payment obligations, in each case calculated as of the fair market present value of such obligations; (ix) all defined benefit pension, multiemployer pension, post-retirement health and welfare benefit, accrued annual or other bonus obligations for calendar year 2024, any unpaid severance liabilities currently being paid or payable in respect of employees and service providers of the Company or any Group Company who terminated employment or whose services to of the Company or any Group Company have ceased (as applicable) prior to the Closing and deferred compensation Liabilities of the Company or any Group Company, together, in each case, with any associated employer payroll taxes; (x) any obligations of GEOST to Ophir, Trident, or Seller (or its Affiliates), other than pursuant to Contracts or arrangements entered into in the ordinary course of business in arm’s length transactions, (xi) any Liabilities of the Group Companies (other than income Taxes) resulting from, or related to, the Pre-Closing Restructuring; (xii) any Liabilities recorded by the Group

Companies resulting from expenses to be paid on behalf of Ophir, Trident or Seller or in relation to any employees that are not Business Employees, (xiii) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on payment or prepayment (regardless if any of such are actually paid), as a result of the consummation of the Transactions or any of the other transactions contemplated hereby or in connection with any consent of any counterparty with respect to any such Indebtedness; and (xiv) obligations of the Group Companies in the nature of guarantees of the obligations of other Persons of the type referred to in clauses (i) through (xiii) above. Notwithstanding the foregoing, “Indebtedness” shall not include any (A) obligations solely by and among the Group Companies, (B) obligations under operating leases , (C) surety bonds, letters of credit or bankers’ acceptances to the extent undrawn upon or (D) amounts or other items taken into account in the calculation of Transaction Expenses or Net Working Capital.
“Intellectual Property Rights” means, collectively, all intellectual property and all proprietary and other rights associated therewith in any jurisdiction, including all (i) patent disclosures, patents and patent applications, and any reissues, divisionals, continuations, continuations-in-part and extensions and counterparts thereof, (ii) trademarks, trade dress, trade names, service marks, brand names, slogans, logos, Internet domain names, social media accounts and all other indicia of origin, and any and all registrations, applications for registration and renewals therefor, and the goodwill associated therewith, (iii) copyrights, copyrightable works, other works of authorship (whether or not copyrightable), designs, database rights, moral rights, and, as applicable, registrations, applications for registration and renewals therefor, (iv) proprietary inventions (whether or not patentable or reduced to practice), improvements, know-how, trade secrets, and other proprietary or confidential business, including all processes, methods, techniques, protocols, formulae, formulations, recipes, algorithms, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, data, databases, research and development information, customer, member, vendor, and supplier lists, pricing and cost information, and business and marketing plans and proposals, (v) rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons, and (vi) rights in Software and Technology.
“Key Employee” means William Gattle and Skip Williams.
“knowledge of the Company” or “Company’s knowledge” or any similar expression with regard to the knowledge or awareness of, or receipt of notice by, the Group Companies means, as of the applicable date, the actual knowledge of William Gattle and Jason Sanders after due inquiry of all direct reports of such Persons.
“Law” means any statute, law, act, order, judgment, injunction, award, decree or writ, ordinance, code, rule, ordinance or regulation enacted, adopted or promulgated by a Governmental Entity.
“Liability” means any debt, duty, Tax, obligation or liability of any kind or nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, duty, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, duty, liability or obligation is immediately due and payable.
“Lien” means with respect to any property or asset, any mortgage, deed of trust, pledge, exclusive license or covenant, option to obtain an exclusive license or covenant, title retention device, collateral assignment, adverse claim, security interest, encumbrance, lien, charge, easement, right of first refusal, restriction on transfer, defect in title or other restriction of a similar kind or nature in or on such property or asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any legally permissible income or proceeds derived from any asset, any restriction on the legally permissible use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Look-Back Date” means January 1, 2022, provided that Look-Back Date shall mean August 17, 2021 for purposes of Section 3.4(f), Section 3.8, Section 3.11, Section 3.12, Section 3.14, and Section 3.23.
“Material Adverse Effect” means a change, event, circumstance, condition, result or effect that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition, business, assets, properties or results of operations of the Group Companies, taken as a whole; provided, however, that none of the following shall be taken into account, either alone or in combination, in determining whether a “Material Adverse Effect” has occurred (except to the extent, in the case of clauses (i) through (iv) below, they have a disproportionate effect on the Group Companies, taken as a whole, as compared to the other companies in the industry in which the Group Companies operate): (i) conditions generally affecting the economy or credit, debt, securities, currency, financial, banking or capital markets in the United States or elsewhere in the world, (ii) local, regional, national, international or global political conditions, including (1) any pandemic, epidemic, disease outbreak or other public health emergency or (2) the engagement (whether new or continuing) by the United States in hostilities, or the cessation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military, terrorist or internet or “cyber” attack on any Person, (3) any natural or man-made disaster or (4) any acts of God, including weather, meteorological conditions or climate, storms, earthquakes, floods, hurricanes, tornadoes, volcanic eruptions, natural disasters or other acts of nature; (iii) changes in GAAP, or any other accounting standard, or the interpretation of any of the foregoing, (iv) changes in any Laws (including the adoption or addition of any new Laws, or rescission, expiration or retirement of any Laws), orders, decrees, rulings or other directives issued by any Governmental Entity or the interpretation thereof (including as may be issued by a Governmental Entity (including the Centers for Disease Control and Prevention and the World Health Organization) or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak), or the interpretation thereof, or any action required to be taken under any Law, order or Contract by which any Group Company (or any of their respective assets or properties) is bound, (v) the public announcement or pendency of the Transactions (including by reason of the identity of Buyer or its Affiliates or any communication by Buyer or any of its Affiliates regarding their respective plans or intentions with respect to the business of any Group Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners, employees or service providers or others having relationships with any Group Company), (vi) any failure by any Group Company to meet any projections, budgets, forecasts, expectations or revenue or earnings predictions (whether internal, published or otherwise) (provided, that, unless and to the extent excluded by any other clause of this definition, the underlying causes of such failures shall not be excluded by this clause (vi)), (vii) any threatened, pending or initiated litigation or other legal or administrative Action arising from allegations relating to this Agreement or the announcement, pendency or performance of the Transactions, or (viii) the taking, or refraining from taking, of any action or omission permitted or contemplated by this Agreement and/or the Ancillary Documents, including the completion of the Transactions, or at Buyer’s written direction or with Buyer’s written consent (provided, that this clause (viii) shall not apply to any representation or warranty set forth in Section 3.5 or Section 4.3 the purpose of which is to address the consequences resulting from the execution, delivery or announcement of this Agreement or any closing condition related to any such representation or warranty).
“Measurement Period” means each of the First Measurement Period and the Second Measurement Period.
“Monitoring Agreement” means that certain Monitoring Agreement, dated as of August 17, 2021, by and between GEOST and ATL II Advisor LP.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“Net Working Capital” means, as of the Adjustment Time and without duplication, the aggregate amount of the current assets of the Group Companies less the aggregate amount of the current liabilities of the Group Companies, in each case, (x) determined on a consolidated basis in accordance with the Accounting Principles and (y) subject to the Accounting Principles, including only those trial balance and general ledger account codes set forth in the Sample Calculation (and with the exclusions and adjustments set forth therein). Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include (i) any amounts consisting of (A) income Tax assets or deferred Tax assets, or (B) income Tax liabilities or deferred Tax liabilities, or (ii) Cash and Cash Equivalents, Transaction Expenses or Indebtedness.
“Net Working Capital Adjustment” means (i) the amount by which Net Working Capital exceeds Target Net Working Capital or (ii) the amount by which Net Working Capital is less than Target Net Working Capital, in each case, if applicable; provided that in the event Net Working Capital is less than Target Net Working Capital, the amount of such difference shall be expressed as a negative number.
“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.
“Open Source Material” means any Software, documentation or other material that contains or is derived in any manner (in whole or in part) from any software, code or libraries that are distributed as free software or as open source software or any licensing or distribution model meeting the definition of “Open Source” promulgated by the Open Source Initiative (available online at http://opensource.org/osd), including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License, or any other license approved by the Open Source Initiative as set forth on www.opensource.org/licenses/alphabetical, and any similar license or distribution model.
“Permitted Liens” means (i) mechanics’, materialmen’s, landlords’, carriers’, workers’, construction, contractors’, repairers’ and other similar Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith (and for which adequate accruals or reserves have been established on the Financial Statements); (ii) Liens for Taxes, assessments or other governmental charges not delinquent as of the Closing Date or that are being contested in good faith (and for which adequate accruals or reserves have been established on the Financial Statements); (iii) zoning, building codes, entitlement and other land use Laws and Environmental Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated in any material respect by the current use or occupancy of such real property or the operation of the businesses of the Group Companies or any violation of which would not reasonably be expected to be material to the Group Companies, taken as a whole; (iv) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sub-lessor under any license or lease agreement or secured by a lessor’s or sub-lessor’s interest under a finance or operating lease or sublease; (v) Liens arising in the ordinary course of business in favor of landlords in respect of Leased Real Property encumbering personal property of the Group Companies to secure rent; (vi) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business; and (vii) Liens set forth on Schedule 1.1(c) or reserved for in the Financial Statements.
“Person” means an individual, partnership, corporation, company, limited liability company, limited partnership, limited liability partnership, joint stock company, unincorporated organization or association, trust, estate, proprietorship, joint venture, association, organization, or other similar entity, whether or not a legal entity.
“Personal Data” means any information that, alone or in combination with other information collected or held by any Group Company, identifies or could reasonably be used to identify a natural person or household, and (ii) any other information that qualifies as “personal data,” “personally identifiable information,” “individually identifiable health information,” or “personal information” under applicable Privacy Laws.
“PPP Lender” means (i) with respect to SBA Loan # 44035572-05, dated April 27, 2020, Pacific Premier Bank and (ii) PPP Second Draw Loan, No. 4197128308, dated January 24, 2021, Titan Bank..
“PPP Loan” means, as applicable, the small business loan under the federal Paycheck Protection Program as provided in Section 7(a) of the Small Business Act of 1953, as amended by the CARES Act, made by the PPP Lender to GEOST, which (i) loan was disbursed on or about April 27, 2020 and has been assigned the SBA Loan Number of 44035572-05 and (ii) loan was disbursed on or about January 24, 2021 and has been assigned the SBA Loan Number of 4197128308.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Pre-Closing Taxes” means the amount, which shall not be less than zero in any jurisdiction, of any accrued but unpaid income Taxes of the Group Companies for any Pre-Closing Tax Period (including Taxes resulting from the Pre-Closing Restructuring) ending after December 31, 2023, calculated (A) in accordance with past practice of the Group Companies except as otherwise set forth in the express terms of this Agreement or required by Law, (B) solely for jurisdictions in which (i) the Group Companies filed Tax Returns in the immediately preceding taxable period or (ii) the Group Companies commenced business operations in the current or immediately preceding taxable period, (C) as if the taxable years of the Group Companies ended at the end of the day on the Closing Date (in accordance with Section 6.3(b)), (D) by including (i) items of taxable income or gain of the Group Companies deferred to a taxable period ending after the Closing Date that result from adjustments under Section 481 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law) in a taxable period ending before the Closing, net of (ii) items of Section 174 deduction of the Group Companies (or any corresponding or similar provisions of state, local, or non-U.S. Law) resulting from, attributable to or arising in connection with the act or event giving rise to an adjustment under Section 481 of the Code (provided that (i) and (ii) together shall not be less than zero in any jurisdiction), or (iii) items of taxable income or gain of the Group Companies resulting from any deferred revenue received on or before the Closing Date to the extent such deferred revenue has not previously been included in taxable income by the Group Companies, (F) by including any Taxes deferred pursuant to Section 965(h) of the Code, (F) by taking into account all Transaction Deductions, (G) by taking into account estimated payments or other prepayments of income Taxes (or overpayments that can be applied as estimated payments or prepayments of income Taxes), (H) by excluding deferred Tax liabilities and any liabilities in respect of uncertain or contingent Tax positions for which adequate reserves have been established, and (H) by using values of Ophir and Trident, respectively, to the extent supported by a third-party valuation from CBIZ or another reputable appraiser engaged by Seller or its Affiliates..
“Preferred Bidder Status” means a small business, small disadvantaged business, HUB-Zone small business, veteran-owned small business, service-disabled veteran-owned small business, woman-owned small business, woman-owned business, minority-owned business, mentor, protégé, or for any other preferential status conferred by any federal or state government entity for purposes of bidding on Government Contracts.
“Principal Market” means The Nasdaq Capital Market (or any nationally recognized successor thereto) or any other tier of The Nasdaq Stock Market that the Buyer Stock is then listed or, solely in the event that after the date of this Agreement Buyer Stock becomes listed or traded on the New York Stock Exchange (or any nationally recognized successor thereto).

“Privacy Laws” means all applicable Laws governing the privacy, data protection, or security of Personal Data, including, as applicable, the Fair Credit Reporting Act, the General Data Protection Regulation (2016/679), the California Consumer Privacy Act and all U.S. state privacy laws, the Illinois Biometric Information Protection Act and all other Laws governing the collection or processing of biometric information, the CAN-SPAM Act, the U.S. Telephone Consumer Protection Act, the California Invasion of Privacy Act and other laws concerning communications recording and/or interception and all laws governing data security requirements and data breach notification and all such Laws in all applicable jurisdictions.
“Qualified Revenue” means, with respect to the applicable Measurement Period, the total gross revenue of the Buyer and its Subsidiaries (including the Group Companies) for such Measurement Period from the sale of Company Products, as determined in accordance with GAAP, but subject to such adjustments as set forth in Schedule 1.1(d).
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping, abandonment, leaching, migrating or disposing into or through the indoor or outdoor environment.
“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) and other representatives.
“R&W Insurance Policy” means that certain representations and warranties insurance policy issued by AXA XL Mergers and Acquisitions Insurance Group for the benefit of Buyer in connection with the Transactions.
“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Syria and the Crimea, so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any individual or entity located, organized or ordinarily resident in a Sanctioned Country; (iii) any Governmental Entity of any Sanctioned Country or of Venezuela; and (iv) any entity that is subject to sanctions or restrictions under Sanctions Laws or Ex-Im Laws because it is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i) – (iii).
“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including such Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the European Union or any member state thereof, the United Kingdom or the United Nations Security Council.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” shall mean the United States Securities and Exchange Commission.
“Second Measurement Period” means the period commencing on January 1, 2027, and ending on December 31, 2027.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Seller Party” means, collectively, Seller and the direct and indirect former, current or future equityholders, controlling Persons, directors, officers, employees, Representatives, agents, Affiliates, members, managers or general or limited partners of Seller, or any former, current or future equityholder, controlling Person, director, officer, employee, Representative, agent, Affiliate, member, manager, or general or limited partner of any of the foregoing (excluding, for the avoidance of doubt, on and following the Closing, the Group Companies).
“Software” means any computer program, operating system, database, applications system, application programming interface, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, know-how, operating procedures, methods and all other Technology embodied with the foregoing, tools, developers’ kits, utilities, developers’ notes, technical manuals, user manuals and other documentation thereof, including comments and annotations related thereto, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.
“Standard Software” shall mean non-customized Software that is licensed to any Group Company pursuant to a nonexclusive, internal use license, that is generally available on (and actually licensed under) standard, non-negotiated terms, that is not incorporated in, embedded in, or distributed or made available with any Company Product or not further resold or redistributed by any Group Company, and that involves annual payments by any Group Company of $250,000 or less.
“Stock Consideration” means a number of shares of Buyer Stock, equal to the quotient of (i) the Stock Consideration Value, divided by (ii) the Buyer Stock Price, rounded down to the nearest whole share.
“Stock Consideration Value” means an amount equal to (i) the Base Stock Consideration, minus (ii) the amount of Closing Date Indebtedness (excluding Closing Date Payoff Indebtedness), minus (iv) the amount of Unpaid Transaction Expenses (excluding Closing Date Payoff Transaction Expenses), plus (v) the Net Working Capital Adjustment (which may be a negative number).
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Target Net Working Capital” means $10,000,000.
“Tax” means any U.S. federal, state, local and non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, severance, stamp, occupation, customs, duties, “Pass-Through Entity” (PTE), real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding tax imposed by any Taxing Authority, in each case, together with any and all interest and penalties imposed with respect thereto and including any penalty with respect to a failure to file a Tax Return.
“Tax Return” means any return, declaration, report, claim for refund, or information return filed with a Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means a Governmental Entity responsible for exercising tax regulatory authority.
“Technology” means all tangible forms and embodiments of Intellectual Property Rights, including know-how, trade secrets and other proprietary information contained with, protecting, covering or relating to mask sets, wafers, products, development tools, algorithms, models, APIs, databases, data collections, Internet web sites, web content and links, diagrams, inventions, methods and processes (whether or not patentable), assembly designs, assembly methods, network configurations and architectures, proprietary information, protocols, layout rules, schematics, packaging and other specifications, Software (in any form, including source code, executable code, firmware, hardware configuration data, Verilog files, RTL code, Gerber files and GDSII files), concepts, techniques, test methods, interfaces, verification tools, technical documentation (including instruction manuals, samples, studies and summaries), annotations, comments, files, records, designs, bills of material, build instructions, test automation, test reports, performance data, optical quality data, routines, formulae, layout designs, topographies, blocks, libraries, circuit designs, test vectors, IP cores, net lists, emulation and simulation tools and reports, lab notebooks, invention disclosures, discoveries, improvements, prototypes, samples, studies, process flow, process module data, yield data, reliability data, engineering data, test results and all other forms of technical information and technology.

“Trading Day” means a day on which shares of Buyer Stock are traded on the Principal Market.
“Transaction Consideration” means the sum of (i) the Cash Consideration and (ii) the Stock Consideration Value.
“Transaction Deductions” means any amount that is deductible by the Group Companies for Tax purposes at an at least a “more likely than not” standard arising in connection with the Transactions, including (i) any change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable to any current or former employee, consultant, independent contractor, officer, or director in connection with the Transaction, including the employer portion of payroll Taxes arising therefrom, (ii) any and all amounts paid or payable arising in connection with the retirement or repayment of any debt or Indebtedness and the write-off or acceleration of the amortization of deferred financing costs, (iii) any and all other payments paid or payable by any of the Group Companies in connection with or related to the Transactions, including the Transaction Expenses and expenses included in the computation of Indebtedness or Net Working Capital, and (iv) any other deductible payments not otherwise described in clauses (i) through (iii) of this definition borne by the Group Companies. The Parties agree that seventy percent (70%) of any success-based fees within the meaning of Treasury Regulations section 1.263(a)-5(f) shall be deductible under Rev. Proc. 2011-29 and shall be a Transaction Deduction.
“Transaction Expenses” means, without duplication, the aggregate amount of all fees, costs and expenses due and payable or incurred, by any of the Group Companies as a result of or related to the Transactions and payable by any of the Group Companies, including (i) all fees and expenses of counsel, accountants, investment bankers, advisors, experts and consultants, (ii) any success, stay, retention, change of control or transaction bonus or severance payable to any employee, officer or director of any Group Company solely as a result of the consummation of the Transactions, which in any event will include the retention bonuses set forth on Schedule 1.1(e), (iii) any payments required to be made by any of the Group Companies pursuant to or upon the termination of the Monitoring Agreement, (iv) 50% of the R&W Insurance Policy Expenses, (v) any amounts payable by the Company in connection with obtaining the “tail” policy pursuant to and in accordance with Section 6.6(b) (the “Tail Policy Expenses”) less 50% of such Tail Policy Expenses up to a maximum of $50,000, and (vi) all fees and expenses incurred in taking the actions required pursuant to Section 6.19.
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents, including the Pre-Closing Restructuring.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.
“Trident Change of Control” means the occurrence of any one or more of the following events: (i) the consummation of a merger or consolidation of Trident with any other entity, other than a merger or consolidation in which voting securities of Trident held by Seller or a Person controlled by Seller outstanding immediately prior thereto continue to represent more than 50 percent of the total voting power of Trident or such surviving entity immediately after such merger or consolidation; (ii) the acquisition of more than 50 percent of Trident’s outstanding capital stock by a single person, entity or group or Persons or entities acting in concert, in each case, who is not a Person controlled by Seller; or (iii) the sale or transfer of all or substantially all of the assets of Trident to a Person who is not controlled by Seller. For the avoidance of doubt, a Trident Change in Control shall not include an initial public offering of Trident or other capital raising transaction.
“Unpaid Transaction Expenses” means the aggregate amount of Transaction Expenses incurred and unpaid, whether payable prior to, at or after the Closing, as of immediately prior to the Closing; provided, that, for the avoidance of doubt, 50% of the R&W Insurance Policy Expenses shall be included in Unpaid Transaction Expenses, whether or not any of the R&W Insurance Policy Expenses have been paid or unpaid by Buyer.
“Willful Breach” means a material breach of a covenant or agreement set forth in this Agreement that is a consequence of an act or failure to act by the breaching party with knowledge that the taking of such act or failure to act would, or would reasonably be expected to, cause or constitute a material breach of such covenant or agreement.
Section 1.2Defined Terms. Each term set forth in the table below is defined in the section of the Agreement set forth opposite such term:

Defined Term	Section Reference
Accounting Firm	Section 2.3(c)(ii)
Acquisition Proposal	Section 6.7
Agreement	Preamble
Agreement Proceedings	Section 11.3
AI Inputs	Section 3.12(q)
AI Output	Section 3.12(q)
AI Technologies	Section 3.12(q)
Anti-Corruption Laws	Section 3.21(a)
Buyer	Preamble
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Common Stock	Section 3.2(a)
Company Shares	Recitals
Contingent Workers	Section 3.14(b)
Continuing Employees	Section 6.11(a)
Contributor	Section 3.12(g)Section 3.12(f)
CSA	Section 3.23(p)

Defined Term	Section Reference
Data	Section 3.12(q)
DCSA	Section 3.23(p)
Deal Communications	Section 11.19(b)
Dispute Notice	Section 2.3(c)(ii)
Earned Earnout Amount	Section 2.4(c)
Earnout Dispute	Section 2.4(f)(ii)
Earnout Dispute Notice	Section 2.4(f)(ii)
Earnout Dispute Period	Section 2.4(f)(ii)
Earnout Payment	Section 2.4
Earnout Statement	Section 2.4(e)
Enforceability Exceptions	Section 3.2(e)
Estimated Cash Consideration	Section 2.3(a)
Estimated Closing Statement	Section 2.3(a)
Estimated Earnout Payment	Section 2.4(e)
Estimated Transaction Consideration	Section 2.3(a)
Final Earnout Amount	Section 2.4(g)(v)
Final Earnout Amounts	Section 2.4(g)(v)
Financial Statements	Section 3.4(a)
GEOST	Recitals
Group Company IP Rights	Section 3.12(a)
Group Company Owned IP	Section 3.12(a)
Group Company Registered IP	Section 3.12(b)
Holdings	Recitals
Indemnified Persons	Section 6.6(a)
Information Security Reviews	Section 3.13(d)
Insurance Policies	Section 3.15
Intended Tax Treatment	Section 6.3(d)
Intermediate Holdings	Recitals
IT Systems	Section 3.12(l)
Latest Balance Sheet Date	Section 3.4(a)
Leased Real Property	Section 3.18(a)
Malicious Code	Section 3.12(k)
Material Contracts	Section 3.6(a)
Material Customers	Section 3.20(a)
Material Permit	Section 3.9(a)
Material Suppliers	Section 3.20(b)
Maximum Earnout Amount	Section 2.4(d)
New Plans	Section 6.11(b)
Party or Parties	Preamble
Payoff Letters	Section 6.17(a)

Defined Term	Section Reference
Per Diem Taxes	Section 6.3(a)
Pre-Closing Provisions	Section 9.2
Pre-Closing Restructuring	Recitals
Privileged Deal Communications	Section 11.19(b)
Pro Supp	Section 6.16(a)
Proposed Closing Date Calculations	Section 2.3(c)(i)
Purchase Price	Section 2.1(b)
Real Property Lease	Section 3.18(a)
Registrable Securities	Section 6.16(a)
Related Party	Section 3.19
Remedial Action	Section 6.5(b)
Rule 144	Section 6.16(a)
S-3 Registration Statement	Section 6.16(a)
R&D Sponsor	Section 3.12(g)
R&W Insurance Policy Expenses	0
Section 280G	Section 6.10
Section 280G Payments	Section 6.10
Securities Act	Section 5.10
Security Incidents	Section 3.13(c)
Seller	Preamble
Seller Non-Party Affiliate	Section 11.18(a)
Seller Releasers	Section 9.3
Selling Securityholder	Section 6.16(a)
Straddle Period	Section 6.3(b)
Suspension Event	Section 6.16(c)
Tail Policy	Section 6.6(b)
Termination Date	Section 8.1(d)
Training Data	Section 3.12(q)
Transaction Expenses Invoices	Section 6.17(b)
WKSI	Section 6.16(e)(ii)
Article 2
PURCHASE AND SALE OF THE COMPANY SHARES
Section 2.1Purchase and Sale.
(a)At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of the Company Shares.
(b)The aggregate consideration payable by Buyer for the purchase of the Company Shares contemplated by this Section 2.1 will be (i) an amount in cash equal to the

Estimated Cash Consideration to be paid in accordance with Section 2.3(b)(i), subject to adjustment following the Closing in accordance with Section 2.3(d), and (ii) an amount in Buyer Stock equal to the Stock Consideration Value, by way of issuance of the Stock Consideration in accordance with Section 2.3(b)(iii), subject to adjustment following the Closing in accordance with Section 2.3(d), and (iii) the Earnout Payments (if any), as calculated and paid pursuant to Section 2.4 (items (i) through (iii), together, the “Purchase Price”).
Section 2.2Closing Date. The closing of the Transactions (the “Closing”) shall take place on the third (3rd) Business Day after satisfaction (or, to the extent permitted by applicable Law, waiver) of all of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), remotely through the electronic exchange of documents and consideration required to be delivered at the Closing, unless another time, date or place is agreed to in writing by Buyer and Seller. The “Closing Date” shall be the date on which the Closing is actually consummated.
Section 2.3Consideration.
(a)Estimated Transaction Consideration. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a document (the “Estimated Closing Statement”), consisting of the Company’s good-faith estimate of (A) the amount of Cash and Cash Equivalents, (B) the amount of Closing Date Indebtedness, including the amount of Closing Date Payoff Indebtedness, (C) the amount of Unpaid Transaction Expenses, (D) the Net Working Capital Adjustment, (E) the Cash Consideration (the “Estimated Cash Consideration”) and (F) the Stock Consideration Value (together with the Estimated Cash Consideration, the “Estimated Transaction Consideration”), in each case, including reasonably detailed calculations of the components thereof and in a manner consistent with the definitions set forth herein and determined in accordance with the Accounting Principles. On the Trading Day immediately prior to the Closing Date, the Company shall deliver to Buyer a supplement to the Estimated Closing Statement setting forth (x) the Buyer Stock Price, (y) the number of shares of Buyer Stock to be issued to Seller as the Stock Consideration and (z) the amount, if any, to be paid pursuant to Section 2.5(a), in each case, including reasonably detailed calculations of the components thereof. Seller shall provide Buyer with a reasonable opportunity to discuss with the Seller any aspect of the Estimated Closing Statement prior to the Closing and Seller will consider in good faith (but will not be obligated to incorporate, absent manifest error) any comments thereon provided by Buyer. For the avoidance of doubt, in the event of any dispute or controversy with respect to the Estimated Closing Statement or the calculation of the Estimated Transaction Consideration (or any component thereof) set forth therein, the Closing shall not be delayed and the Estimated Transaction Consideration delivered by the Company in the Estimated Closing Statement shall control for purposes of any payments or stock issuances to be made at the Closing and Buyer shall nevertheless be required to consummate the Closing in accordance with this Agreement, it being understood and agreed that this sentence shall be without prejudice to the rights of any Party to dispute the final calculation of the Transaction Consideration (or any component thereof) following the Closing as contemplated by Section 2.3(c) and Section 2.3(d).
(b)Closing Payments. At the Closing, Buyer shall:
(i)pay, or cause to be paid, in cash by wire transfer of immediately available funds, an amount to Seller equal to the sum of: (A) the Estimated Cash Consideration and (B) the amount, if any, to be paid to Seller in lieu of any fractional shares of the Stock Consideration in accordance with Section 2.5, in each case, in accordance with wire transfer instructions provided to Buyer by Seller three (3) Business Days prior to the Closing Date;

(ii)on behalf of the Company and Seller (as applicable), pay, or cause to be paid, in cash by wire transfer of immediately available funds, (A) subject to delivery of the Payoff Letters, an amount to each counterparty or holder of the Closing Date Payoff Indebtedness set forth therein and (B) subject to delivery of the Transaction Expenses Invoices, the Unpaid Transaction Expenses, in each case, in the amounts set forth on the Estimated Closing Statement and pursuant to the applicable wire instructions provided to Buyer by Seller two (2) Business Days prior to the Closing Date; and
(iii)issue, or cause to be issued, the Stock Consideration to Seller, in book entry form with Buyer’s transfer agent for Buyer Stock.
(c)Determination of Final Transaction Consideration.
(i)As soon as practicable, but no later than 120 days after the Closing Date, Buyer shall prepare and deliver to Seller a document consisting of Buyer’s good faith proposed calculation of (A) the amount of Cash and Cash Equivalents, (B) the amount of Closing Date Indebtedness, including the amount of Closing Date Payoff Indebtedness, (C) the amount of Unpaid Transaction Expenses, (D) the Net Working Capital Adjustment, (E) the Cash Consideration and (F) the Stock Consideration Value (which calculations shall collectively be referred to herein as the “Proposed Closing Date Calculations”), in each case, including reasonably detailed calculations of the components thereof and in a manner consistent with the definitions set forth herein and determined in accordance with the Accounting Principles. The Proposed Closing Date Calculations (and the calculation of any components thereof) do not permit the introduction of methods, practices, principles, policies, procedures, classifications, judgments, valuation or estimation methodologies (including with respect to the calculation of reserves and accruals) different than the Accounting Principles. Notwithstanding anything in this Agreement to the contrary, if Buyer fails to timely deliver the Proposed Closing Date Calculations in accordance with the foregoing, then, at the election of Seller in its sole discretion, the Actual Adjustment shall be deemed to equal zero.
(ii)If Seller does not give written notice of any dispute (a “Dispute Notice”) to Buyer within sixty (60) days of receiving the Proposed Closing Date Calculations, the Parties agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Cash and Cash Equivalents, Closing Date Indebtedness, Unpaid Transaction Expenses, Net Working Capital Adjustment and Transaction Consideration, in each case, for purposes of determining the Actual Adjustment. Prior to the end of such sixty (60)-day period, Seller may accept the Proposed Closing Date Calculations (or any portion or component thereof) by delivering written notice to that effect to Buyer, in which case the Transaction Consideration (or such portion or component thereof, as applicable) will be deemed finally determined when such notice is delivered. If Seller delivers a Dispute Notice to Buyer within such sixty (60)-day period, Buyer and Seller shall discuss in good faith a resolution to the dispute during the thirty (30)-day period commencing on the date Seller delivers the Dispute Notice to Buyer. Any disputed item resolved in writing between Buyer and Seller during such thirty (30)-day period shall be final and binding with respect to such item. Buyer and Seller acknowledge and agree that the Federal Rules of Evidence Rule 408 (and any applicable similar state rule) shall apply to any such negotiations and communications by or on behalf of Buyer and Seller during such thirty (30)-day period or any extension thereof agreed by Buyer and Seller. If Buyer and Seller do not agree upon a final resolution with respect to any disputed items within such thirty (30)-day period, then the remaining items in dispute shall be submitted promptly to Grant Thornton LLP or, if such firm declines to be retained to resolve the dispute, another nationally recognized, independent accounting firm with an active practice area focused on post-mergers and acquisition purchase price dispute resolution reasonably acceptable to Buyer and Seller (in either case, the “Accounting Firm”). Any item not specifically submitted to the Accounting Firm for evaluation shall be deemed final and binding on Buyer and Seller (as set forth in the Proposed

Closing Date Calculations, the Dispute Notice or as otherwise resolved in writing by Buyer and Seller). In resolving the items in dispute, Buyer and Seller agree that the scope of disputes to be resolved by the Accounting Firm, acting as an expert and not an arbitrator, shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the applicable terms and definitions in this Agreement, including the Accounting Principles, as applicable, and the Accounting Firm is not permitted to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates included in the Estimated Transaction Consideration are correct, adequate or sufficient. The Accounting Firm shall be requested to render a determination of each disputed item submitted to it within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (A) the definitions and other applicable provisions of this Agreement, (B) a single written presentation (which presentations shall be limited to the remaining items in dispute set forth in the Dispute Notice and not otherwise resolved by Buyer and Seller in writing) submitted by each of Buyer and Seller to the Accounting Firm within fifteen (15) days after the engagement thereof (which presentations the Accounting Firm shall contemporaneously forward to Buyer or Seller, as applicable) and (C) one written response by Buyer and Seller, respectively, to the written presentation of the other submitted to the Accounting Firm as contemplated by the foregoing clause (B), which written response shall be submitted to the Accounting Firm within 10 Business Days after receipt of such presentation (which responses the Accounting Firm shall contemporaneously forward to Buyer or Seller, as applicable), and not on independent review (it being understood that except as contemplated by this sentence, no discovery nor any arbitration hearing will, in either case, be conducted by the Accounting Firm), which such determination shall be conclusive and binding on the Parties, absent manifest error. All communications with the Accounting Firm must include at least one representative of each of Buyer and Seller, and no Party shall be permitted to communicate with the Accounting Firm other than as expressly set forth herein. The terms of appointment and engagement of the Accounting Firm shall be consistent with this Section 2.3(c)(ii) and otherwise as reasonably agreed upon between Buyer and Seller, and any associated engagement fees shall be initially borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller; provided, that such fees shall ultimately be borne by Buyer and Seller in the same proportion as the aggregate amount of the disputed items that are unsuccessfully disputed by each such Party (as determined by the Accounting Firm) bears to the total amount of the disputed items submitted to the Accounting Firm. Except as provided in the immediately preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute in connection with the matters contemplated by this Section 2.3(c), whether before the Accounting Firm or otherwise, shall be borne by the Party incurring such cost and expense. The Accounting Firm shall resolve each disputed item submitted to it by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the written presentations delivered to the Accounting Firm by Buyer and Seller pursuant to this Section 2.3(c)(ii). The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.3(c)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Cash and Cash Equivalents, Closing Date Indebtedness, Unpaid Transaction Expenses, Net Working Capital Adjustment, Cash Consideration and Stock Consideration Value, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).
(iii)Following the Closing, Buyer shall, and shall cause the Group Companies, and their respective officers, employees, consultants, accountants and agents to (A) cooperate fully with Seller and its accountants and other representatives in connection with their review or preparation (as applicable) of the Proposed Closing Date Calculations and/or the Dispute Notice (including by providing reasonable access to the employees of Buyer and the Group Companies who are knowledgeable about the information contained in, and the preparation of, the Proposed Closing Date Calculations) and (B) provide any books, records and other information reasonably requested by Seller and its accountants or other representatives in connection therewith or in connection with resolving any disputed item in the Dispute Notice, in each case, until a final and binding determination has been issued by the Accounting Firm. Seller shall make available to the Accounting Firm such individuals and such information, books, records and work papers, as may be reasonably required by the Accounting Firm to fulfill its obligations under this Section 2.3(c). The rights of the Parties under this Agreement shall not be prejudiced by the failure of each such other Party to comply with this Section 2.3(c)(iii). Following the Closing, Seller shall, and shall cause its officers, employees, consultants, accountants and agents to (A) cooperate fully with Buyer and its accountants and other representatives in connection with their review of the Dispute Notice (including by providing reasonable access to the employees of Seller who are knowledgeable about the information contained in, and the preparation of, the Dispute Notice) and (B) provide any information reasonably requested by Buyer and its accountants or other representatives in connection therewith or in connection with resolving any disputed item in the Dispute Notice, in each case, until a final and binding determination has been issued by the Accounting Firm. The external accountants of Buyer or Seller shall not be obligated to make any working papers available to the Accounting Firm unless and until the Accounting Firm has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.
(iv)The Parties agree that the procedures set forth in this Section 2.3(c) for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit Buyer or Seller from instituting an Action to enforce any final determination of the Transaction Consideration by the Accounting Firm pursuant to Section 2.3(c)(ii) or to compel any Party to submit any dispute arising in connection with this Section 2.3 to the Accounting Firm pursuant to and in accordance with the terms and conditions of this Section 2.3(c), in each case, in any court or other tribunal of competent jurisdiction in accordance with Section 11.14. The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent manifest error. It is the intent of the Parties to have any final determination of the Transaction Consideration by the Accounting Firm proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by the written agreement of Buyer and Seller and the Parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.3(c).
(d)Adjustment to Estimated Transaction Consideration.
(i)If the Actual Adjustment is a positive amount, Buyer shall pay, or shall cause the Company to pay, to Seller an amount equal to such positive amount by wire transfer of immediately available funds within 5 Business Days after the date on which the Transaction Consideration is finally determined pursuant to this Section 2.3 in accordance with wire instructions provided by Seller.
(ii)If the Actual Adjustment is a negative amount, Seller shall pay, or cause to be paid, to Buyer an amount equal to the absolute value of such negative amount by wire transfer of immediately available funds within 5 Business Days after the date on which the Transaction Consideration is finally determined pursuant to this Section 2.3 in accordance with wire instructions provided by Seller or pursuant to the Escrow Agreement, if applicable.
(iii)Upon a Trident Change of Control that occurs before the final determination of the Actual Adjustment, Seller shall pay, or cause to be paid, in cash by wire transfer of immediately available funds, $1,000,000 into an escrow account (the “Adjustment

Escrow Account”), and Buyer and Seller shall enter into an escrow agreement in a form reasonably agreed to by Buyer and Seller (the “Escrow Agreement”) to establish such Adjustment Escrow Account as partial security for Seller’s obligations pursuant to Section 2.3(d), if any, which Escrow Agreement shall be (x) entered into on the closing date of the Trident Change of Control and (y) entered into with Citibank, N.A. acting as the escrow agent under the Escrow Agreement.
Section 2.4Earnout Payments. Subject to the terms and conditions of this Agreement, and at such times as provided in Section 2.4(g), Buyer will pay, or cause to be paid, to Seller as additional consideration for the Company Shares, by wire transfer of immediately available funds to the bank account designated in writing by Seller, one or more additional payments, as follows (any such amounts that are payable, each an “Earnout Payment”):
(a)Earnout Payment for the First Measurement Period.
(i)If Qualified Revenue for the First Measurement Period is [***].
(ii)If Qualified Revenue for the First Measurement Period is [***].
(b)Earnout Payment for the Second Measurement Period.
(i)If Qualified Revenue for the Second Measurement Period is [***].
(ii)If Qualified Revenue for the Second Measurement Period is [***].
(c)Earnout Catch-Up. [***]
(d)Maximum Earnout Amount. The aggregate amount of the Earnout Payments with respect to the First Measurement Period and Second Measurement Period shall not exceed $50,000,000 (the “Maximum Earnout Amount”).
(e)Earnout Statement. With respect to each Measurement Period, Buyer will prepare and deliver to Seller, no later than 90 calendar days following the expiration of each Measurement Period, a statement (each, an “Earnout Statement”) setting forth in reasonable detail Buyer’s good faith proposed calculation, together with reasonable supporting documentation, of Qualified Revenue for the applicable Measurement Period and the Earnout Payments derived therefrom (each, an “Estimated Earnout Payment”).
(f)Review and Dispute Resolutions.
(i)Following the delivery of each Earnout Statement, Buyer shall, and shall cause the Group Companies, their respective Subsidiaries and their respective officers, employees, consultants, accountants and agents to, (i) cooperate in all reasonable respects with Seller and its accountants and other Representatives in connection with their review of each Earnout Statement and/or preparation of any Earnout Dispute Notice (including by providing reasonable access to the employees of Buyer and the Group Companies who are knowledgeable about the information contained in, and the preparation of, any Earnout Statement as Seller may reasonably request) and (ii) provide any books, records and other information reasonably requested by Seller and its accountants and other Representatives in connection therewith, in each case, until a final and binding determination has been issued by the Accounting Firm.
(ii)If Seller has any objections to any Earnout Statement, Seller shall deliver to Buyer, within sixty (60) days after the date Buyer delivered the applicable Earnout Statement (the “Earnout Dispute Period”), a written notice describing its objection thereto (an

“Earnout Dispute”), together with reasonable supporting calculations (such notice, “Earnout Dispute Notice”), which notice shall also contain Seller’s proposed alternative calculation of (i) Qualified Revenue for the applicable Measurement Period and (ii) the resulting Earnout Payments for such Measurement Period. From and after the delivery of an Earnout Dispute Notice until the applicable Earnout Amount is finally determined pursuant to this Section 2.4(f). Seller shall, and shall cause its respective officers, employees, consultants, accountants and agents to, (i) cooperate in all reasonable respects with Buyer and its accountants and other Representatives in connection with their review of each Earnout Dispute Notice (including by providing reasonable access to the employees of Seller who are knowledgeable about the information contained in, and the preparation of, any Earnout Dispute Notice as Buyer may reasonably request and (ii) provide any information reasonably requested by Buyer and its accountants and other Representatives in connection therewith, in each case, until a final and binding determination has been issued by the Accounting Firm. If Seller does not deliver an Earnout Dispute Notice within the Earnout Dispute Period, then the calculation of the Estimated Earnout Payment in the applicable Earnout Statement shall be deemed to have been accepted and agreed to by Seller and shall be final and binding upon the Parties.
(iii)If, with respect to any Measurement Period, Seller delivers an Earnout Dispute Notice within the applicable Earnout Dispute Period, then Seller and Buyer will negotiate in good faith to resolve any Earnout Disputes. If, after a period of thirty (30) days following the date on which an Earnout Dispute Notice is delivered to Buyer, Buyer and Seller have not resolved all Earnout Disputes, then either Buyer or Seller will be entitled to submit any unresolved Earnout Dispute(s) to the Accounting Firm to make the final determination with respect to such unresolved Earnout Dispute(s) in the manner provided in Section 2.3(c)(ii) mutatis mutandis; provided, that Buyer and Seller shall instruct the Accounting Firm to resolve the Earnout Dispute(s) utilizing the relevant terms and provisions set forth in this Agreement.
(g)Payment of Earnout Payment.
(i)Subject to the rights of set-off in this Agreement, within 10 Business Days of the determination of a Final Earnout Amount in accordance with Section 2.4(e), Buyer will pay, or cause to be paid, to Seller, by wire transfer of immediately available funds to the bank account designated in writing by Seller, the Estimated Earnout Payments (if any) for such Measurement Period.
(ii)Subject to the rights of set-off in this Agreement, within 10 Business Days after the final determination of any Earnout Dispute in accordance with Section 2.4(f), Buyer will pay, or cause to be paid, to Seller, by wire transfer of immediately available funds to the bank account designated in writing by Seller, the Earnout Payments for such Measurement Period as finally determined pursuant to Section 2.4(f), if any, and after netting out any Estimated Earnout Payment previously paid to Seller in respect of such Measurement Period pursuant to Section 2.4(g)(i).
(iii)No interest shall accrue on the unpaid portion of any Earnout Payment during the pendency of any dispute (pursuant to this Section 2.4 or otherwise) as to the correct amount. Calculations of the components of Earnout Payments shall be made in accordance with GAAP, subject to the express qualifications and limitations in the definitions of such terms.
(iv) Buyer shall have the right in its sole discretion to setoff any losses incurred by Buyer or its Affiliates resulting from Seller’s Fraud (as determined by the final judgment of a court of competent jurisdiction pursuant to Section 11.14) against the payment of any Earnout Payment.

(v)For purposes of this Agreement, the “Final Earnout Amount” for a particular Measurement Period means the Earnout Payments for such Measurement Period as finally determined pursuant to this Section 2.4 (collectively for all Measurement Periods, the “Final Earnout Amounts”).
(h)Following the Closing, Buyer shall have the right to operate the Group Company’s business in its sole and absolute discretion, and has no obligation to maintain or preserve any relationship with any client, customer, supplier, vendor, employee or contractor or the terms of any contract (including pricing), except that Buyer may not take any action the primary intent of which is either reducing or frustrating the ability to achieve the earn-out related milestones contemplated by this Section 2.4 or reducing the Earnout Payments; provided, however, that Buyer shall cause any successor entity that is transferred the Group Companies or its business to be similarly bound in writing to the performance obligations set forth in this Section 2.4.
(i)Following the Closing through the end of the Second Measurement Period, Buyer shall, and shall cause its Subsidiaries (including the Group Companies) to (unless otherwise consented to in writing by Seller), maintain their revenue recognition policies in accordance with GAAP.
(j)Prior to later of (x) the end of the Earnout Dispute Period for the Second Measurement Period if no Earnout Dispute is timely delivered and (y) payment of any Earnout Payments to Seller pursuant to Section 2.4(g)(ii), Buyer shall not, and shall cause the Group Companies not to, (i) sell, assign or otherwise transfer all or a majority of the Equity Securities of any of the Group Companies or (ii) undergo a change of control, by merger, stock purchase, or otherwise, unless (1) Buyer remains expressly liable for the obligations set forth in this Section 2.4, (2) the counterparty, purchaser or surviving entity (as applicable) in such transaction expressly assumes in writing the obligations of Buyer under this Agreement, including those set forth in this Section 2.4, whether by operation of law or otherwise, or (3) upon the consummation of such transaction, Buyer pays to Seller the Maximum Earnout Amount (after netting out any Earnout Payment previously paid to Seller).
Section 2.5Issuances of Stock Consideration.
(a)No Fractional Shares. No fractional shares of the Stock Consideration will be issued to Seller. In the event that Seller would otherwise receive a fractional share of Buyer Stock as part of the Stock Consideration, Buyer shall deliver to Seller in lieu of any such fractional share of Buyer Stock an amount in cash equal to the product of (i) such fraction of a share of Buyer Stock, multiplied by (ii) the Buyer Stock Price.
(b)Book Entry. The Stock Consideration to be issued pursuant to this Agreement shall be evidenced by direct book-entry registration only, without the issuance of certificates representing any such Stock Consideration.
(c)Exempted Issuance. Buyer and Seller intend that the Stock Consideration will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 4(a)(2) of the Securities Act or other applicable provisions or safe harbors thereof.
(d)Restricted Securities Legend. The Stock Consideration shall be characterized as “restricted securities” within the meaning of Rule 144 under the Securities Act, and such shares of Buyer Stock shall, until such time as the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend:

“THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT), OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ENCUMBERED OTHER THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.”
The above shall be the only restrictive legend on the Stock Consideration.
Section 2.6Characterization of Payment. Except as otherwise required by applicable Law, the Parties shall treat any payment made pursuant to Section 2.3(d) or Section 2.4(g) as an adjustment to the Purchase Price for all relevant Tax purposes.
Section 2.7Withholding. Buyer and the Company shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts as Buyer, or the Company, (or their respective agents) may be required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Law. Other than any withholding with respect to amounts treated as compensation for U.S. federal income tax purposes or required as a result of the failure to deliver an IRS Form W-9 pursuant to Section 7.2(c)(iv), prior to deducting or withholding from any amounts payable to any Person, Buyer (or, if applicable, the Company or an Affiliate) shall use commercially reasonable efforts to promptly deliver advance notice to Seller of any intended deduction or withholding and reasonably cooperate with Seller in good faith to establish any exemption from or reduction to such deduction or withholding to the extent permitted under applicable Law. To the extent that amounts payable to a recipient are so withheld by Buyer or the Company and are remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.
Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER
Except as set forth in the Disclosure Schedules, the Company and Seller each hereby represents and warrants to Buyer, as of the date of this Agreement and as of Closing Date, as follows:
Section 3.1Organization and Qualification.
(a)The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each Group Company (other than the Company) is a limited liability company, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization, as applicable. Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction (other than its respective jurisdiction of formation or organization, as applicable) in which the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. Each Group Company has the requisite corporate, limited liability or other applicable power and authority to own, operate and lease its assets and properties and to carry on its business as presently conducted.
(b)The Group Companies have made available to Buyer complete and correct copies of the Governing Documents of each Group Company, each as amended to date and all such Governing Documents are in full force and effect. No Group Company is, nor since the Look-Back Date been, in violation of the provisions of its current or past Governing Documents in any material respect.
Section 3.2Capitalization of the Group Companies.
(a)As of the date of this Agreement, the issued and outstanding Equity Securities of the Company consist of 1,000 shares of common stock (“Company Common Stock”). All of the issued and outstanding Equity Securities of the Company have been duly authorized, validly issued and are fully paid and nonassessable. The Company does not hold any treasury stock and does not otherwise own any shares of Company Common Stock. The Company Shares constitute all of the Equity Securities of the Company.
(b)Schedule 3.2(b) sets forth the name of each Group Company (other than the Company) and the ownership interest of the Company (or another Group Company) in each such Group Company. The Company (or another Group Company) is the record and beneficial owner of all of the Equity Securities of each such Group Company, in each case, as set forth on Schedule 3.2(b), and has good and valid title to such Equity Securities, free and clear of all Liens (other than Permitted Liens or Liens arising under applicable securities Laws or the Governing Documents of the Group Companies), preemptive rights and put or call rights created by Law, the Governing Documents of such Group Company, or any Contract to which any Group Company is a party or by which any of their respective assets are bound.
(c)Except as set forth on Schedule 3.2(c), there are no outstanding (i) Equity Securities of any Group Company, (ii) securities of any Group Company convertible into or exchangeable or exercisable for Equity Securities of any Group Company, (iii) subscriptions, calls, options, warrants or other rights to acquire from any Group Company and no obligations to which any Group Company is a party or is bound requiring the issuance or sale of any Equity Securities of any Group Company and (iv) equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any Group Company.
(d)Except as set forth on Schedule 3.2(d), there are no outstanding obligations of any of the Group Companies to repurchase, redeem or otherwise acquire any Equity Securities of any Group Company, and there are no irrevocable proxies or voting agreements with respect to any Equity Securities of any Group Company.
(e)Except as set forth on Schedule 3.2(e), no Group Company owns any Equity Securities in, or any interest convertible into or exchangeable or exercisable for any Equity Securities in, any Person (other than another Group Company).
Section 3.3Authority. The Company has the corporate power and authority to execute, deliver and perform this Agreement and each other Ancillary Document to be executed in connection with the Transactions by the Company and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been (and the execution and delivery of each of the Ancillary

Documents to which the Company is a party will be upon execution and delivery thereof) duly executed and delivered by the Company and constitute a valid, legal and binding agreement of the Company (assuming that this Agreement has been, and the Ancillary Documents to which the Company is a party will be, duly authorized, executed and delivered by the other Persons party thereto), in each case enforceable against the Company in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Action thereof may be brought (the “Enforceability Exceptions”).
Section 3.4Financial Statements.
(a)Attached hereto as Schedule 3.4(a) are true and complete copies of the unaudited balance sheet of GEOST as of December 31, 2022, December 31, 2023, December 31, 2024, and March 31, 2025 (the “Latest Balance Sheet Date”), and the related unaudited statement of operations for the periods then ended (such financial statements, the “Financial Statements”). Except as set forth on Schedule 3.4(a), the Financial Statements present fairly, in all material respects, the financial position of GEOST as of the dates thereof, and the results of its operations for the periods then ended in accordance with GAAP, applied on a consistent basis, subject to normal and recurring year-end adjustments and the absence of notes.
(b)All of the accounts receivable, whether billed or unbilled, of GEOST arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, and are collectible except to the extent of reserves therefor set forth in the Financial Statements or, for accounts receivable arising subsequent to the Latest Balance Sheet Date, as reflected on the Books and Records of GEOST (which accounts receivable are recorded in accordance with GAAP consistently applied). No Person has any Lien on any accounts receivable of GEOST and no request or agreement for deduction or discount has been made with respect to any accounts receivable of GEOST. Schedule 3.4(b) of Disclosure Schedules sets forth the aging of the accounts receivable of the Group Companies as of the Latest Balance Sheet Date.
(c)Each of the Company, Intermediate Holdings and Holdings has no assets or liabilities, other than its direct or indirect ownership interests in one or more of the Group Companies and the Indebtedness described on Schedule 3.4(c) that will be repaid in full at or prior to the Closing. Schedule 3.4(c) of the Disclosure Schedules sets forth a complete and correct list of each item of Closing Date Payoff Indebtedness of the Group Companies as of the date hereof and the amount of such Closing Date Payoff Indebtedness as of the close of business on the date hereof. With respect to any Indebtedness described on Schedule 3.4(c), no Group Company is in default and no payments are past due.
(d)There are no outstanding Liabilities of the Group Companies required to be reflected on a balance sheet prepared in accordance with GAAP other than: (1) liabilities reserved against or reflected in the Financial Statements; (2) liabilities disclosed on Schedule 3.4(d)(2) of the Disclosure Schedules; (3) liabilities incurred in connection with the Transactions; (4) liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date (none of which relates to any breach of Contract, tort, infringement or violation of Law); and (5) liabilities that will be taken into account in the calculation of the Transaction Consideration. No Group Company has any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act. No bankruptcy, insolvency, winding up, or similar proceedings have occurred or are pending or, to the knowledge of the Company, threatened against any Group Company or any of the Group Company’s properties or assets, and there is no basis therefor. Each Group Company is, and will be as of immediately prior to the Closing, financially solvent in accordance with GAAP.
(e)The Group Companies maintain Books and Records and a system of internal accounting controls reasonably designed to provide reasonable assurances (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management and the board of directors or managers, as applicable, of the applicable Group Company, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group Companies and (iv) that the amount recorded for assets on the books and records of the Group Companies is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(f)Since the Look-Back Date, none of the Group Companies nor, to the knowledge of the Company, any of their respective Representatives, has received or otherwise obtained any written, or to the knowledge of the Company, oral, complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Group Companies or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Group Company has engaged in fraudulent accounting or auditing practices. Since the Look-Back Date, there has been no fraud, whether or not material, involving any member of the board of directors, any manager or any officer of any Group Company or any employee of the Group Companies who has a significant role in the Group Companies’ internal control over financial reporting.

Section 3.5Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party or the consummation by the Company of the Transactions, except for (i) compliance with and filings under the Competition Laws, (ii) those the failure of which to obtain or make would not reasonably be expected to be material to the Group Companies, taken as a whole and (iii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the Transactions. None of the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the Transactions (a) conflict with or result in any breach of any provision of the Company’s Governing Documents, (b) except as set forth on Schedule 3.5(b), result (or would result, with or without notice or lapse of time, or both) in any breach or default under, or give rise to any right to consent, notice, or right of termination, cancellation, acceleration, modification or amendment under, any of the terms, conditions or provisions of any Material Contract or Material Permit, (c) violate any order, writ, injunction, decree, or Law of any Governmental Entity having jurisdiction over the Company or any of its properties or assets or (d) except as contemplated by this Agreement, result in the creation of any Lien (other than Permitted Liens) upon any of the assets of the Company, except in the case of each of the immediately preceding clause (b) through (d) above, as would not reasonably be expected to material to the Group Companies, taken as a whole.
Section 3.6Material Contracts.
(a)Schedule 3.6(a) sets forth a complete and accurate list of each Contract to which any of the Group Companies is a party or by which any of the Group Companies or any of their respective properties or assets is bound as of the date of this Agreement that is of a type described below, excluding any statement of work, sale order, purchase order or similar standard form Contract entered into in the ordinary course of business or in furtherance of a Contract otherwise set forth on Schedule 3.6(a) (collectively, the “Material Contracts”):
(i)any Contract with any Material Customer or Material Supplier for the provision of goods or services;
(ii)any Contract which by its express terms contemplates payments by or to the Group Companies in excess of $1,000,000 in any twelve (12)-month period following the date of this Agreement;
(iii)any Contract for the employment or engagement of any Business Employee or individual independent contractor providing annual base compensation in excess of $200,000 per year (other than any “at will” Contract that may be terminated by any Group Company upon thirty (30) days or less advance notice with no severance obligations);
(iv)any Contract that requires any Group Company to purchase total requirements of any product or service from a third party or contains a “take or pay” provision or that obligates any Group Company to conduct with any third party on an exclusive basis or that contains “most favored nation”, preferred pricing, or similar covenants, other than any such Contract that may be cancelled without penalty or any other ongoing obligations or liabilities (other than customary confidentiality restrictions) to any Group Company upon ninety (90) days’ or less notice;
(v)any Contract that (A) contains non-competition obligations or provisions otherwise restricting or prohibiting any Group Company from freely engaging in any line of business or geographic region or (B) grants the counterparty exclusivity or similar rights or that obligates any Group Company to purchase or otherwise obtain any product or service exclusively from a single counterparty;
(vi)any Contract pursuant to which any Group Company has incurred indebtedness for borrowed money in excess of $100,000, excluding any intercompany borrowings between or among the Group Companies and any indebtedness described on Schedule 2.3(b)(iii);
(vii)any Contract that is a collective bargaining or similar agreement entered into with a union, labor organization, works council or similar body;
(viii)any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or Person (A) entered into since the Look-Back Date by or on behalf of the any Group Company or (B) containing continuing material obligations or restrictions on any Group Company as of the date of this Agreement;
(ix)any Contract that imposes a material restriction on the solicitation of employment or hiring of any Persons by any Group Company, other than any such restrictions contained in non-disclosure agreements or agreements with suppliers or vendors that are not Material Suppliers and that are entered into in the ordinary course of business;
(x)any “single source” supply Contract pursuant to which goods or materials are supplied to, or processes for, or designs or develops for, any Group Company from a sole source, and for which no other source for such goods, services, processes, designs, or development could be procured without material cost or expense;
(xi)any Contract, that grants any right of first refusal, right of first negotiation or right of first offer with respect to any assets, rights or properties of any Group Company;
(xii)any Contract pursuant to which any material Intellectual Property Right or Technology is or has been, since the Look-Back Date, sold, assigned, licensed, or otherwise conveyed or provided to any Group Company or pursuant to which any Person has, since the Look-Back Date, agreed not to enforce any material Intellectual Property Right against any Group Company, other than Contracts for Standard Software, Contracts entered into pursuant to any Group Company’s standard form employee agreements (copies of which have been made available to Buyer) and form independent contractor agreements between any Group Company and an employee or independent contractor, and non-disclosure agreements entered in the ordinary course of business, and other Contracts in which a non-exclusive grant of license or right with respect to Intellectual Property is incidental to the primary purpose of such Contract, and Contracts entered into pursuant to the Group Company’s form Subcontract Terms and Conditions;
(xiii)Contracts pursuant to which any Intellectual Property Right or Technology is or has been, since the Look-Back Date, sold, assigned, licensed, or otherwise conveyed or provided to a third party by any Group Company, or pursuant to which any Group Company has, since the Look-Back Date, agreed not to enforce any Intellectual Property Right against any third party, other than (x) Contracts for the sale of Company Products in the ordinary course of business, and non-disclosure agreements entered in the ordinary course of business, and other Contracts in which a non-exclusive grant of license or right with respect to Intellectual Property is incidental to the primary purpose of such Contract and (y) Government Contracts pursuant to which any Group Company has provided no more than limited or restricted, non-exclusive rights to any Group Company Owned IP for governmental purposes only;

(xiv)Contracts, entered into since the Look-Back Date, that provide for the development of any Technology or Intellectual Property Rights, independently or jointly, by or for any Group Company, other than Contracts entered into (x) in the ordinary course of business or (y) pursuant to any Group Company’s standard form employee agreements (copies of which have been made available to Buyer), the Company’s standard form agreement between any Group Company and an independent contractor, and Contracts entered into pursuant to the Group Company’s form Subcontract Terms and Conditions;
(xv)any dealer, distributor, reseller, original equipment manufacturer, value added reseller, sales representative or similar Contract under which any third party is authorized to sell, license, sublicense, lease, distribute, market or take orders for any Company Product;
(xvi)any Contract that involves the sharing of profits with other Persons or the payment of royalties or referral fees to any other Person, excluding Contracts for Standard Software;
(xvii)any Contract imposing any material support, maintenance or service obligations on the part of any Group Company that has been entered into outside of the ordinary course of business; and
(xviii)any Contract or subcontract to which any university, college other educational institution or research center is a party.
(b)A true and complete copy of each Material Contract as in effect as of the date of this Agreement has been made available to Buyer. Except as set forth on Schedule 3.6(b), each Material Contract is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company and, to the knowledge of the Company, each other party thereto (assuming due authorization, execution and delivery of such Material Contract by the other party or parties thereto and subject to the Enforceability Exceptions). Except as set forth on Schedule 3.6(b), (i) no Group Company or, to the knowledge of the Company, other party thereto is in breach of any material obligation under any Material Contract and (ii) during the past twelve (12) months, no Group Company has received written notice of any default under any Material Contract that has not been cured or waived, except for defaults that would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.7Absence of Changes. Except as set forth on Schedule 3.7, (i) during the period beginning on the Latest Balance Sheet Date and ending on the date of this Agreement, there has not been any Material Adverse Effect or any damage, destruction or loss of any material property or material asset, whether or not covered by insurance, except ordinary wear and tear, and (ii) since the Latest Balance Sheet Date, each Group Company has used commercially reasonable efforts to conduct its business in the ordinary course of business in all material respects and (iii) no Group Company has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Buyer under Section 6.2.
Section 3.8Litigation. Except as set forth on Schedule 3.8, there is no, and since the Look-Back Date there has been no, Action pending or, to the knowledge of the Company, threatened by or against any Group Company or against any officer, director, employee or agent of any Group Company in his or her capacity as such, that, if determined adversely to the Group Companies, would reasonably be expected to be material to the Group Companies, taken as a whole, and to the knowledge of the Company there is no valid basis for the commencement of any such Action. Except as set forth on Schedule 3.8 (a) no Group Company is subject to any outstanding order, award, judgment, injunction or decree of any Governmental Entity that is, or which would reasonably be expected to be, material to the Group Companies, taken as a whole and (b) there is no order, award, judgment, injunction or decree of any Governmental Entity pending or threatened in writing that (i) seeks to prevent, hinder, modify, delay or challenge the Transactions or (ii) is or would reasonably be expected to be, material to the Group Companies, taken as a whole.
Section 3.9Permits; Compliance with Applicable Law.
(a)The Group Companies have obtained and hold, and are in compliance with, all material permits, licenses, approvals, certificates and other authorizations of and from all Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted (each, a “Material Permit”) that are required to be held to conduct the business of the Group Companies in compliance with applicable Law and applicable Contracts, and all such Material Permits are in full force and effect. Since the Look-Back Date of the Group Companies have received any written notice or other written communication, or to the knowledge of the Company, any oral notice or other oral communication, from any Governmental Entity regarding (i) any actual or alleged violation of applicable Law or any Material Permit or any failure to comply with any term or requirement of any Material Permit or (ii) any actual or alleged revocation, withdrawal, suspension, cancellation, termination or modification of any Material Permit.
(b)The Group Companies are, and since the Look-Back Date have been, in compliance in all material respects with all applicable Laws. There is no Action pending or threatened in writing by any Governmental Entity or any other Person with respect to any alleged violation by any Group Company of any applicable Law which, if determined adversely to the Group Companies, would reasonably be expected to be material to the Group Companies, taken as a whole. Since the Look-Back Date, no Group Company has received any written notice of any violation of any applicable Laws, except as have been resolved or would not reasonably be expected to be material to the Group Companies, taken as a whole.
(c)All materials, products and services distributed or marketed by the Group Companies have, since the Look-Back Date, made all material disclosures to users or customers required by Law, and none of such disclosures have been found by a Governmental Entity or, to the knowledge of the Company, threatened to have been made or contained in any such materials, products or services have been inaccurate, misleading or deceptive in any material respect, in each case, as required by Law.

Section 3.10Employee Benefits Matters.
(a)Schedule 3.10(a) lists all Employee Benefit Plans as of the date of this Agreement.
(b)True, complete and correct copies of the following documents, with respect to each Employee Benefit Plan, where applicable, have previously been delivered to Buyer: (i) all documents embodying or governing such Employee Benefit Plan (or for unwritten Employee Benefit Plans a written description of the material terms of such Employee Benefit Plan) and any funding medium for the Employee Benefit Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine correspondence to and from any governmental agency since the Look-Back Date.
(c)No Employee Benefit Plan is, or within the past three years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. All payments and/or contributions required to have been timely made with respect to all Employee Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Benefit Plan and applicable law. The Employee Benefit Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.
(d)Neither any Group Company nor any ERISA Affiliate has in the past six (6) years ever maintained, contributed to, or been required to contribute to (whether contingent or otherwise) (i) a Multiemployer Plan, (ii) any employee benefit plan that is or was subject to Title IV of ERISA or Section 412 of the Code, or Section 302 of ERISA, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither any Group Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full. Neither any Group Company nor any ERISA Affiliate provides or has any obligation to provide health or life insurance benefits to former employees of any Group Company other than health continuation coverage pursuant to COBRA or other applicable Law and no Group Company has ever promised to provide such post-termination benefits.
(e)Each Employee Benefit Plan is and has been established, operated, and administered in all material respects with the applicable Laws and regulations and with its terms, including without limitation ERISA, the Code, and the Affordable Care Act. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Company’s knowledge, no events have occurred since the date of such letter that would cause any Employee Benefit Plan to lose the qualified status or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.
(f)To any Group Company’s knowledge, no Group Company has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably expected to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law. With respect to each Employee Benefit Plan, (i) there are no claims pending or threatened in writing, against, by or on behalf of any Employee Benefit

Plan or the assets, fiduciaries or administrators thereof (other than routine claims for benefits in the ordinary course of business), and (ii) no nonexempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred with respect to which any Group Company could reasonably be expected to incur a material liability.
(g)No Employee Benefit Plan provides for any tax “gross-up” or similar “make-whole” payments.
(h)None of the execution, delivery or approval of this Agreement, or the consummation of the Transactions (either alone or in conjunction with any other event), will (i) result in the payment of a benefit, the increase of a benefit amount, or otherwise result in a payment of a contingent benefit or the acceleration of the payment or vesting of a benefit, in each case, pursuant to any Employee Benefit Plan or (ii) result in any limitation or restriction on the right of any Group Company or its Affiliates to adopt, amend, merge or terminate any Employee Benefit Plan or any other employee benefit plan.
Section 3.11Environmental Matters.
(a)Except as set forth on Schedule 3.11:
(i)The Group Companies are, and since the Look-Back Date have been, in compliance in all material respects with all applicable Environmental Laws;
(ii)Each Group Company holds, and is in compliance in all material respects with, all permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations necessary for the lawful conduct of their respective businesses as presently conducted under Environmental Laws;
(iii)There is no Action, order or decree pending or, to the Company’s knowledge, threatened against any Group Company that is based on or alleges liability under Environmental Laws;
(iv)No Group Company has received since the Look-Back Date (or earlier if unresolved) any written claim, notice or information request alleging that any Group Company is in violation of, or has liability (including any investigatory, corrective or remedial obligation) under, any Environmental Laws; and
(v)No Hazardous Substance has been released: (a) as a result of any Group Company’s operations; (b) at, to, on, under or from any real property currently or formerly owned, leased, or operated by any Group Company; or (c) at, to, on, under or from any real property at or to which any Group Company has disposed of, arranged for the disposal of, or transported (or arranged for the transport of) any Hazardous Substance, in the case of each of (a), (b) and (c), since the Look-Back Date and in an amount, manner, condition or concentration that has resulted, or would reasonably be expected to result, in material liability to any Group Company under Environmental Laws.

Section 3.12Intellectual Property.
(a)Except as set forth on Schedule 3.12(a), one of the Group Companies is the sole and exclusive owner of all Intellectual Property Rights and Technology owned or purported to be owned by the Group Companies (the “Group Company Owned IP”) free and clear of all Liens except for Permitted Liens and otherwise has a valid and enforceable right to use all other Intellectual Property Rights and Technology used or held for use in the operation of the business of the Group Companies as currently conducted (the “Licensed IP Rights” and together with the Group Company Owned IP, the “Group Company IP Rights”). The Group Company IP Rights constitutes all the Intellectual Property Rights and Technology necessary for the operation of the business of the Group Companies as currently conducted.
(b)Schedule 3.12(b) sets forth a complete and accurate list as of the date of this Agreement of: (i) issued patents, (ii) registered copyrights, (iii) registered trademarks, (iv) registered domain names, and (v) pending applications for any registrations of a type referred to in the immediately preceding clauses (i) through (iv), in each case owned, filed in or applied for by or on behalf of a Group Company (collectively, the “Group Company Registered IP”), and including for each item listed for clauses (i) through (iv), (A) the current owner; (B) the jurisdiction of application or registration; (C) the application or registration number, and where applicable, the title; and (D) the date of filing or registration. In addition, Schedule 3.12(b) includes a complete and accurate list, as of the date hereof, of all Company Products, indicating for each, as applicable, its name, version number (solely for any material changes, enhancements or modifications to Company Products) and whether the Company provides or intends to provide support or maintenance therefor. Except as would not be material, the Group Companies are current in the payment of all registration, maintenance and renewal fees with respect to all Group Company Registered IP and all other filings and actions required to be made or taken to obtain, perfect and maintain in full force and effect each item of Group Company Registered IP have been made or taken by the applicable deadline and in accordance with all applicable Law. All legally required compensation has been paid to any employee of the Group Companies who contributed to the development of any invention covered by any patent included in the Group Company Registered IP. All Group Company Registered IP is subsisting, in full force and effect and has not expired or been abandoned and is valid and enforceable. Except as set forth on Schedule 3.12(b), (x) since the Look-Back Date, no Group Company has received any written notice of any claim pending or threatened in writing, against any Group Company either (A) contesting the use, validity, enforceability, scope, registrability or ownership of any Group Company Owned IP or (B) alleging that any Group Company is infringing, misappropriating or otherwise violating the Intellectual Property Rights of any other Person, and (y) there are no claims pending that have been brought by any Group Company against any Person alleging any infringement, misappropriation or other violation of any Group Company IP Rights.
(c)Except as set forth on Schedule 3.12(c) and except as would not be material to the Group Companies, taken as a whole, (i) none of the Group Company Owned IP, the Company Products, nor the current, currently proposed or former business of the Group Companies is infringing, misappropriating or otherwise violating, nor has since the Look-Back Date infringed, misappropriated, or otherwise violated, the Intellectual Property Rights of any third Person; (ii) there are no claims or proceedings (including opposition or cancellation proceedings) against any Group Company that were either made since the Look-Back Date and remain unresolved or are presently pending, or with respect to which any Group Company has received any written notice from any Person alleging any such infringement, misappropriation or other violation, or including any written request or demand for indemnification or defense received by any Group Company from any other Person; and (iii) to the Company’s knowledge, no Person is currently infringing, misappropriating or otherwise violating, or has since the Look-Back Date infringed, misappropriated or otherwise violated any Group Company IP Rights. No

Group Company is subject to any outstanding judgment that restricts the use, transfer or licensing of any Group Company IP Rights.
(d) Except as would not be material to the Group Companies, taken as a whole, (a) all Group Company IP Rights are, and immediately following the Closing will be, freely licensable and transferrable by the Group Companies without payment or the granting of consideration to any other Person to the same extent as such Group Company IP Rights are licensable and transferrable by the Group Companies prior to the Closing; (b) the Group Companies may exercise, transfer, or license the Group Company IP rights, without restriction or payment to any Person in excess of any amounts otherwise payable in the absence of the consummation of the transactions contemplated hereby. Without limiting the foregoing, neither this Agreement nor any of the transactions contemplated hereby will, with or without notice or the lapse of time or both, cause or give any other Person the right or option to cause or declare, as a result of any Contract or obligation to which any Group Company is bound immediately prior to the Closing (i) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Group Company IP Right, (ii) the grant of any rights or licenses to, or Liens on, any Group Company Owned IP, (iii) the release from escrow of any Software or other Technology constituting Group Company Owned IP, (iv) any Group Company Owned IP to become subject to any restriction with respect to its use or operation in any line of business or market or with any Person or in any area, (v) Buyer or any of its Affiliates (other than the Group Companies) to be bound by or subject to any exclusivity obligations, non-compete or other restrictions on the operation or scope of their respective businesses, or to any obligation to grant any rights in or to any of Buyer’s or its Affiliates’ (other than the Group Companies) Technology or Intellectual Property Rights or (vi) additional payment obligations by any Group Company in order to use or exploit any Group Company IP Rights to the same extent as the Group Companies were permitted before the date of this Agreement, in each case of the foregoing clauses (i) through (vi), except as would not be material to the Group Companies, taken as a whole.
(e)No Group Company is bound by, and no Group Company Owned IP is subject to, any Contract containing any covenant or other provision that in any material respect limits or restricts the ability of any Group Company to use, assert, enforce, or otherwise exploit any Group Company Owned IP anywhere in the world. No Group Company has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Group Company Owned IP. Except as would not be material to the Group Companies, taken as a whole, no Person who has licensed Intellectual Property Rights or Technology to any Group Company has ownership rights or license rights to derivative works or improvements made by or on behalf of any Group Company related to such Intellectual Property Rights or Technology, and no Person has the right to make or own improvements or derivative works of Group Company Owned IP.
(f)The Group Companies have taken commercially reasonable measures to maintain and protect the confidentiality of all trade secrets included in the Group Company Owned IP or that have been disclosed to any Group Company by any other Person subject to a contractual duty of confidentiality. There has not been any disclosure of any trade secret to any Person in a manner that has resulted in, or is likely to result in, the loss of trade secret rights in and to such trade secret. Without limiting the foregoing, none of the Group Companies has made any trade secrets included in the Group Company IP Rights or other confidential or proprietary information that it intended to maintain as confidential information (including any source code of Company Software) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such confidential information.
(g)The Group Companies have secured from all (a) founders and employees who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any material Intellectual Property Rights or Technology for any Group Company, and (b) consultants, advisors, and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any material Intellectual Property Rights or Technology for any Group Company (each, a “Contributor”), (i) unencumbered and unrestricted exclusive ownership of, all of the Intellectual Property Rights and Technology contributed, conceived, reduced to practice, created or developed by such Contributor within the scope of such Contributor’s engagement or employment with the applicable Group Company, and (ii) an irrevocable waiver of, or agreement not to enforce, such Contributor’s moral rights in such Intellectual Property Rights or other Technology, in each case to the extent permissible pursuant to applicable Law. Except as set forth on Schedule 3.12(g), no Contributor holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Group Company IP Rights, or to the Company’s knowledge, claims any rights, licenses, claims or interest whatsoever with respect to any such Group Company Owned IP, Company Product, Software or other Technology developed by the Contributor for the Group Companies. Without limiting the foregoing, the Group Companies have obtained written and enforceable, irrevocable, subject to limitations of applicable Law, proprietary information and invention disclosure and Intellectual Property Rights assignments from all current and former Contributors, in each case without material modification from the Group Companies’ forms for such agreement and, to the Company’s knowledge, no Contributor has breached such agreement or otherwise misappropriated any trade secrets. No Group Company has used any support, funding, resources or assistance from any Governmental Entities, academic institutions, or research centers or private or commercial third parties in the development of any Company Product, Intellectual Property Rights, Software or other Technology that resulted in, or will result in, such third parties being granted any rights or licenses to, or ownership interest in, any Group Company Owned IP except as required by the FAR. Without limiting the foregoing, at no time during the conception of or reduction to practice of any Group Company Owned IP was any Contributor operating under any grants from any Governmental Entity, academic institution, research center or private or commercial third party (each an “R&D Sponsor”), performing (directly or indirectly) research sponsored by any R&D Sponsor or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect any Group Company’s rights in Group Company Owned IP. No R&D Sponsor has any claim of right to, ownership of or other encumbrance on any Group Company Owned IP.
(h)No Open Source Material is used or compiled together with, or is otherwise linked or distributed with or incorporated into, any Company Product or Company Software in a manner that would require, or purport to require, any portion of such Company Product or Company Software (except the unmodified Open Source Material) be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge or minimal charge, or that otherwise grants, or would purport to have the effect of granting, to any other Person any right, immunity or license to any Intellectual Property Right included in the Group Company Owned IP. With respect to Open Source Material that is or has been used by any Group Company in any way, except as would not be material to the Group Companies, taken as a whole, such Group Company has been and is in compliance with the terms and conditions of all applicable licenses for the Open Source Material, including attribution and copyright notice requirements.
(i)Schedule 3.12(i) sets forth an accurate and complete list of all Open Source Material that is or has been included, incorporated or embedded in, linked to, combined with or otherwise used in the provision of any Company Product or any Company Software, which list specifies the Open Source License under which each such item of Open Source Material has been licensed to any Group Company.

(j)No Group Company has delivered, licensed or made available, or is under a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Company Software to any escrow agent or other Person who is not an employee acting on behalf of any Group Company. No event has occurred, and no circumstance or condition exists, that, with or without notice or lapse of time, will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Company Software by any Group Company to any other Person.
(k)Except as set forth in Schedule 3.12(l) and except as would not be material to the Group Companies, taken as a whole, no Company Software, Company Product, or any IT System (as defined below) contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “ransomware,” “trap doors,” “worms,” viruses, bugs, or faults or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; (ii) compromising the privacy or security of any data or damaging or destroying any data or file without consent, (iii) any Person accessing without authorization or disabling or erasing any Company Product, (iv) an adverse effect on the functionality of any Company Product or (v) any unauthorized acquisition of or access to confidential or proprietary information or Personal Data, as defined below, created, received, maintained or transmitted on or through any Company Product (collectively, “Malicious Code”) or any other known security vulnerability. Each Group Company implements industry standard measures designed to prevent the introduction of Malicious Code into Company Software and Company Products, including firewall protections and regular virus scans. The Group Companies have mitigated in all material respects any known instances of discovery of Malicious Code or security vulnerabilities in the Company Software, the Company Products and its IT Systems.
(l)The information technology systems used by the Group Companies (the “IT Systems”) are sufficient for the needs of the business of the Group Companies as currently conducted, including as to capacity, scalability and ability to process current and currently anticipated peak volumes in a timely manner. The IT Systems and the related procedures and practices of the Group Companies are designed, implemented, operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the business of the Group Companies, including with respect to redundancy, reliability, scalability and security. Without limiting the foregoing, (i) the IT Systems are free from Malicious Code, and (ii) the Group Companies have in effect commercially reasonable disaster recovery plans, procedures and facilities for their business and have taken commercially reasonable steps designed to safeguard the security and the integrity of the IT Systems.
(m)There has been no failure or other substandard performance of any IT Systems which has caused any material disruption to the business of the Group Companies. There have not been any actual or suspected illegal or unauthorized intrusions or breaches of the security of any of the IT Systems. The Group Companies timely implement any and all security patches or upgrades that are made generally available for the IT Systems.
(n) Except as would not be material to the Group Companies, taken as a whole, the Group Companies have (i) obtained all licenses and consents, provided all notices and disclosures, and taken all other steps required by applicable Laws in order to collect and use all Training Data and AI Inputs used, or held for use, in connection with the conduct of any Group Company’s business as currently conducted, and (ii) complied in all material respects with all use restrictions and other requirements of any license, consent, or other Contract governing the collection and use of such Training Data and AI Inputs.

(o)Except as would not be material to the Group Companies, taken as a whole, for each Company Product that has been (i) developed or improved pursuant to any specifications provided by a customer or partner of any Group Company; (ii) developed or improved using any Training Data or AI Inputs provided by a customer, partner or other third party; or (iii) customized in any respect for any customer or partner of any Group Company, a Group Company owns all such developments, improvements or customizations, and there are no restrictions on any Group Company’s exploitation or commercialization of that Company Product or ability to enforce its rights in such Company Product arising from or as a consequence of any of the foregoing. None of the source code included in any Company Products constitutes AI Output that was generated solely using AI Technology in a manner that would prevent such source code from being protectable by copyright. The Group Companies have implemented industry standard processes and policies designed to ensure that the Company AI Products can be reproduced, retrained, debugged and modified in a manner consistent with industry standard procedures.
(p)The Group Companies maintain or adhere in all material respects to industry standard policies, protocols and procedures relating to the ethical or responsible use of AI Technologies at and by the Group Companies, including policies, protocols and procedures for identifying and mitigating bias in Training Data or Company AI Products, ensuring the accuracy and non-infringement of AI Output, and maintaining the confidentiality of all Training Data or AI Input provided to any third party AI Technologies. There has been (i) no actual or alleged material non-compliance with any such policies, protocols and procedures or claims or allegations challenging any Group Company’s ethical use of AI Technologies; (ii) no complaint, claim, proceeding, litigation or governmental inquiry or investigation alleging that Training Data used in the development, training, fine tuning, improvement or testing of any Company Product was biased, untrustworthy or manipulated in an unethical or unscientific way; and no report, finding or impact assessment of any internal or external auditor or other third party that makes any such allegation; and (iii) no request for information or testimony from regulators or legislators concerning any Company Product or related AI Technologies.
(q)For purposes of this Section 3.12, “Training Data” means Data used to develop, train, refine, fine tune, test or improve the Company’s AI Technologies. “Data” means any information, inputs, figures, facts, numbers, statistics, geographic and location information, AI Inputs, validation data, and test data, data collections, and databases, in any form, whether structured or unstructured. “AI Inputs” means data, work of authorship, text or other content used or relied upon by any aspect of AI Technologies to generate any AI Output. “AI Output” shall mean any data, work of authorship, text or other content that is generated by any AI Technologies. “AI Technologies” means any Technology related to deep learning, machine learning, self-improving, generative artificial intelligence or other artificial intelligence fields including, but not limited to, those that use of or employ neural networks, statistical learning algorithms (like linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning.

Section 3.13Privacy and Data Security.
(a)The Group Companies are and have at all times since the Look Back Date been in compliance in all material respects with all applicable Data Security Requirements. To the extent required by Data Security Requirements, each of the Group Companies display a privacy policy on each website and mobile application owned, controlled or operated by the Group Companies and such privacy policy complies in all material respects with the Data Security Requirements.
(b)Since the Look-Back Date, none of the Group Companies has received any written notices from any Governmental Entity and, to the Company’s knowledge, no audit or investigation has been conducted by any Governmental Entity against any Group Company, in each case, alleging any violation of any Data Security Requirements by any Group Company.
(c)The Group Companies have implemented and at all times since the Look Back Date maintained commercially reasonable security, monitoring and detection measures and capabilities that comply with all applicable Data Security Requirements and that are consistent with standards prudent in the industry in which the Group Companies operate to protect the Personal Data and Company Systems against data security incidents, personal data breaches, ransomware incidents, or any other instance of unauthorized access, unauthorized disclosure and unauthorized use of Company Systems or data (collectively, “Security Incidents”). Since the Look Back Date, there have been no Security Incidents related to any Company Systems, Personal Data, or data in the custody or control of the Group Companies or, to the knowledge of the Company, any service provider acting on behalf of any of the Group Companies, nor have any such Security Incidents occurred or been threatened in writing. Since the Look Back Date, there have not been any Actions related to Security Incidents, and there are no facts or circumstances which could reasonably serve as the basis for any such Actions. Each Group Company provides its employees with regular training on privacy and data security matters.
(d)Since the Look Back Date, each Group Company has: (i) regularly conducted and regularly conducts vulnerability testing, risk assessments, and external audits of, and tracks Security Incidents related to, the Company Systems (collectively, “Information Security Reviews”); (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; and (iii) timely installed software security patches and other fixes to identified technical information security vulnerabilities.
(e)The Company Systems are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of the business of the Group Companies as previously conducted and as currently conducted. The Company Systems have not malfunctioned or failed at any time since the Look Back Date in a manner that resulted in significant or chronic disruptions to the operation of the business of the Group Companies. The Company Systems do not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. Except as would not be material to the Group Companies, taken as a whole, none of the Company Systems contains any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time, or upon command by any Person. The Group Companies’ have implemented commercially reasonable backup, security and disaster recovery technology consistent with industry practices.
(f)Except as would not be material to the Group Companies, taken as a whole, in connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Data collected, held, or processed by or on behalf of each Group Company, each such

Group Company has in accordance with applicable Data Security Requirements entered into valid, binding, and enforceable written data processing agreements with any such third party in accordance with the Data Security Requirements.
(g)The consummation of any of the transactions contemplated hereby or thereby, will not violate in any material respect any applicable Data Security Requirements.
(h)Since the Look-Back Date, no Group Company has transferred, directed and/or authorized the transfer of any Personal Data across any national borders except in compliance with all applicable Data Security Requirements.
Section 3.14Labor Matters.
(a)Schedule 3.14(a) contains a complete and accurate list of all Business Employees of the Group Companies as of the date of this Agreement, setting forth, with respect to each such Business Employee: (i) such Business Employee’s position or title; (ii) whether classified as exempt or non-exempt for wage and hour purposes; (iii) whether paid on a salary, hourly or commission basis and such Business Employee’s actual annual base salary or other rates of compensation; (iv) bonus potential; (v) average scheduled hours per week; (vi) date of hire; (vii) business location (city/town and state); (viii) accrued but unused paid time off; (ix) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); (x) any visa or work permit status and the date of expiration, if applicable; (xi) the total amount of bonus, retention, severance and other amounts to be paid to such Business Employee by a Group Company pursuant to a Contract at the Closing Date or otherwise in connection with the transactions contemplated hereby and (xii) any double-trigger bonus, retention or severance right or awards held by such Business Employees.
(b)Schedule 3.14(a) contains a complete and accurate list, as of the date of this Agreement, of all of the individual independent contractors, consultants, temporary employees, leased employees or other agents employed or used by the Group Companies and classified by the Group Companies as other than employees, or compensated other than through wages paid by the Group Companies through the Group Companies’ payroll (“Contingent Workers”), showing with respect to each Contingent Worker: (i) such Contingent Worker’s role in the business, (ii) location (city/town and state), (iii) average hours worked per week or month and fee or compensation arrangements with the Group Companies.
(c)Except as set forth on Schedule 3.14(c), (i) no Group Company is, or since the Look-Back Date, has been a party to or bound by any collective bargaining agreement, works council agreement or similar labor contract with any labor organization and no employees of any Group Company are represented by any union, works council or similar organization, (ii) there is no, and since the Look-Back Date there has been no, pending or, to the knowledge of the Company, threatened, demand for recognition or petition or certification for the formation of a collective bargaining unit involving the employees of any Group Company, (iii) there is no, and since the Look-Back Date there has been no, strike, walk out, work stoppage, lockout, unfair labor practice charge, grievance, or other labor dispute pending or, to the knowledge of the Company threatened, against any Group Company, and (iv) there is no, and since the Look-Back Date there has been no, union organization campaign with respect to any employees of any Group Company.
(d)The Group Companies have not implemented any “plant closing” or “mass layoff” (in each case, as defined in the Worker Adjustment and Retraining Notification Act or any similar state or local Law) since the Look-Back Date.

(e)Each Group Company is, and since the Look-Back Date has been, in compliance with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment of employees, former employees, and prospective employees, hiring, health and safety, wages and hours (including meal and rest breaks), overtime, pay equity, worker classification, work authorization and immigration, employment discrimination, harassment, retaliation, privacy, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, terminations, collective bargaining, fair labor standards, personal rights, labor relations, family and medical leave or any other labor and employment-related matters, except, in each case, for any such failure to be in compliance as is not material to the Group Companies, taken as a whole. The Group Companies are not delinquent in any material respect for any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers. The Group Companies are not liable for any material employment taxes or any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).
(f)Except, in each case, for any such failure to be in compliance as is not material to the Group Companies, taken as a whole, each Group Company currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws, and is and has been otherwise in compliance with such laws in all material respects. Except, in each case, for any such failure to be in compliance as is not material to the Group Companies, taken as a whole, to the extent that any Contingent Workers are or were engaged by the Group Companies, each Group Company currently classifies and has properly classified and treated them as Contingent Workers (as distinguished from Form W-2 employees) in accordance with applicable law and for the purpose of all employee benefit plans and perquisites.
(g)Currently and since the Look-Back Date, the Group Companies are not, and have not been involved in any way in, any form of litigation, governmental audit, governmental investigation, administrative agency proceeding, private dispute resolution procedure, or internal or external investigation of alleged employee misconduct, in each case with respect to employment or labor matters (including but not limited to allegations of employment discrimination, retaliation, noncompliance with wage and hour laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment, other unlawful harassment or unfair labor practices).
(h)To the knowledge of the Company, there are no (and since the Look-Back Date there have not been any) facts that could reasonably be expected to give rise to a claim of sexual harassment, sexual discrimination, sexual misconduct, or other discrimination, harassment or retaliation claim against or involving any Group Company or any Group Company employee, Contingent Worker, or director, and no settlements with respect to such matters.
(i)Except as set forth on Schedule 3.14(i), all Business Employees of the Group Companies are employed at-will.
Section 3.15Insurance. Schedule 3.15 contains a list of all insurance policies (the “Insurance Policies”) in force with respect to the Group Companies as of the date of this Agreement, which includes all legally required workers’ compensation and other coverage in such amounts that cover such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Group Companies. All Insurance Policies are, as of the date of this Agreement, in full force and effect, all premiums with respect thereto have been paid, and no written notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy, and the Group Companies are otherwise in compliance in all material respects with the terms of such Insurance Policies. Schedule 3.15 sets forth the name of the insured and the insurer under each such Insurance Policy, the type of Insurance Policy, policy number and the period of coverage. There is no claim pending under any of such Insurance Policy as to which coverage has been denied or disputed in writing by the underwriters of such policy or bond or for which its total value (inclusive of defense expenses) would reasonably be expected to exceed the applicable policy limits. None of the Group Companies is required to name any additional insureds under the Insurance Policies or pursuant to any Contract. None of the Group Companies have any self-insurance or co-insurance programs. Other than the Insurance Policies, none of the Group Companies is bound by, a beneficiary of, an obligor under or a party to, any other material insurance policy.
Section 3.16Tax Matters. Except as set forth on Schedule 3.16:
(a)each Group Company has filed or caused to be filed (taking into account extensions of time to file) all income and other material Tax Returns required to be filed by such Group Company and such Tax Returns were true and correct in all material respects;
(b)each Group Company has timely paid (or has caused to be paid on its behalf) (taking into account extensions of time to file) all material Taxes of such Group Company that are due and payable whether or not shown as due and payable on a Tax Return;
(c)each Group Company has (A) withheld or collected with respect to its employees, stockholders, independent contractors, customers, creditors, and other third parties, all material Taxes (including social security charges and similar fees, Federal Insurance Contribution Act amounts, and Federal Unemployment Tax Act amounts) required to be withheld or collected and has timely paid over any such Taxes to the appropriate Governmental Entity in accordance with applicable Law, (B) timely filed true, correct and complete information Tax Returns to the extent required to be filed by the Company with respect thereto, and (C) otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, deduction, collection and remittance of Taxes;
(d)there are no Liens on the assets of any Group Company relating or attributable to Taxes, other than Permitted Liens;
(e)no Group Company is currently the subject of a Tax audit or examination, nor has any Group Company been notified in writing of any request for such an audit or other examination;
(f)since the Look-Back Date, no Group Company has received from any Taxing Authority any written notice of deficiency of a material amount of Taxes which has not since been satisfied by payment or been withdrawn;
(g)neither the Group Company, nor Buyer as a result of its acquisition of the Company, will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any Tax period or portion thereof beginning after the Closing Date as a result of (A) any adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) by reason of a change in a method of accounting, or use of an improper method of accounting, or otherwise (including as a result of the transactions contemplated by this Agreement) for a taxable period that ends on or prior to the Closing Date, (B) any “closing agreement” within the meaning of

Section 7121 of the Code (or any corresponding or similar provision of applicable state, local or non-U.S. Law) entered into on or prior to the Closing Date, (C) any installment sale or open transaction disposition made on or prior to the Closing Date, or (D) any deferred revenue or prepaid amount received on or prior to the Closing Date outside the ordinary course of business;
(h)the Company has delivered to Buyer correct and complete copies of all income, sales and use, value added, and other material Tax Returns filed by the Company for all taxable periods remaining open under the applicable statute of limitations, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Taxes of the Company;
(i)no claim has ever been made by any Governmental Entity in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to Tax, or required to file Tax Returns, in that jurisdiction;
(j)no Group Company is a party to or bound by any closing or other similar agreement with any Governmental Entity with respect to Taxes and no Tax ruling, clearance or consent has been issued to a Group Company, nor has a Group Company applied for any Tax ruling, clearance or consent;
(k)no Group Company has applied for or obtained any “employee retention credit” under Section 2301 of the CARES Act or any similar election under state or local Tax Law;
(l)no Group Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return, other than a group the common parent of which was the Company, or (ii) has any liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations;
(m)[Reserved]
(n)There is no agreement, plan, arrangement or other Contract covering any “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder) that, considered individual or considered collectively with any other such Contract, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. No “disqualified individual” is entitled to any payment of any tax “gross-up” or similar “make-whole” payments from the Company or any Subsidiary of the Company, including as a result of excise taxes which could become payable under Section 280G of the Code or Section 4999 of the Code;
(o)no Group Company is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement and no Group Company has any other obligation to pay any Tax on behalf of any other Person or indemnify or reimburse any other Person for any Tax (in each case, other than any such agreement entered into (i) solely among the Group Companies or (ii) in the ordinary course of business and not primarily related to Taxes);
(p)the Company has not been, during the applicable period provided in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(q)in the past two (2) years, the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 or 361 of the Code;
(r)there is no property or obligation of any Group Company, including amounts owed to customers or vendors, that is escheatable or reportable as unclaimed property to any governmental body under applicable escheatment, unclaimed property, or similar Law;
(s)no Group Company holds or has ever held an ownership interest in a Subsidiary organized outside of the United States;
(t)no Group Company has engaged in any transaction that, as of the date of this Agreement, is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations; and
(u)no Group Company is subject to Tax in any country other than the United States by virtue of having a permanent establishment (within the meaning of an applicable income Tax treaty) or other similar fixed place of business in such other country.
(v)Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Benefit Plan is, or to the knowledge of any Group Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.
Section 3.17Brokers. Except as disclosed in Schedule 3.17, no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by or on behalf of any Group Company.
Section 3.18Property.
(a)Leased Real Property. Schedule 3.18(a) sets forth a list of all locations of real property (such real property, the “Leased Real Property”) which any Group Company rents and occupies under lease as a tenant as of the date of this Agreement. Each lease governing Leased Real Property to which a Group Company is subject (each, a “Real Property Lease”) is valid and binding on the Group Company party thereto, enforceable in accordance with its terms (assuming due authorization, execution and delivery of such Real Property Lease by the other party or parties thereto and subject to the Enforceability Exceptions). The Group Companies have provided Buyer with a true and complete copy of each Real Property Lease. Except as set forth on Schedule 3.18(a), each of the Group Companies, and, to the Company’s knowledge, each of the other parties thereto, is not in material breach thereof or material default thereunder. Except as disclosed on Schedule 3.18(a), there are no subleases or similar written agreements granting to any Person other than a Group Company the right to use or occupy any Leased Real Property. All leases of real or personal property to which any of the Group Companies is a party are in full force and effect and afford the Group Companies, as applicable, a valid leasehold interest in, or license to use, the real or personal property that is the subject of such lease or license. All rents, required deposits and additional rents which are due under the terms of such Real Property Lease prior to or as of the date hereof have been paid in full.
(b)Personal Property. Schedule 3.18(b) sets forth a complete and correct list, as of the date of this Agreement, of all leases or licenses with respect to tangible personal property involving annual payments by any Group Company of more than $500,000 used by the

Group Companies and lists the term of such lease, amounts payable, security deposit, maintenance and similar charges, and any advance payments thereunder. All machinery, vehicles, equipment and other material tangible personal property owned or leased by any Group Company or used in the business of the Group Companies are in good operating condition and satisfactory repair, normal wear and tear excepted.
Section 3.19Transactions with Affiliates. Except as disclosed in Schedule 3.19, no Affiliate, director, executive officer, general partner or managing member of a Group Company (other than another Group Company) or any immediate family member of any individual described in the foregoing (each, a “Related Party”): (a) owns, directly or indirectly, any material property right, tangible or intangible, that is used by a Group Company in the conduct of its business or has any material interest, directly or indirectly, in any material property that is used by a Group Company in the conduct of its business; or (b) other than an Employee Benefit Plan, is a party to a Contract to which a Group Company is a counterparty. Since the Look-Back Date, no Group Company has, or has been deemed to have for purposes of any Law, in any transaction with any Related Party or, to the knowledge of the Company, any of their respective Affiliates, (i) acquired or retained the use of property for proceeds greater than the fair market value thereof, (ii) received services or retained the use of property for consideration other than the fair market value thereof, or (iii) received interest or any other amount other than at a fair market value rate from any Person with whom it does not deal at arm’s length. Since the Look-Back Date, no Group Company has, or has been deemed to have for purposes of any Law, in a transaction with any Related Party or, to the knowledge of the Company, any of their respective Affiliates, (A) disposed of property for proceeds less than the fair market value thereof, (B) performed services for consideration other than the fair market value thereof, or (C) paid interest or any other amount other than at a fair market value rate to any Person with whom it does not deal at arm’s length.
Section 3.20Customers and Suppliers.
(a)Schedule 3.20(a) sets forth a true and complete list of the 10 largest customers of the Group Companies (as measured by dollar volume of sales to customers) for the twelve (12)-month period ended on December 31, 2024 (the “Material Customers”), and the aggregate amount recognized by the Group Companies from each such Material Customer during such period. Except as set forth on Schedule 3.20(a) or the completion or termination of any Contract or sale or purchase order in the ordinary course of business, since the Latest Balance Sheet Date, no Material Customer has terminated or cancelled or given the Group Companies written notice of its intention to terminate or cancel its business relationship with the Group Companies. All Material Customers are current in their payment of invoices and no Group Company is in any material disputes with any Material Customer. There is no written or, to the knowledge of the Company, oral notice from any Material Customer that such customer (i) will not continue as a customer, as the case may be, of a Group Company or, following the Closing Date, Buyer or any of its Affiliates, (ii) shall fail to perform its material obligations under existing Contracts with the Group Companies (or to the knowledge of the Company, is reasonably likely to fail to perform its obligations under existing Contracts with the Group Companies) or (iii) otherwise intends to terminate, not renew, breach or request a material and negative modification to an existing Contract with the Group Companies or, following the Closing Date, Buyer or any of its Affiliates.
(b)Schedule 3.20(b) sets forth a true and complete list of the 10 largest suppliers of the Group Companies (as measured by dollar volume of purchases) for the twelve (12)-month period ended on December 31, 2024 (the “Material Suppliers”), and the aggregate amount invoiced to the Group Companies by each such Material Supplier during such period. Except as set forth on Schedule 3.20(b) or the completion or termination of any Contract or sale or purchase order in the ordinary course of business, no Material Supplier has, since the Latest

Balance Sheet Date, terminated or cancelled or given the Group Companies written notice of its intention to terminate or cancel its business relationship with the Group Companies. The Group Companies are current in their payments consistent with the payment schedule for each Material Supplier established and agreed in the ordinary course to all Material Suppliers and no Group Company is in any material dispute concerning Contracts with or products and/or services provided by any Material Supplier that arose or remain unresolved. There is no written or, to the knowledge of the Company, oral notice from any Material Supplier that such supplier (i) shall not continue as a supplier to the Group Companies or, following the Closing Date, Buyer or any of its Affiliates, (ii) shall fail to perform its material obligations under existing Contracts with the Group Companies (or to the knowledge of the Company, is reasonably likely to fail to perform its obligations under existing Contracts with the Group Companies) or (iii) otherwise intend to terminate, breach or not renew or request a material and negative modification to an existing Contract with the Group Companies or, following the Closing Date, Buyer or any of its Affiliates.
Section 3.21Trade Controls and Anti-Corruption.
(a)None of the Group Companies nor to the knowledge of the Company any of the Group Companies’ directors, officers, employees or agents or any other Persons acting on behalf of any of the Group Companies (in their capacity as such) has, in the past five (5) years, directly or indirectly, violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended or any other applicable anti-bribery or anti-corruption Laws (the “Anti-Corruption Laws”), including by: (i) using any funds of a Group Company for unlawful contributions, gifts, entertainment or other expenses, (ii) making, promising, authorizing or offering any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of a Group Company or (iii) making, promising, authorizing or offering, or receiving or agreeing to receive, any unlawful bribe, rebate, payoff, influence payment, gratuity, kickback or other similar unlawful payment.
(b)None of the Group Companies nor to the knowledge of the Company any of the Group Companies’ directors, officers, employees or agents or any other Persons acting on behalf of any of the Group Companies is currently, or since April 24, 2019 has been while serving in such capacity, a Sanctioned Person. Each of the Group Companies is and has been in compliance (i) for the past five (5) years with all applicable Ex-Im Laws and (ii) since April 24, 2019, with all applicable Sanctions Laws. Each of the Group Companies has obtained, satisfied the requirements of or is otherwise qualified to rely upon, all import and export licenses, consents, notices, waivers, approvals, orders, registrations, declarations or other authorizations, and made any filings with any Governmental Entity, as required for (i) the import, export, reexport or transfer of products, services, software or technologies or (ii) releases of technologies or software to foreign nationals. Since April 24, 2019, none of the Group Companies nor any of their respective directors, officers, employees, agents or other Persons acting on behalf of any of the Group Companies (in their capacity as such) has engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, in each case to the extent such activities violate or violated applicable Sanctions Laws or Ex-Im Laws.
(c)Schedule 3.21(c) sets forth a complete and accurate list, as of the date of this Agreement, of all items (including software) manufactured, developed or exported by any of the Group Companies since the Look-Back Date, the export control classification (Export Control Classification Number, under the Export Administration Regulations, or United States Munitions List category, under the International Traffic in Arms Regulations) applicable to each item, the date such classification was determined and an indication of whether the classification was determined by a Governmental Entity or through self-classification.

(d)None of the Group Companies nor to the knowledge of the Company any of the Group Companies’ officers, directors or employees are the subject of any written allegation, disclosure (voluntary or otherwise), investigation, prosecution or other enforcement action that is pending or, to the knowledge of the Company, threatened related to any Anti-Corruption Law, Ex-Im Law or Sanctions Law.
Section 3.22Product Warranty. All of the Company Products have conformed in all material respects with all applicable contractual warranty commitments, product specifications, safety requirements of the Group Companies, Laws and, to the extent applicable, implied warranties of the Group Companies, and the Group Companies do not have any outstanding and underperformed material liability for replacement or repair thereof or other damages in connection therewith (excluding customer claims for normal rework in the ordinary course of business consistent with past experience in scope and amount, which is reasonably expected to be resolved in the ordinary course of business). Except as set forth on Schedule 3.22, with respect to any Company Product, since the Look-Back Date, the Group Companies have not received any written notice of any Action pending or threatened against the Group Companies with respect to the quality, safety or performance of such Company Products, except customer claims for normal rework in the ordinary course of business consistent with past experience which is reasonably expected to be resolved in the ordinary course of business.
Section 3.23Government Contracts. Since the Look-Back Date, with respect to each Government Contract as to which the period of performance has not expired or for which any of the Group Companies have not received final payment, and to each outstanding Government Bid:
(a)The Group Companies, as applicable, have complied in all material respects and are in compliance with all material terms and conditions of each Government Contract and Government Bid to which the Group Companies have been and are currently a party, including all incorporated clauses, provisions, certifications, representations, requirements, schedules, attachments, regulations and applicable laws, including without limitation the Truthful Cost or Pricing Data statute, the FAR, and the Cost Accounting Standards.
(b)Except as provided in Section 3.23(b) of the Disclosure Schedule, the Group Companies have complied in all material respects with all material requirements of applicable statute, rule, regulation, executive order, or agreement with the U.S. Government pertaining to such Government Contract or Government Bid;
(c)All representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Bid made by the Group Companies to the applicable Governmental Entity were current, accurate and complete as of their effective dates, and the Group Companies have complied in all material respects with all such representations and certifications.
(d)No Group Company has received written or, to the knowledge of the Company, oral notice of any pending or threatened material Action, by any Governmental Entity, prime contractor, subcontractor or vendor against any Group Company relating to performance under any Government Contract.
(e)No Government Contract has been terminated for default and no Group Company has received a written notice of any pending termination for default relating to any Government Contract.
(f)No Group Company has received written notice of any pending or, to the knowledge of the Company, threatened material Action, brought by any Governmental Entity,

prime contractor, subcontractor or vendor against any Group Company arising out of any Government Contract or Government Bid that involves allegations of a material breach or violation of any statute, rule, regulation, certification, representation, clause, provision or requirement.
(g)To the knowledge of the Company, no reasonable basis exists for a material claim by a Governmental Entity for fraud (as such concept is defined under the federal laws of the United States) in connection with any Government Contract.
(h)To the Company’s knowledge, none of the Group Companies, nor any of its officers, employees, agents, nor any “Principal” (as defined in FAR 52.209-5), has been or is under indictment, or civil, administrative or criminal investigation involving a Government Contract or Government Bid, including but not limited to any allegations of defective performance or work product, mischarging, factual misstatement, failure to act or other material omission or alleged irregularity. None of the Group Companies has entered into any consent order or administrative agreement relating directly or indirectly to any Government Contract or Government Bid.
(i)None of the Group Companies nor any of its officers, employees, agents, nor any “Principal” (as defined in FAR 52.209-5), has been (i) debarred or suspended in connection with Government Contracts, Government Bids or doing business with any Governmental Entity, (ii) the subject of a finding of ineligibility for government contracting, (iii) to the knowledge of the Company, been subject to, suspension or debarment or threatened in writing with suspension or debarment, including requests to show cause or for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs.
(j)Except as set forth in Schedule 3.23(j), (i) no Government Contract has been entered into or awarded pursuant to a procurement that was restricted to bidders holding a Preferred Bidder Status, (ii) no Group Company has represented, in connection with any Government Contract or Government Bid, that it qualifies under a Preferred Bidder Status for such Government Contract or Government Bid, and (iii) there are no outstanding Government Bids restricted to bidders holding a Preferred Bidder Status. The Group Companies have not received any written notification that any Governmental Entity, prime contractor, or higher-tier subcontractor will terminate, materially decrease the rate of purchasing under, or decline to exercise options under any Government Contract, as the result of any loss of Preferred Bidder Status. Except as set forth in Schedule 3.23(k), the Group Companies have at all times represented themselves accurately and in accordance with applicable statutes and regulations regarding their Preferred Bidder Status.
(k)To the knowledge of the Company, the Group Companies are in compliance in all material respects with all statutory and regulatory requirements relating to export controls and trade sanctions under the laws of the United States including, without limitation, the Export Administration Regulations administered by the United States Department of Commerce (including anti-boycott laws), International Traffic in Arms Regulations, and regulations administered by the Office of Foreign Assets Control, and the United States Foreign Corrupt Practices Act.
(l)[Reserved]
(m)No employee of the Group Companies who was involved in, or who contributed to, the creation or development of any Group Company IP Rights was performing services for any Governmental Entity, university, college, or other educational institution or research center relating to the subject matter of such Group Company IP Rights during the period of time such employee was also employed by the Group Companies, provided that this Section

3.23(k) shall not apply to services performed in connection with a Government Contract awarded to a Group Company.
(n)All Company Software and other Intellectual Property or Technology owned by, purported to be owned by, or exclusively licensed to the Group Companies, developed or delivered by the Group Companies under or in connection with any Government Contract, has been properly and sufficiently marked and protected so that no more than the minimum rights or licenses required under such Government Contract have been granted to a Governmental Entity. All disclosures, elections, and notices required by applicable law and Government Contract terms, or to protect ownership of any inventions of the Group Companies developed, conceived or first actually reduced to practice in the performance of a Government Contract have been made. Except for minimum rights or licenses granted to the United States Government under a Government Contract as set forth above, no Governmental Entity or prime contractor or subcontractor to a Governmental Entity has obtained, by contract, applicable law or otherwise, rights in any Group Company IP Rights or Technology owned by, purported to be owned by, or exclusively licensed to Group Companies, that will affect the commercial value thereof.
(o)The Group Companies hold and maintain all registrations required by the Lobbying Disclosure Act of 1995 (2 U.S.C. § 1601), by any state laws, or by any federal, state or local government agencies because of their lobbying efforts or activities.
(p)The Group Companies maintain policies and procedures designed to ensure compliance with all federal and state laws related to lobbying, gift giving, engagement with elected officials, and ethical employee conduct.
(q)Since the Look-Back Date, the Company has not made any political contributions to any candidate for federal, state, or local office.
(r)The Group Companies possess all material facility security clearances and material personnel security clearances necessary to conduct the business of the Group Companies as it is currently being conducted as of the date hereof in all material respects. The Group Companies have been in compliance in all material respects with the requirements applicable to the facility security clearances used in the conduct of the business of the Group Companies, including those set forth in the National Industrial Security Program Operating Manual, 32 C.F.R. Part 117, the provisions of all applicable DD254 forms and any requirements therein relating to the provision of notice with respect to this Agreement. Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, there have been no unresolved adverse audit or other materially adverse findings with the U.S. Department of Defense, Defense Counterintelligence and Security Agency (“DCSA”) or any other cognizant security agency (“CSA”) concerning the facility security clearances used in the conduct of the business of the Group Companies, and the Group Companies have held at least a “satisfactory” rating from DCSA or any other CSA with respect to such facility security clearances.
Section 3.24Title to Assets. Except as set forth in Schedule 3.24 of the Disclosure Schedules, the Group Companies have good and marketable title to, or in the case of leased assets and properties, valid leasehold interests in, and unfettered access to all of the material tangible assets and properties (including those shown on the Financial Statements) used or held for use in, or necessary for, the operation of the business of the Group Companies, free and clear of all Liens, other than Permitted Liens. Except as set forth in Schedule 3.24 of the Disclosure Schedules, the assets and properties owned or leased by the Group Companies, including the Group Company IP Rights, will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary and sufficient to enable the Group Companies to conduct its the business of the Group Companies immediately after the Closing in substantially the same manner in which it was being conducted as of the Closing Date. Except as set forth in Schedule 3.24 of the Disclosure Schedules, none of the Seller or any of its Affiliates, including Trident or Ophir owns any assets used in the business of the Group Companies as conducted as of the Closing Date.
Section 3.25PPP Loan. The PPP Loans constituted one or more “covered loans” as defined in Section 1102 of the CARES Act.  GEOST met the eligibility requirements for application and receipt of the PPP Loans and has otherwise been in compliance in all material respects with the CARES Act with respect to the PPP Loans.

Section 3.26EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ANY BUYER RELATED PARTY OR THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA) BY SELLER, ANY SELLER PARTY, ANY GROUP COMPANY OR ANY OTHER PERSON, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 AND ARTICLE 4 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, THE COMPANY (ON BEHALF OF ITSELF AND EACH OTHER GROUP COMPANY, SELLER AND ITS AND THEIR RESPECTIVE REPRESENTATIVES) AND SELLER (ON BEHALF OF ITSELF AND ITS REPRESENTATIVES) IS NOT MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES BY ANY SUCH PERSON OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THE GROUP COMPANIES’ ASSETS, AND THE GROUP COMPANIES, ON THEIR OWN BEHALF AND ON BEHALF OF THEIR REPRESENTATIVES, SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND BUYER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER EXPRESSLY SET FORTH IN THIS ARTICLE 3, OF SELLER EXPRESSLY SET FORTH IN ARTICLE 4 (IN EACH CASE, AS QUALIFIED BY THE DISCLOSURE SCHEDULES), OF SELLER OR THE COMPANY EXPRESSLY SET FORTH IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT.
Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer, as of the date of this Agreement and as of Closing Date, as follows:
Section 4.1Organization. Seller is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own, lease and operate its material properties and carry on its businesses as now being conducted, except where the failure to have such power or authority would not prohibit, materially delay or materially impair Seller’s ability to perform its obligations under this Agreement and consummate the Transactions.

Section 4.2Authority.
(a)Seller has all necessary power and authority to execute, deliver and perform this Agreement and each of the Ancillary Documents to which Seller is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party and the consummation of the Transactions have been (and the Ancillary Documents to which Seller is a party will be) duly authorized by all necessary action on the part of Seller and no other proceeding on the part of Seller is necessary to authorize this Agreement and the Ancillary Documents to which Seller is a party or to consummate the Transactions.
(b)This Agreement has been (and the Ancillary Documents to which Seller is a party will be upon execution and delivery thereof) duly executed and delivered by Seller and constitutes a valid, legal and binding agreement of Seller (assuming this Agreement has been, and the Ancillary Documents to which Seller is a party will be, duly authorized, executed and delivered by the other Persons party thereto), enforceable against Seller in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.
Section 4.3Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by Seller of this Agreement or the Ancillary Documents to which Seller is a party or the consummation by Seller of the Transactions, except for (i) compliance with and filings under the Competition Laws, (ii) those the failure of which to obtain or make would not prohibit, materially delay or materially impair Seller’s ability to perform its obligations under this Agreement and consummate the Transactions and (iii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the Transactions. None of the execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which Seller is a party nor the consummation by Seller of the Transactions will (a) conflict with or result in any breach of any provision of Seller’s Governing Documents, (b) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets may be bound, or (c) violate any order, writ, injunction, decree, or Law of any Governmental Entity applicable to Seller or any of its properties or assets, except in the case of the immediately preceding clauses (b) and (c) above, as would not prohibit, materially delay or materially impair Seller’s ability to perform its obligations under this Agreement and consummate the Transactions.
Section 4.4Ownership of Shares. Seller is the sole record and beneficial owner of all of the Company Shares, and has good and valid title to the Company Shares, free and clear of all Liens (other than Liens arising under applicable securities Laws or the Governing Documents of the Company).
Section 4.5Litigation. There is no Action pending or threatened against Seller which would prohibit, materially delay or materially impair Seller’s ability to perform its obligations under this Agreement and consummate the Transactions. Seller is not subject to any outstanding order, writ, injunction or decree of any Governmental Entity that would prohibit, materially delay or materially impair Seller’s ability to perform its obligations under this Agreement and consummate the Transactions.
Section 4.6Brokers. Except as set forth on Schedule 4.6, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by or on behalf of Seller or the Group Companies.
Section 4.7Private Placement.
(a)Seller is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Seller has such knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of an investment in Buyer Stock constituting the Stock Consideration, is able to bear the economic risk of such ownership, and can afford to suffer the complete loss of Seller’s investment therein.
(b)Seller acknowledges and agrees that Buyer Stock included in the Stock Consideration will not, as of the Closing, be registered under the Securities Act or any state or foreign securities laws, and the offer and sale of Buyer Stock included in the Stock Consideration is being made in reliance on one or more exemptions for private offerings under the Securities Act and other applicable securities Laws. Seller acknowledges and agrees that Buyer Stock included in the Stock Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under the Securities Act and any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws. Seller further acknowledges and agrees that Buyer Stock included in the Stock Consideration constitute “restricted securities” as such term is defined in Rule 144 promulgated under the Securities Act, and will initially bear the legend set forth in Section 2.5(d).
(c)Seller has been provided an opportunity to ask questions of, and Seller has received answers to any such questions satisfactory to Seller from, Buyer and its Representatives regarding Buyer and the terms and conditions of this Agreement, the Ancillary Documents, Buyer’s charter documents and such other matters pertaining to an investment in Buyer Stock that Seller has deemed to be relevant.
(d)Seller acknowledges and agrees that it has received such information as it deems necessary, in order to make an investment decision with respect to the shares of Buyer Stock, and that for purposes of this Section 4.7, that information consists of the information included in Buyer’s annual, quarterly and other periodic reports and other information filed from time to time with the SEC. Seller acknowledges and agrees it became aware of, and the shares of Buyer Stock are being offered by this Agreement, without any general solicitation.
(e)Seller has sought such accounting, legal and tax advice as Seller has considered necessary to make an informed investment decision.
Section 4.8EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ANY BUYER RELATED PARTY OR THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA) BY SELLER, ANY SELLER PARTY, ANY GROUP COMPANY OR ANY OTHER PERSON, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, SELLER (ON BEHALF OF ITSELF, THE OTHER SELLER PARTIES AND EACH GROUP COMPANY, AND ITS AND THEIR RESPECTIVE REPRESENTATIVES) IS NOT MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES BY ANY SUCH PERSON OF ANY KIND OR

NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF ANY OF THEIR BUSINESSES OR ASSETS, AND SELLER, ON ITS OWN BEHALF AND ON BEHALF OF EACH GROUP COMPANY AND ITS AND THEIR RESPECTIVE REPRESENTATIVES, SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND BUYER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER EXPRESSLY SET FORTH IN ARTICLE 3, OF SELLER EXPRESSLY SET FORTH IN THIS ARTICLE 4 (IN EACH CASE, AS QUALIFIED BY THE DISCLOSURE SCHEDULES) OF SELLER OR THE COMPANY EXPRESSLY SET FORTH IN ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT.
Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller and the Company, as of the Agreement date and as of the Closing Date, as follows:
Section 5.1Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its material properties and carry on its businesses as now being conducted, except where the failure to have such power or authority would not prohibit, materially delay or materially impair Buyer’s ability to perform its obligations under this Agreement and consummate the Transactions.
Section 5.2Authority.
(a)Buyer has all necessary power and authority to execute, deliver and perform this Agreement and each of the Ancillary Documents to which Buyer is a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the Transactions have been (and the Ancillary Documents to which Buyer is a party will be) duly authorized by all necessary action by Buyer and no other proceeding (including by its equityholders) on the part of Buyer is necessary to authorize this Agreement and the Ancillary Documents to which Buyer is a party or to consummate the Transactions. No vote of any of Buyer’s equityholders is required to approve this Agreement or for Buyer to consummate the Transactions.
(b)This Agreement has been (and the Ancillary Documents to which Buyer is a party will be) duly executed and delivered by Buyer and constitutes a valid, legal and binding agreement of Buyer (assuming this Agreement has been and the Ancillary Documents to which Buyer is a party will be duly authorized, executed and delivered by the other Persons party thereto), enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.
Section 5.3Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s and the Seller’s representations and warranties contained in Section 3.5(a) and of Seller’s representations and warranties contained in Section 4.3, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by Buyer of this Agreement or the Ancillary Documents to which Buyer is a party or the consummation by Buyer of the Transactions, except for (i)

compliance with and filings under the Competition Laws and (ii) any applicable requirements of the Principal Market. None of the execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party nor the consummation by Buyer of the Transactions will (a) conflict with or result in any breach of any provision of any of Buyer’s Governing Documents, (b) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which Buyer is a party or its properties or assets may be bound, or (c) violate any order, writ, injunction, decree, or Law of any Governmental Entity applicable to Buyer or any of its properties or assets, except in the case of the immediately preceding clauses (b) and (c) above, as would not prohibit, materially delay or materially impair Buyer’s ability to perform its obligations under this Agreement and consummate the Transactions.
Section 5.4Litigation. There is no Action pending against Buyer which would prohibit, materially delay or materially impair Buyer’s ability to perform its obligations under this Agreement and consummate the Transactions. Buyer is not subject to any outstanding order, writ, injunction or decree of any Governmental Entity that would prohibit, materially delay or materially impair Buyer’s ability to perform its obligations under this Agreement and consummate the Transactions.
Section 5.5Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by or on behalf of Buyer or its Affiliates.
Section 5.6Financing. Buyer has, and will have at all times through the consummation of the Closing, sufficient funds available to consummate the Transactions, including to pay the amounts described in Article 2 and the fees and expenses of Buyer related to the Transactions. There are no circumstances or conditions that could reasonably be expected to prevent or substantially delay the availability of any such funds at the Closing. Buyer expressly acknowledges that its obligations hereunder are not subject to any conditions, express or implied, regarding Buyer’s ability to obtain financing (or to obtain financing on terms acceptable to Buyer) for the consummation of the Transactions.
Section 5.7Solvency. Assuming that the representations and warranties of the Company and Seller contained in Article 3 and Article 4, respectively, are, when made, true and correct in all material respects, immediately after consummating the Transactions, Buyer and its Subsidiaries (including the Group Companies) (a) will be able to pay their respective debts as they become due, (b) shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (c) will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Group Companies. In connection with the Transactions, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
Section 5.8Acquisition for Investment. Buyer is acquiring the Company Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to or for resale or distribution thereof in whole or in part. Buyer has no Contract with any Person to sell, transfer or grant participations in the Company Shares to such Person. Buyer is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

Section 5.9Stock Consideration. Buyer has, and will have at all times through the consummation of the Closing, sufficient authorized but unissued shares of Buyer Stock necessary for Buyer to meet their obligations to deliver the Stock Consideration at the Closing pursuant to Section 2.3(b)(iii). The shares of Buyer Stock to be issued as the Stock Consideration, when issued and delivered by Buyer in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and non-assessable and the issuance thereof will be free and clear of any Liens (other than Liens arising under applicable securities Laws or the Governing Documents of Buyer).
Section 5.10Private Placement. Assuming the accuracy of the representations and warranties of the Seller contained in Section 4.7 of this Agreement, the issuance of the Stock Consideration to Seller at the Closing shall be exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).
Section 5.11EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SELLER OR THE GROUP COMPANIES OR ANY SELLER OR GROUP COMPANY RELATED PARTY OR THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA) BY BUYER OR ANY OTHER PERSON, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 5 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT, BUYER (AND ITS RESPECTIVE REPRESENTATIVES) IS NOT MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES BY ANY SUCH PERSON OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF ANY OF ITS BUSINESSES OR ASSETS, SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO ITS ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND THE SELLER AND EACH GROUP COMPANY SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF BUYER EXPRESSLY SET FORTH IN ARTICLE 5 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) OR ANY CERTIFICATE DELIVERED PURSUANT TO THIS AGREEMENT.
Article 6
COVENANTS
Section 6.1Conduct of Business of the Company. During the period from the date of this Agreement to the earlier of the Closing or valid termination of this Agreement pursuant to Article 8, (i) except as set forth on Schedule 6.1, (ii) as expressly required or permitted by this Agreement (including the Pre-Closing Restructuring) or (iii) to the extent required to comply with any applicable Law, Seller shall cause each Group Company to (A) operate its and their business in the ordinary course of business consistent with past practice, and (B) use commercially reasonable efforts to (1) preserve intact its and their business organizations, goodwill and ongoing businesses, (2) keep available the services of its and their present officers and Key Employees and (3) preserve each Group Company’s present relationships with customers, suppliers, vendors, licensors, licensees, Governmental Entities and other Persons with whom the Company or any other Group Company have business relations.

Section 6.2Company Forbearances. During the period from the date of this Agreement to the earlier of the Closing or valid termination of this Agreement pursuant to Article 8, except (i) as set forth in Schedule 6.2, (ii) as expressly required or permitted by this Agreement (including the Pre-Closing Restructuring), (iii) to the extent required to comply with by any applicable Law or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, delayed or denied; provided, that Buyer shall be deemed to have provided such prior written consent if it provides no written response within two (2) Business Days after receipt of a written request by the Company for such approval in compliance with the terms of Section 11.2), Seller shall not and shall cause the Group Companies not to:
(a)modify or amend restate, waive, rescind, or otherwise change any of their respective Governing Documents;
(b)issue, deliver, grant, sell, pledge, adjust, split, combine, subdivide, reduce, reclassify, encumber or grant any of their respective Equity Securities;
(c)other than cash dividends or distributions that do not cause the Group Companies to hold Cash and Cash Equivalents in an amount less than $1,000,000 at Closing, authorize, make, declare, set aside or pay any dividend or distribution on or with respect to, or redeem, purchase or otherwise acquire, any of their Equity Securities;
(d)liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization or similar transaction, or adopt a plan or agreement for any of the foregoing;
(e)acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interest in or a material portion of all or substantially all of the assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations or similar extraordinary transactions;
(f)form any Company Subsidiary;
(g)(A) materially amend, extend or modify any Material Contract, (B) voluntarily terminate any Material Contract, (C) waive or release any material rights or claims under any Material Contract, (D) assign any material rights or claims under any Material Contract, (E) enter into, materially amend, or modify any non-cancellable purchase orders that provide for annual payment to or by the Company or any Group Company in excess of $100,000 or (F) enter into any new Contract that would have been a Material Contract if entered into prior to the date of this Agreement, in each case with respect to clauses (A) through (F), other than in the ordinary course of business consistent with past practice (provided, that Seller shall give timely notice to Buyer before taking any actions with respect to clauses (A), (E) or (F); provided, further, that Seller will consider in good faith any comments provided by Buyer within two (2) Business Days after its receipt of such notice in connection therewith) and except for renewals, terminations or expirations in accordance with the terms of such Material Contract or purchase orders;
(h)except to the extent required to comply with the terms of any Employee Benefit Plan, (i) grant, promise to grant or announce any equity awards or increase in the salaries, bonuses or other compensation and benefits payable by any of the Group Companies to any of the Business Employees or Contingent Workers of any of the Group Companies who has a title of director or higher; (ii) hire any new Business Employees or Contingent Workers who has a title of director or higher, (iii) adopt, amend, increase benefits under or terminate any

Employee Benefit Plan, or (iv) terminate (other than for cause) the employment or service any Business Employee or Contingent Worker who has a title of director or higher;
(i)enter into, negotiate, modify, or terminate any collective bargaining agreement or other labor contract or other written agreement or arrangement with any labor union or any employee organization;
(j)waive the restrictive covenants of any current or former employees, consultants, officers or other service providers of the Group Companies, except as required by Law;
(k)implement or adopt any material change to its accounting principles, practices, methods, policies or procedures or any methods of reporting income, deductions or other items for financial accounting purposes, except to the extent required to conform with GAAP or applicable Law (or any interpretation of GAAP or applicable Law);
(l)other than (i) the sale of obsolete, worn-out or excess equipment or other assets sold, leased or disposed of in the ordinary course of business or (ii) sales of goods or services to customers in the ordinary course of business, sell, lease or otherwise dispose of any material properties or assets of the Group Companies;
(m)change its fiscal year;
(n)except in connection with a requirement or deliverable under a Government Contract, (i) enter into or become bound by, or amend, modify, terminate or waive any Contract related to the acquisition or disposition or granting of any license with respect to Group Company Owned IP, other than, in the ordinary course of business, Contracts that are not and would not, if entered into prior to the date hereof, be Material Contracts (and any amendments, modifications, terminations or waivers thereto), or (ii) otherwise encumber any Group Company Owned IP (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than the nonexclusive license of Group Company Owned IP in the ordinary course of business on a form previously provided to Buyer (and amendments and modifications thereto made or entered into in the ordinary course of business);
(o)incur any Indebtedness of the type described in clauses (i) and (ii) of the definition thereof, other than (i) any Indebtedness that will be paid off at or prior to the Closing or, to the extent not paid off at or prior to Closing, that is included in Closing Date Indebtedness in the determination of the Transaction Consideration or (ii) intercompany borrowings between or among any Group Companies;
(p)grant any Lien (other than Permitted Liens) upon any of the Group Companies’ assets or properties;
(q)except in connection with a requirement or deliverable under a Government Contract, sell, assign, exclusively license, transfer, abandon, dedicate to the public, permit to lapse, fail to maintain or otherwise dispose of any material Group Company Owned IP;
(r)disclose any trade secret or material confidential information constituting Group Company Owned IP, including any source code of Company Software, except in the ordinary course of business pursuant to written confidentiality agreements;
(s)make (inconsistent with past practice) or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any material Tax Return in a manner inconsistent with past practice, amend any Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any claim, assessment, or deficiency with respect to a material amount of Taxes, surrender any right to claim a refund of Taxes (other than by reason of passage of time), make or request any Tax ruling, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment (other than pursuant to an extension to file a Tax Return obtained in the ordinary course of business);
(t)commence, waive, release, assign, compromise or settle any material Action, except for settlements which (other than customary confidentiality, releases and similar obligations) (1) provide for the payment of monetary damages only that do not exceed $100,000 individually or $300,000 in the aggregate and that will be paid in full at or prior to the Closing or taken into account in the determination of the Transaction Consideration; (2) does not impose any injunctive relief on any Group Company and does not involve the admission of wrongdoing by the Company or any Group Company or any of their respective officers, directors or employees; (3) does not provide for the license of any Group Company Owned IP; and (4) does not relate to claims, litigations, investigations, suits, actions or proceedings brought by Governmental Entities, other than solely in their capacities as customers;
(u)make any capital expenditures, enter into any agreements or arrangements providing for capital expenditures, except for capital expenditures (i) set forth in the Company’s most recent budget made available to Buyer or (ii) in the ordinary course of business and not exceeding, in the aggregate $50,000;
(v)make any loans, advances (other than accounts receivable in the ordinary course of business) or capital contributions in an amount in excess of $50,000 to, or investments in, any other Person; and
(w)authorize, agree, resolve or consent to any of the foregoing.
Nothing contained in this Agreement shall give Buyer, directly or indirectly, any right to control or direct the operations of the Group Companies prior to the Closing, and, prior to the Closing, the Group Companies shall exercise complete control and supervision over their respective operations.
No consent of Buyer shall be required with respect to any action taken, or omitted to be taken, by any of the Group Companies pursuant to any applicable Law, directive or guideline issued by a Governmental Entity (including the Centers for Disease Control and Prevention and the World Health Organization) or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to any pandemic, epidemic or disease outbreak, political or social conditions, civil unrest, protests, public demonstrations or the response of any Governmental Entity thereto or any escalation or worsening thereof; or any action otherwise taken, or omitted to be taken, by any of the Group Companies to protect any of their respective businesses in response to any pandemic, epidemic or disease outbreak, political or social conditions, civil unrest, protests, public demonstrations or the response of any Governmental Entity thereto or any escalation or worsening thereof, as determined by the applicable Group Company in its good-faith and reasonable discretion.

Section 6.3Tax Matters.
(a)Transfer Taxes. Any transfer Taxes, recording fees and other similar Taxes that are imposed on or collected from any of the Parties by any Governmental Entity in connection with the Transactions shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller (except for any Transfer Taxes related to the Pre-Closing Restructuring which shall constitute Pre-Closing Taxes).
(b)Straddle Taxes. Taxes for any Tax period of any Group Company that includes but does not end on the Closing Date (a “Straddle Period”) shall be allocated according to the following methodology: (i) real, personal and intangible property Taxes and any other Taxes levied on an annual or other periodic basis (“Per Diem Taxes”) for a Straddle Period shall be allocated between the periods described in the preceding sentence on a per diem basis based on the number of days during the portion of the Straddle Period ending with and including the Closing Date and number of days during the portion of the Straddle Period commencing on the day after the Closing Date, and (ii) Taxes that are not Per Diem Taxes, including income Taxes and any transactional Taxes such as Taxes based on sales, revenue or payments, for a Straddle Period shall be allocated between the portion of the Straddle Period ending with and including the Closing Date as if such Tax period ended at the end of the Closing Date. For purposes of clause (ii) of the preceding sentence, any allocation of gross or net income or deductions or other items required to determine any Taxes attributable to such a Straddle Period shall be made by means of a closing of the books and records of the Group Companies as of the Closing, provided that exemptions, allowances, deductions or other items that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending at the end of the Closing Date and the period after the Closing Date in the same method as described in clause (i) for Per Diem Taxes.
(c)Post-Closing Tax Matters. After the Closing and until the Transaction Consideration is finally determined pursuant to Section 2.3, except as expressly required by this Agreement, or unless otherwise required by applicable Law, none of Buyer or any Group Company shall, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), (i) amend or modify any Tax Return of the Group Companies with respect solely to any Pre-Closing Tax Period, (ii) make (inconsistent with past practice), change or revoke any Tax election with respect to any Group Company for any Pre-Closing Tax Period or that has retroactive effect to any period beginning on or before the Closing Date, (iii) make any election pursuant to Section 338 or 336(e) of the Code (or any similar or analogous election under state, local or non-U.S. Law) with respect to any Group Company, (iv) make any voluntary Tax disclosures with any Governmental Entity or representative thereof with respect to, or settle with any Governmental Entity or representative thereof, any Tax liability of any Group Company with respect to any Pre-Closing Tax Period, or (v) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency for any Pre-Closing Tax Period (other than extensions of time for which to file a Tax Return obtained in the ordinary course of business).
(d)Intended Tax Treatment. The Parties intend that, for U.S. federal and applicable state and local income tax purposes, any redemption of Seller’s stock in the Company pursuant to the Pre-Closing Restructuring shall be treated, together with the sale of the Company Shares by Seller to Buyer, as a single integrated transaction governed by Section 302(a) of the Code and Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954), such that any such redemption qualifies as a sale or exchange (the “Intended Tax Treatment”). The Parties agree to (i) file all applicable Tax Returns in a manner consistent with the Intended Tax Treatment and (ii) not take any position contrary or inconsistent with the Intended Tax Treatment unless otherwise required by a taxing authority subsequent to an audit. .

(e)Cooperation. Each of the Parties and their respective Affiliates shall, at the expense of the requesting Party, cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of any Tax Returns with respect to the Company or its operations and any pending or threatened audit, assessment, or other Actions with respect to Taxes of the Company for any Pre-Closing Tax Period. Such cooperation shall include the retention and (upon request) the provision of records and information which are reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Seller be entitled to review or otherwise have access to any consolidated, combined or unitary Tax Return, or information related thereto, of Buyer or its Affiliates.
(f)Tax Returns. Buyer shall prepare, or shall cause to be prepared, any Tax Return with respect to the Group Companies required to be filed after the Closing Date (taking into account applicable extensions). To the extent that the contents of any such Tax Return would reasonably be expected to impact the amount of Taxes taken into account for purposes of determining the final Transaction Consideration, (i) such Tax Return shall be prepared in a manner consistent with past practices of the Group Companies in preparing their Tax Returns except to the extent otherwise required by this Agreement or applicable Law, (ii) such Tax Return shall, to the extent permitted under applicable Law, accelerate any Taxes arising pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law) to a Pre-Closing Tax Period, and (iii) no later than twenty (20) days prior to the relevant due date for filing such income Tax Return (taking into account applicable extensions), and as soon as reasonably possible prior to the due date for filing such non-income Tax Return, Buyer shall deliver a draft copy of such Tax Return to Seller for review and comments. Seller shall notify Buyer in writing of, and Buyer shall incorporate, any reasonable comments from Seller to any such Tax Returns. The Parties shall reasonably cooperate to resolve any disputed item with respect to any such Tax Return; provided, that Buyer shall have no right to object to the values of Ophir and Trident in preparing any such Tax Return to the extent such values are properly supported by a third-party valuation from CBIZ or another reputable appraiser engaged by Seller or its Affiliates. If Buyer and Seller are unable to resolve any dispute with respect to any such Tax Return within ten (10) Business Days after receipt of Seller’s written notice, such dispute shall be immediately referred to the Accounting Firm for resolution in accordance with the procedures set forth in Section 2.3(c).
(g) Section 336(e) Election. The Group Companies and Buyer, as applicable, will, at Seller’s request, join with Seller in making a timely election under Section 336(e) of the Code with respect to any distribution occurring in the Pre-Closing Restructuring (a “Section 336(e) Election”), and the parties hereto shall reasonably cooperate in the completion and timely filing of any Section 336(e) Election in accordance with the requirements under Treasury Regulation 1.336-2(h). If Seller requests a Section 336(e) Election pursuant to this Section 6.3(g), Seller shall prepare and file all forms and documents reasonably required to effectuate the Section 336(e) Election and Buyer shall promptly execute (or cause to be executed) and deliver to Seller, completed and executed copies of any forms reasonably requested by Seller and file such documents or forms provided by Seller in order to effectuate the Section 336(e) Election (such document(s) and form(s), the “Section 336(e) Election Forms”). The completed and executed Section 336(e) Election Forms shall be consistent with the purchase price allocation provided by Seller, and subject to Buyer’s review and incorporation of reasonable comments made by Buyer. If a Section 336(e) Election is made, Buyer shall (and shall cause its Affiliates (including, following the Closing, the Group Companies) to) report the distributions occurring in the Pre-Closing Restructuring consistent with any Section 336(e) Election for all applicable Tax purposes and shall take no position inconsistent therewith in any Tax Return (including IRS Form 8883), any proceeding before any Governmental Authority, or otherwise; provided that any Taxes resulting from the Section 336(e) Election shall constitute Pre-Closing Taxes and Tax resulting from the Pre-Closing Restructuring and shall be included in the calculation of Indebtedness. No later than 30 days after the Agreement date, Seller shall provide Buyer with any and all analysis and supporting workpapers relating to the Section 336(e) Election in order to support the calculation of resulting Taxes and provide information for any related Tax Returns.
Section 6.4Access to Information.
(a)From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, upon reasonable prior written notice, the Company shall provide to Buyer and its authorized Representatives during normal business hours reasonable access to the respective books and records of such Person (in a manner so as to not unreasonably interfere with the normal business operations of such Person) solely for the purpose of facilitating Buyer’s efforts to consummate the Closing. All of such information shall be treated as “Evaluation Material” pursuant to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary set forth in this Agreement, prior to the Closing, none of Seller, any Group Company or any of their respective Affiliates shall be required to disclose to Buyer or any of its Representatives (i) any information (A) if doing so would violate or contravene any Contract or applicable Law to which any such Person or any of their respective Affiliates is a party or otherwise bound or is subject, or which it reasonably determines upon the advice of counsel could result in the loss of the ability to successfully assert the attorney-client, work product or any other legal privilege, (B) if any such Person or any of its Affiliates, on the one hand, and Buyer and any of its Affiliates, on the other hand, are adverse parties in an Action, or (C) if any such Person or any of its Affiliates determines, in good-faith, that such information should not be so disclosed due to its competitively or commercially sensitive nature, or (ii) any information relating to Taxes or Tax Returns other than information relating to the Group Companies.
(b)Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that the Confidentiality Agreement, and all rights and obligations set forth therein, shall terminate immediately as of the Closing and thereafter cease to be of any further force or effect.
Section 6.5Efforts to Consummate.
(a)Subject to the terms and conditions herein provided, the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws, to consummate and make effective as promptly as practicable the Transactions (including the satisfaction, but not waiver, of the closing conditions set forth in Article 7). All filing fees incurred in connection with the filing and compliance under the Competition Laws shall be borne equally by Buyer and Seller. Buyer and the Company shall make an appropriate filing, if necessary, pursuant to the Competition Laws with respect to the Transactions as promptly as practicable (and solely with respect to any filings under the HSR Act, within 20 Business Days) after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that are required or may be requested pursuant to the Competition Laws. The Parties shall request “early termination” of the waiting period under the HSR Act. Buyer and the Company shall, to the extent permitted under applicable Law, provide to the other copies of all written correspondence between it (or its advisors) and any Governmental Entity regarding any such filings or Transactions or any of the matters described in this Section 6.5. Buyer and the Company shall promptly inform the other of any substantive oral communication with, and provide copies of any written communications with, any Governmental Entity regarding any such filings or the Transactions or any of the matters described in this Section 6.5, unless prohibited by applicable Law or any Governmental Entity. Neither Buyer nor the Company, nor any of their respective Affiliates or Representatives, shall independently participate in any substantive meeting or conference call with any Governmental Entity in respect of any such filings, investigations or other inquiries regarding the Transactions without giving the other Party prior notice of such meeting or conference call and, to the extent permitted by applicable Law or such Governmental Entity, the opportunity to attend or participate. To the extent permissible under applicable Law, Buyer and the Company will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either of them relating to proceedings under the Competition Laws; provided that such materials may be redacted by legal advisors of such Party as necessary to (i) remove references to the valuation of the Transactions, (ii) remove competitively sensitive information and (iii) comply with applicable Law. Buyer and the Company may, as they deem advisable, designate any competitively sensitive materials provided to the others under this Section 6.5 or any other section of this Agreement as “legal counsel only,” in which case such materials and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. Notwithstanding the foregoing, no Party shall be obligated to share with the other Parties documents responsive to items 4(c) and 4(d) on the Notification and Report Form for Certain Mergers and Acquisitions under the HSR Act.
(b)Buyer shall have the principal responsibility for devising and implementing the strategy for obtaining any clearance required under the HSR Act or such other applicable Law; provided that Buyer and the Seller shall consult in advance with each other and in good faith take each other’s views into account prior to taking any material substantive position in any written submissions or, to the extent practicable, discussions with any governmental body, or determining whether to (i) stay, toll or extend, directly or indirectly, any applicable waiting period under the HSR Act or (ii) pull and refile any filing made under the HSR Act. Notwithstanding anything to the contrary, Buyer shall not be required to (and Buyer’s obligations to use “reasonable best efforts” described herein shall not include the obligation to) (a) propose, negotiate, effect, offer, or agree to divest, sell, lease, license, transfer, dispose of or otherwise encumber (or cause any of its Subsidiaries to offer or agree to divest, sell, lease, license, transfer, dispose of or otherwise encumber) any of its or the Group Companies’ respective businesses, product lines or assets, (b) propose, negotiate, effect, offer, take or agree to take (or cause any of its Subsidiaries or the Group Companies to take or agree to take) any condition, limitation or restriction on, or other impairment of, any of its, its Subsidiaries’ or the Group Companies’ respective businesses, product lines or assets (or the operation of such business(es), product line(s) or asset(s)) if, solely with respect to the actions in (b), such condition, limitation or restriction could, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the condition, business, assets, properties or results of operations of Buyer or GEOST (such effect to be calculated based on an enterprise the size of GEOST) or materially and adversely impact the economic or business benefits to Buyer of the Transactions (each such action in (a) and (b), a “Remedial Action”); provided, that the Company shall not take or offer to take (and shall cause the other Group Companies not to take or offer to take) any Remedial Action without the prior written consent of Buyer, and (c) oppose or defend against any investigation, inquiry, claim, action, suit, arbitration, litigation or proceeding by any Governmental Entity to prevent or enjoin the consummation of the Transactions.
(c)Buyer acknowledges and agrees that certain consents from or notices to Governmental Entities or other Persons pursuant to Contracts or other agreements to which a

Group Company or Seller is a party may be required in connection with the Transactions, and such consents or notices may not have been obtained or made as of the date hereof and may not be obtained or made on or prior to the Closing. Subject to compliance with the express provisions of this Section 6.5, Buyer acknowledges and agrees that (i) none of the Group Companies and Seller shall have any liability or obligation whatsoever to Buyer (and Buyer will not be entitled to assert any claims) arising out of or relating to the failure to obtain any such consents or make any such notices or because of the default, acceleration, termination or loss of right under any such Contract or other agreement as a result thereof and (ii) the failure to obtain any such consents or make any such notices, and any default, acceleration, termination or loss of right under any such Contract or other agreement as a result thereof, shall not, in and of itself, result in (or be deemed to result in) any failure of any condition to the Closing for the benefit of Buyer (or, if for the benefit of multiple Parties, to the extent for the benefit of Buyer) to be satisfied.
Section 6.6Indemnification; Directors’ and Officers’ Insurance.
(a)Buyer agrees that all rights to indemnification, exculpation and advancement of expenses now existing in favor of any current or former directors, officers, employees or agents of Seller or any Group Company, or any other natural person who is a beneficiary of any such obligation of any such Person (collectively, “Indemnified Persons”), as provided in the Governing Documents of any Group Company or in a written indemnification agreement with a Group Company made available to Buyer, in each case, in effect as of the date of this Agreement with respect to any matters occurring on or prior to the Closing Date (including the fact that the Indemnified Person is or was an officer, director, manager, agent, employee or fiduciary of any Group Company), shall survive the consummation of the Transactions and shall continue in full force and effect and that Buyer shall, and shall cause the Group Companies, to the maximum extent permitted by applicable Law, to (i) perform and discharge the Group Companies’ obligations to provide such indemnity, exculpation and advancement of expenses after the Closing (irrespective of whether any matter is asserted or claimed prior to, on or following the Closing), (ii) not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification, exculpation or advancement of expenses could be sought by such Indemnified Person hereunder) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Action or such Indemnified Person otherwise consents in writing and (iii) cooperate in the defense of any such matter by any Indemnified Person. The indemnification, liability limitation or exculpation and expense advancement provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were Indemnified Persons, unless such modification is required by applicable Law.
(b)Prior to the Closing, Seller shall cause the Company to, and the Company shall purchase (at the Company’s cost and expense, except that Buyer will pay 50% of the Tail Policy Expenses up to a maximum of $50,000) a “tail” insurance policy with reputable and financially sound carriers providing directors’ and officers’ employment practices liability and fiduciary insurance coverage for the benefit of each Person who, at any time prior to the Closing, is or was an Indemnified Person with respect to matters occurring on or prior to the Closing, with coverage for six (6) years following the Closing Date with respect to claims arising out of acts or omissions occurring at or prior to the Closing (the “Tail Policy”). The Tail Policy shall provide coverage that is at least equal to the coverage in effect on the date of this Agreement under the Group Companies’ directors’ and officers’ liability insurance policies. Buyer agrees to take all necessary actions to maintain such policies in full force and effect and fulfill its obligations thereunder throughout such six (6)-year period following the Closing Date.

(c)Notwithstanding anything contained in this Agreement to the contrary, if any Action (whether arising before, on or after the Closing) is made or otherwise threatened to be made against any Indemnified Person on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of Section 6.6(a) shall continue in effect until the final disposition and resolution of such Action. Buyer hereby agrees that, with respect to any obligation owed, at any time, to an Indemnified Person, the Group Companies or any Other Indemnitor, pursuant to any Governing Documents, indemnification agreement made available to Buyer or other document or agreement made available to Buyer or pursuant to this Section 6.6 (any of the foregoing is herein an “Indemnification Agreement”), Buyer and the Group Companies (i) shall at all times, be the indemnitors of first resort (i.e., their obligations to an Indemnified Person shall be primary and any obligation of the Other Indemnitors to provide indemnification for the same expenses or liabilities incurred by such Indemnified Person shall be secondary), and (iii) irrevocably waive, relinquish and release the Other Indemnitors from any and all claims (A) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (B) that the Indemnified Person must seek expense advancement or reimbursement, or indemnification, from any Other Indemnitor before Buyer and the Group Companies must perform their expense advancement and reimbursement, and indemnification obligations, under this Agreement.
(d)Buyer hereby acknowledges that the Indemnified Persons have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by Seller and/or a Seller Party (collectively, the “Other Indemnitors” and, individually an “Other Indemnitor”).
(e)The Indemnified Persons are intended to be third-party beneficiaries of this Section 6.6 and shall be entitled to individually enforce the provisions of this Section 6.6.
(f)In the event that Buyer, the Company, any of their Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, Buyer shall make proper provision so that the successors and assigns of such Person(s), as applicable, shall assume all of the obligations thereof set forth in this Section 6.6.
Section 6.7Exclusive Dealing. From and after the date of this Agreement until the earlier of Closing and the termination of this Agreement in accordance with its terms, neither Seller nor the Company, nor shall they permit any of their respective Affiliates, officers, directors, employees, Representatives, consultants, financial advisors, attorneys, accountants or other agents acting on their behalf to, directly or indirectly: (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations with any Person concerning any Acquisition Proposal, (iii) enter into any Contract relating to any Acquisition Proposal, or (iv) provide any confidential or nonpublic information or data to any Person relating to any Acquisition Proposal. Seller agrees to, and agrees to cause the Group Companies and each of their Affiliates to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Person other than Buyer with respect to any Acquisition Proposal. Seller will promptly (within 48 hours) notify Buyer following receipt by Seller, the members of the Group Companies or any of their Affiliates of any Acquisition Proposal or any request for nonpublic information relating to the Company or any other member of the Group Companies by any Person that informs either Seller, the Company, any other member of the Group Companies or any of their Affiliates that such Person is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with Seller, the Company, any other member of the Group Companies, or any of their Affiliates relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions thereof. Seller shall promptly inform Buyer of Seller’s receipt of any amendments to or revisions of the material terms of such Acquisition Proposal. Seller shall, and shall cause the Group Companies and their Affiliates to, use their reasonable efforts to enforce any existing confidentiality or standstill agreements to which Seller, the Group Companies or any of their Affiliates is a party relating to the Group Companies in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Group Companies or any equity or voting securities of the Group Companies, as applicable or (ii) a merger, consolidation, share exchange or other business combination involving the Group Companies. With respect to the Persons with whom discussions or negotiations have been terminated, Seller shall, and shall cause the Group Companies and their Affiliates to, use their commercially reasonable efforts to obtain the return or destruction of, to the extent permitted in accordance with the terms of an applicable confidentiality agreement, any confidential information previously furnished to any such Person or any of its affiliates or Representatives.
Section 6.8Documents and Information. After the Closing, each of Buyer and the Company shall, and each of them shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents (including Tax Returns, schedules, work papers and other material records or other documents relating to Taxes) pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying by Seller or any of its designees (at Seller’s or such designee’s expense) during normal business hours, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed before the seventh (7th) anniversary of the Closing Date by Buyer, the Company or any of their respective Subsidiaries, without first advising Seller in writing of such intended destruction and giving Seller (or its designee) a reasonable opportunity to obtain possession thereof.
Section 6.9Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to and shall not (and shall not permit any of its Subsidiaries, or any of its or their respective employees, officers, directors, agents, advisors or other Representatives to), directly or indirectly, contact any employee, customer, supplier, distributor, service provider, advisor, lessee, lessor, lender, licensee, or other material business relation of any Group Company or Seller specifically regarding any Group Company or any of their respective businesses or the Transactions without the prior written consent of Seller.
Section 6.10280G Stockholder Approval. As promptly as practicable after the execution of this Agreement, for any disqualified individual (as defined in the Section 280G of the Code) who agrees to make such payments subject to such approval, the Group Companies shall solicit the approval by such number of stockholders of the Group Companies as is required by the terms of Section 280G(b)(5)(B) of the Code (in a manner reasonably satisfactory to Buyer) of a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all payments and/or benefits provided that would reasonably be expected to result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”). Any such stockholder approval shall be sought by the Group Companies in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such

Treasury Regulations. Each Group Company agrees that: (i) in the absence of such stockholder approval, no Section 280G Payments shall be made; and (ii) no later than one (1) Business Day prior to the Closing, the Group Companies shall deliver to Buyer waivers, in form and substance satisfactory to Buyer, duly executed by each Person who might receive any Section 280G Payment and who agrees to make such Section 280G Payment subject to such approval. The form and substance of all stockholder approval documents contemplated by this Section 6.10, including the waivers, shall be subject to the prior review and reasonable comment of Buyer. This Section 6.10 in no way qualifies or modifies the Company’s and the Seller’s representations and warranties pursuant to Section 3.16(m).
Section 6.11Employee Benefits Matters.
(a)For one (1) year following the Closing Date, Buyer shall provide, or shall cause an Affiliate of Buyer to provide, the Business Employees who continue to be employed by a Group Company as of the Closing (“Continuing Employees”) with base salary or hourly wage rate that in the aggregate are the same as those provided to such Continuing Employees immediately prior to the Closing Date and employee benefits (excluding equity or equity-based compensation, severance, defined benefit, deferred compensation, retiree health or welfare, long-term incentive, change in control, retention or other similar compensation or benefits) that are substantially the same as those provided by Buyer to similarly situated employees after the Closing Date.
(b)Buyer further covenants and agrees that, from and after the Closing Date, Buyer shall use, or shall cause an Affiliate of Buyer to use, its commercially reasonable efforts to, and shall use its commercially reasonable efforts to cause each Group Company to, grant all of such Continuing Employees full credit for any service with such Group Company earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual, disability and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by or on behalf of Buyer or any Group Company on or after the Closing Date (the “New Plans”) in a manner no less favorable to any such Continuing Employee than as recognized by the Group Companies prior to the Closing, except where credit would result in duplication of benefits. In addition, Buyer shall use its commercially reasonable efforts (A) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by any Continuing Employee under any similar or analogous Employee Benefit Plan as of the Closing and (B) cause any deductible, coinsurance and covered out-of-pocket expenses paid on or before the Closing Date in the plan year in which the Closing Date occurs by any Continuing Employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation.
(c)Nothing contained herein, express or implied, is intended to confer upon any current or former employee of any Group Company (or any beneficiary thereof) any right to continued employment for any period or continued receipt of any specific employee benefit, shall interfere with or restrict in any way the rights of Buyer, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan. Nothing contained herein, express or implied, shall be construed to establish, amend, or modify any Employee Benefit Plan or create any third party rights in any current or former employee, director or other service provider of Buyer, any Group Company or any of their respective affiliates (or any beneficiaries or dependents thereof).

Section 6.12Notices and Consents.
(a) Prior to the Closing, Seller will cause the applicable Group Company to use its commercially reasonable efforts to obtain all consents, waivers and approvals of the Persons listed on Schedule 6.12(a) (the “Required Consents”). Seller will provide to Buyer evidence of all such Required Consents that are obtained. Notwithstanding the foregoing, in no event shall Seller or any Group Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any Required Consent.
(b) Prior to the Closing, Seller will cause each Group Company to use its commercially reasonable efforts to give prior notice of the Transactions to the Persons listed on Schedule 6.12(b).
(c)Seller and Buyer shall work together in good faith in the preparation and delivery of the Required Consents and notices contemplated hereby.
Section 6.13Termination of Certain Agreements. Prior to the Closing, Seller shall cause the applicable Group Company to terminate, or assign or transfer to Seller’s Affiliates (other than the Group Companies), all Contracts set forth in Schedule 6.13, and shall provide to Buyer evidence of such termination, assignment or transfer in customary form.
Section 6.14[Reserved]
Section 6.15R&W Insurance Policy. Buyer shall pay or cause to be paid all unpaid costs and expenses relating to the R&W Insurance Policy, including the total premium, underwriting fee, applicable brokerage commission, and Taxes related to the R&W Insurance Policy (collectively, the “R&W Insurance Policy Expenses”). Buyer will not, nor shall Buyer permit any of its Affiliates (including, after the Closing, the Group Companies) to, whether prior to or following the Closing, without the prior written consent of Seller, terminate the R&W Insurance Policy or amend or modify the subrogation provisions of the R&W Insurance Policy in a manner that would reasonably be expected to be adverse to Seller or any Seller Party. If Buyer obtains the R&W Insurance Policy, Buyer shall provide Seller with the opportunity to review and comment on the R&W Insurance Policy before the R&W Insurance Policy is fully bound. Seller shall use commercially reasonable efforts to cooperate with any reasonable and customary request from Buyer with respect to Buyer’s efforts to obtain and bind the R&W Insurance Policy.
Section 6.16Registration.
(a)Buyer agrees that, promptly after the Closing, but no later than 5:00 P.M. Eastern Time on the Closing Date, Buyer will, at its own expense, file with the SEC (i) an automatic shelf registration statement on Form S-3 ASR or a prospectus supplement to an existing effective automatic shelf registration statement on Form S-3 ASR (such registration statement, including any amendments, supplements or successor registration statement, the “S-3 Registration Statement” and, such prospectus supplement filing, if any, the “Pro Supp”) registering the resale of the Stock Consideration by the Selling Securityholder(s) (as defined below) and (ii) pay in respect thereof the filing fee covering the Stock Consideration at the time the Pro Supp or S-3 Registration Statement, as applicable, is filed; provided, however, that Buyer’s obligation to include the Stock Consideration in the S-3 Registration Statement and/or Pro Supp is contingent upon the party(ies) in whose name the Stock Consideration will be issued at Closing (each of Seller, such other party(ies) and any transferee thereof, a “Selling Securityholder” and, collectively, the “Selling Securityholders”), furnishing in writing to Buyer such information as Buyer may reasonably request in connection with effecting such registration, including information regarding the Seller, the securities of Buyer held by the Seller, and the possible methods of disposition of the Registrable Securities (as defined below), and the Selling Securityholders shall execute such documents in connection with such registration as Buyer may reasonably request and that are customary of a selling stockholder in similar situations, provided that such documentation and information requested is necessary for Buyer to consummate such registration and shall be used thereby only in connection with such registration. Any failure by Buyer to file the S-3 Registration Statement and/or Pro Supp on the Closing Date shall not otherwise relieve Buyer of its obligations to file the S-3 Registration Statement and/or Pro Supp as set forth in this Section 6.16. Buyer will provide a draft of the S-3 Registration Statement and/or Pro Supp to Seller and its counsel set forth in Section 11.2 (unless otherwise previously directed in writing to Buyer by the Selling Securityholders) at least five (5) Business Days in advance of filing the S-3 Registration Statement and/or Pro Supp and reasonably consider any comments of such counsel for inclusion in the S-3 Registration Statement and/or Pro Supp, provided that, for the avoidance of doubt, Buyer shall not be required to delay or postpone the filing of the S-3 Registration Statement and/or Pro Supp as a result of or in connection with any Selling Securityholder’s review, unless such Selling Securityholder shall have, based upon the advice of legal counsel, reasonably objected on the grounds that the Registration Statement and/or Pro Supp does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder, or the Selling Securityholders have requested that the Registration Statement and/or Pro Supp not be filed and provided a written waiver to Buyer in respect of any breach of this Section 6.16 resulting from complying with such request. “Registrable Securities” shall mean, as of any date of determination, shares of Buyer Stock representing the Stock Consideration received by Seller or one or more of its designees at Closing and any shares of Buyer Stock issued or issuable, directly or indirectly, in exchange for or with respect to the shares of Buyer Stock representing the Stock Consideration, including by way of a stock dividend, stock split or combination of shares or in connection with a reclassification, recapitalization, merger, consolidation or other reorganization; provided, that any shares of Buyer Stock shall cease to be Registrable Securities (A) after the S-3 Registration Statement and/or Pro Supp has been filed and such shares of Buyer Stock shall have been disposed of in accordance with the S-3 Registration Statement and/or Pro Supp, (B) at such time as the holder thereof is eligible to sell such shares of Buyer Stock pursuant to Rule 144 under the Securities Act (“Rule 144”) without limitation as to volume and manner of sale or (C) when such shares of Buyer Stock shall have ceased to be outstanding. Notwithstanding any provision of this Section 6.16 to the contrary, Buyer shall have no obligation to Seller or any other Selling Securityholder to participate in or otherwise support with its advisors, make any filings in respect of, or pay any expenses related to, any underwritten offering of any Registrable Securities.
(b)Buyer shall use commercially reasonable efforts to: (i) keep the S-3 Registration Statement effective so long as any Selling Securityholder holds any Registrable Securities; (ii) prepare and file with the SEC such amendments to the S-3 Registration Statement and amendments or supplements to the prospectus included therein and the Pro Supp, including free writing prospectuses, as may be necessary to comply with the Securities Act with respect to the resale of the Registrable Securities included in the S-3 Registration Statement; (iii) furnish, without charge, to any Selling Securityholder such number of copies of the S-3 Registration Statement, the Pro Supp, and any other prospectus (including any preliminary prospectus, any amended or supplemented prospectus and any free writing prospectus) in conformity with the requirements of the Securities Act and such other documents as such Selling Securityholder may reasonably request in order to facilitate the offering and sale of its Registrable Securities, and Buyer shall consent to the use in accordance with all applicable Law of each such document by each Selling Securityholder in connection with the offering and sale of its Registrable Securities covered thereby; (iv) register or qualify the Registrable Securities under the securities or “blue sky” laws of such U.S. state jurisdictions as may be required by applicable Law to enable such Selling Securityholder to consummate the disposition of the Registrable Securities in such jurisdictions; provided, that Buyer shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction where it has not been qualified or is not otherwise subject to a general consent for service of process; (v) notify the Selling Securityholders promptly (A) when any prospectus supplement or free writing prospectus related to the S-3 Registration Statement or any post-effective amendment to the S-3 Registration Statement has been filed and, with respect to any post-effective amendment, when the same has become effective, (B) of any request by the SEC or state securities authority for amendments or supplements to the S-3 Registration Statement or the prospectus related thereto or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the S-3 Registration Statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Buyer of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose and (E) after Buyer becomes aware that the S-3 Registration Statement or the prospectus included therein includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; provided, that Buyer shall not, when so notifying the Selling Securityholders of any matter pursuant to this subclause (v), provide the Selling Securityholders with any material, nonpublic information regarding Buyer other than to the extent that such notice itself may constitute material, nonpublic information regarding Buyer; and (vi) obtain the withdrawal of any order suspending the effectiveness of the S-3 Registration Statement.
(c)Notwithstanding anything to the contrary in Section 6.16(b), Buyer shall be entitled to delay the filing of a supplement or amendment to the S-3 Registration Statement or the Pro Supp, as applicable, and request that all Selling Securityholders temporarily discontinue any offers and sales of the Registrable Securities under the S-3 Registration Statement or Pro Supp, as applicable, and as set forth in greater detail below, if any such filing or any continued offer and sale under the S-3 Registration Statement or Pro Supp would require Buyer to make any public disclosure of material non-public information regarding Buyer that is not otherwise required by law to be publicly disclosed at such time, which disclosure, in the good faith judgment of Buyer, after consultation with counsel, (A) would require a supplement or amendment to the S-3 Registration Statement and/or Pro Supp and (B) would reasonably be expected to materially impede, delay, interfere with or otherwise have a material adverse effect on any material business transaction by Buyer (each such circumstance, a “Suspension Event”); provided, however, that Buyer may not effect such a delay for more than fifty (50) consecutive calendar days or more than ninety (90) total calendar days during any twelve (12)-month period. Upon receipt of any written notice from Buyer of the happening of any Suspension Event during the period that the S-3 Registration Statement is effective or if as a result of a Suspension Event the S-3 Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, (in the case of the prospectus) in light of the circumstances under which they were made, not misleading, the Selling Securityholders shall (i) immediately discontinue offers and sales of the Registrable Securities under the S-3 Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144 or any other exemption available to the Selling Securityholders from the registration requirements of the Securities Act in accordance with applicable Law) until the Selling Securityholders receive copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above or unless otherwise notified by Buyer that it may resume such offers and sales, and (ii) maintain the confidentiality of the receipt and contents of such written notice delivered by Buyer unless otherwise required by applicable Law; provided, that Buyer shall not, when so notifying the Selling Securityholders of any Suspension Event, provide the Selling Securityholders with any material, nonpublic information regarding Buyer other than to the extent that such notice itself may constitute material, nonpublic information regarding Buyer.
(d)Indemnification.
(i)Buyer shall, notwithstanding any termination of this Agreement, indemnify and hold harmless, to the fullest extent permitted by Law, each Selling Securityholder, its directors, officers, employees, Affiliates, agents, and each person who controls such Selling Securityholder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors and employees of each such controlling person, from and against any and all losses, claims, damages, expenses (including without limitation legal and other professional fees reasonably incurred), costs and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (collectively, “Losses”), that arise out of, are based upon, or are caused by:
(A) any untrue statement or alleged untrue statement of material fact contained in the S-3 Registration Statement (including any information deemed to be part thereof pursuant to Rules 430A and 430B promulgated under the Securities Act), the prospectus included therein or any amendment thereof or supplement or free writing prospectus thereto, including the Pro Supp, or document incorporated by reference therein;
(B)any omission or alleged omission of a material fact required to be stated in the S-3 Registration Statement (including any information deemed to be part thereof pursuant to Rules 430A and 430B promulgated under the Securities Act), the prospectus included therein or any amendment thereof, including any document incorporated by reference therein or necessary to make the statements therein, (in the case of any supplement or free writing prospectus to the S-3 Registration Statement or document incorporated by reference therein); or
(C)any omission or alleged omission of a material fact required to be stated in the prospectus included in the S-3 Registration Statement or any supplement or free writing prospectus thereto, including the Pro Supp, or document incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and in each case, Buyer will reimburse such Selling Securityholder or other person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such claim, as incurred, in each case except to the extent that such untrue statement, omission or alleged untrue statement or omission in such filing is made in reliance upon and in conformity with information furnished in writing to Buyer by or on behalf of such Selling

Securityholder expressly for use therein. Buyer shall notify the Selling Securityholders promptly of the institution, threat or assertion (to Buyer’s knowledge) of any proceeding arising from or in connection with the S-3 Registration Statement, the prospectus included therein or any amendment thereof or supplement thereto (including the Pro Supp) or document incorporated by reference therein; provided, however, that the indemnification contained in this Section 6.16(d)(i) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall Buyer be liable for any Losses to the extent they arise out of or are based upon a violation which occurs in connection with any offers or sales effected by or on behalf of a Selling Securityholder in violation of this Agreement.
(ii)In connection with the S-3 Registration Statement, the Selling Securityholders shall, severally and not jointly, indemnify and hold harmless, to the fullest extent permitted by applicable Law, Buyer, its directors, officers, employees, Affiliates, agents, and each Person who controls Buyer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the officers, directors and employees of each such controlling Person to the extent and in the manner set forth in clause (i) above, but only to the extent that such untrue statement, omission or alleged untrue statement or omission was made (or not made in the case of an omission) in reliance on, and in conformity with, information or affidavit furnished in writing by or on behalf of such Selling Securityholder to Buyer expressly for use therein; provided, however, that in no event shall the liability of a Selling Securityholder be greater in amount than the dollar amount of the net proceeds received by such Selling Securityholder from such sale of Registrable Securities pursuant to the S-3 Registration Statement giving rise to such indemnification obligation; provided, further, that the indemnification contained in this Section 6.14(d)(ii) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of such Selling Securityholder (which consent shall not be unreasonably withheld, conditioned or delayed).
(iii)Any Person entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that the failure to give prompt notice shall not relieve any indemnifying party from any liability under this Section 6.16(d) to the extent such failure has not materially prejudiced the indemnifying party through the forfeiture of substantive rights or defenses and shall not relieve the indemnifying party from any liability which it may have otherwise than on account of this Section 6.16(d)) and, (B) unless in such indemnified party’s reasonable judgment a conflict of interest exists between such indemnified and indemnifying party with respect to such claim (due to, among other things, the availability of different or additional legal defenses to one party versus the other or representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them), permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party). An indemnifying party who is not entitled to or elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (together with one firm of local counsel (in each jurisdiction)) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party, a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim, or the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to the indemnified party. No indemnifying party shall, without the written consent of the indemnified party, consent to the entry of any judgment or enter into any settlement unless (X) such claim is being be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), (Y) such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation and (Z) such settlement does not include a statement or admission of fault or culpability on the part of such indemnified party.
(iv)The indemnification provided under this Section 6.16(d) shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, Affiliate or controlling Person of such indemnified party and shall survive the transfer of the Registrable Securities.
(v)If the indemnification provided under this Section 6.16(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 6.16(d)(i), Section 6.16(d)(ii) and Section 6.16(d)(iii), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6.16(d)(v) from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 6.16(d)(v) by any seller of Registrable Securities shall be limited in amount to the amount of net proceeds received by such seller from such sale of Registrable Securities pursuant to the S-3 Registration Statement.
(vi)Buyer will use its commercially reasonable efforts to, at the reasonable request of any Selling Securityholder, facilitate the timely preparation and delivery of certificates or ledger entries not bearing any restrictive legends representing the Registrable Securities sold pursuant to an effective S-3 Registration Statement or pursuant to Rule 144. In furtherance of and subject to the foregoing, Buyer shall, within one (1) Business Day of such a Selling Securityholder’s reasonable request, (i) deliver all the necessary documentation to cause the Buyer’s transfer agent to remove all restrictive legends from any Registrable Securities being sold under the S-3 Registration Statement or pursuant to an exemption from the registration requirements of the Securities Act, including Rule 144, in connection with such sale of the Registrable Securities, and (ii) deliver or cause its legal counsel to deliver to the Buyer’s transfer agent the necessary legal opinions or instruction letters required by the transfer agent. Buyer’s obligations under this clause (vi) are subject to its receipt of reasonable and customary representation letters from such Selling Securityholder and such other customary supporting documentation, including seller representation letters and broker representation letters as reasonably requested in connection therewith by and in a form reasonably acceptable to Buyer and its counsel. Such Selling Securityholder shall disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Registrable Securities to Buyer (or its successor) upon reasonable request to assist the Buyer in connection with effecting its obligations under this Section 6.16(d)(vi).
(e)SEC Reporting. With a view to maintaining the effectiveness of the S-3 Registration Statement and making available to the Selling Securityholders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, Buyer agrees to use its commercially reasonable efforts to:
(i)file with or furnish to the SEC all reports and other documents required to be so filed or furnished by Buyer under the Exchange Act; and
(ii)so long as any Selling Securityholder holds any Registrable Securities, furnish to the Selling Securityholders promptly upon request a written statement (which may be furnished via electronic mail communication) by or on behalf of Buyer as to its (A) then current compliance with the reporting requirements of Rule 144(c)(1) under the Securities Act, (B) status as a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act (“WKSI”) and (C) Form S-3 eligibility under Instructions A and B.3 to such form.
(f)Eligibility. Buyer shall use its commercially reasonable efforts to remain current in its reporting to maintain eligibility to file with the SEC registration statements on Form S-3, including use of an automatic “shelf” registration statement on Form S-3 ASR as a WKSI, for offerings and secondary sales made on a continuous basis pursuant to Rule 415 under the Securities Act. Notwithstanding Section 6.16(a) or any other provision of this Section 6.16, if (A) Seller waives the closing condition in Section 7.3(e) at a time when the Buyer is not a WKSI on the Closing Date or (B) at any time after the Closing Date when Buyer is required to re-evaluate its WKSI status, Buyer determines that it is not a WKSI, Buyer shall promptly (1) in the case of clause (B), refile the S-3 Registration Statement on Form S-3 or, if such form is not available, Form S-1, or (2) in the case of clause (A) or (B) promptly file a new registration statement on Form S-3 or, if such form is not available, Form S-1, in any case, to register or reregister any outstanding Registrable Securities, and use its commercially reasonable efforts to have such new or replacement registration statement declared effective and to keep such new or replacement registration statement effective so long as any Registrable Securities remain outstanding, and all references in this Section 6.16 to the S-3 Registration Statement shall be read to include such new or replacement registration statement(s).
(g)Listing on Principal Market. Buyer shall use its reasonable best efforts to cause the shares of Buyer Stock to be issued as the Stock Consideration to be approved for listing on the Principal Market, subject to official notice of issuance, prior to the Closing, and to maintain a listing on the Principal Market so long as any Selling Securityholder holds any Registrable Securities..
Section 6.17Repayment of Indebtedness and Transaction Expenses. Prior to the Closing:

(a)Seller shall deliver, or cause to be delivered, in form and substance reasonably satisfactory to Buyer, customary payoff letters with respect to the Closing Date Payoff Indebtedness (other than item 3 of Schedule 1.1(b)), which letters shall reflect the amounts required to be paid in full thereunder in order to fully discharge such Closing Date Payoff Indebtedness and terminate all applicable obligations and liabilities of the Group Companies thereunder and shall provide for the release of all Liens in connection with such Closing Date Payoff Indebtedness following satisfaction of the terms contained in such payoff letters (such payoff letters collectively, together with the required discharge statements, termination statements and originals of all pledged collateral to be returned to the applicable Group Company, the “Payoff Letters”).
(b)Seller shall deliver, or cause to be delivered, to Buyer copies of final invoices from each payee of the Transaction Expenses (excluding in respect of clause (ii) of the definition thereof) (the “Transaction Expenses Invoices”).
Section 6.18Transition Services Agreement. Prior to Closing, each of Buyer and Seller shall negotiate the terms of a transition services agreement (the “TSA”) in good faith on terms mutually agreeable to Buyer and Seller and shall use their respective commercially reasonable efforts to enter into the TSA effective as of the Closing Date.
Section 6.19401(k) Plan Vesting. Effective as of the day prior to the Closing (but contingent upon the occurrence thereof), Seller shall cause all accounts of Business Employees under the Aon Pooled Employer Plan (the “401(k) Plan”) to be fully vested, and all Continuing Employees shall have an independent right to a distribution from the 401(k) Plan immediately after the Closing Date. Continuing Employees shall be provided with a written notification by GEOST prior to the Closing Date regarding the treatment of their accounts under the 401(k) Plan, with such notice subject to the advance review and comment of Buyer prior to distribution, which shall not be unreasonably delayed or withheld.
Article 7
CONDITIONS TO CONSUMMATION OF THE SALE TRANSACTIONS
Section 7.1Conditions to the Obligations of the Parties. The respective obligation of each Party to consummate the Transactions is subject to the satisfaction, or, if permitted by applicable Law, waiver by Seller and Buyer, on or prior to the Closing, of the following conditions:
(a)any applicable waiting period under the HSR Act shall have expired or been terminated;
(b)no Law, order, decree, ruling or injunction issued by any court of competent jurisdiction or other Governmental Entity prohibiting the consummation of the Transactions shall be in effect;
(c)the Buyer Stock Price is not less than $4.50; and
(d)the Pre-Closing Restructuring shall have been consummated in accordance with EXHIBIT A.
Section 7.2Other Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Transactions is subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer, on or prior to the Closing of the following further conditions:
(a)each of the representations and warranties:

(i)of the Company and Seller set forth in Section 3.2(a)-(e) and of Seller set forth in Section 4.4 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties need only be true and correct in all respects on and as of such earlier date);
(ii)set forth in the Fundamental Representations, in each case, other than those referenced in the immediately preceding clause (i) of this Section 7.2(a), shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties need only be true and correct in all material respects on and as of such earlier date);
(iii)of the Company and Seller set forth in Article 3 and of Seller set forth in Article 4, in each case, other than the Fundamental Representations, shall be (A) true and correct (without regard to any “materiality,” “Material Adverse Effect” or similar materiality qualifiers set forth therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties need only be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not, individually or in the aggregate, had a Material Adverse Effect;
(b)each of the Company and Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement on or prior to the Closing;
(c)prior to or at the Closing, the Company and Seller shall have delivered (or cause to be delivered) the following documents to Buyer:
(i)(A) a certificate executed by an authorized officer of the Company, acting solely in such capacity, dated as of the Closing Date, to the effect that to such authorized officer’s or signatory’s knowledge the conditions specified in Section 7.2(a) and Section 7.2(b), but solely with respect to the representations or warranties made by, or covenants and agreements to be performed or complied with by, the Company, are satisfied, and (B) a certificate executed by an authorized officer of the general partner of Seller, acting solely in such capacity, dated as of the Closing Date, to the effect that to such authorized officer’s knowledge the conditions specified in Section 7.2(a) and Section 7.2(b), but solely with respect to the representations or warranties made by, or covenants and agreements to be performed or complied with by, Seller, are satisfied;
(ii)written resignations of any director or officer of a Group Company, in each case, from such Person’s capacity as such (and not, for the avoidance of doubt any other capacity, including any such Person’s capacity as an employee) identified by Buyer by written notice to the Company at least three (3) Business Days prior to the Closing Date;
(iii)all stock certificates representing the Company Shares, duly endorsed in blank or accompanied by duly executed stock powers;
(iv)an IRS Form W-9 of Seller;
(v)evidence that the Contracts set forth in Schedule 6.13 have been terminated, assigned or transferred;

(vi)pursuant to Section 6.17, fully executed Payoff Letters and the Transaction Expenses Invoices;
(vii)a certificate of good standing (or equivalent) for each Group Company from each such Group Company’s jurisdiction of organization, in each case, dated as of no earlier than the date that is five (5) Business Days prior to the Closing Date; and
(viii)a copy of all documents in the Data Room as of the date of this Agreement on a flash drive or via bulk download.
(d)Termination of Company Benefit Arrangements. The Company shall have complied with the terms of Section 6.19 hereof and also have terminated, transferred, cancelled or withdrawn in a manner reasonably satisfactory to Buyer from the Employee Benefit Plans set forth in Schedule 7.2(d) hereof prior to the Closing; and
(e)Material Adverse Effect. Since the date of this Agreement, a Material Adverse Effect shall not have occurred and be continuing.
Section 7.3Other Conditions to the Obligations of the Company and Seller. The obligation of the Company and Seller to consummate the Transactions are subject to the satisfaction or, if permitted by applicable Law, waiver by Seller, on or prior to the Closing of the following further conditions:
(a)the representations and warranties of Buyer set forth in Article 5 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties need only be true and correct on and as of such earlier date), except as would not prohibit, materially delay or materially impair Buyer’s ability to perform its obligations under this Agreement and consummate the Transactions;
(b)Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement on or prior to the Closing;
(c)prior to or at the Closing, Buyer shall have delivered to Seller and the Company a certificate executed by an authorized officer of Buyer, dated as of the Closing Date, to the effect that to such authorized officer’s knowledge the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;
(d)the shares of Buyer Stock issuable as the Stock Consideration shall have been authorized for listing on the Principal Market upon official notice of issuance;
(e)at the Closing, Buyer is a “well-known seasoned issuer” (as defined in Rule 405 promulgated under the Securities Act); and
(f)Buyer is eligible to file the S-3 Registration Statement and/or Pro Supp promptly following the Closing.
Notwithstanding the foregoing, if all conditions to Closing have been and/or are capable of being satisfied other than the condition set forth in Section 7.3(f), and the inability of such condition to be satisfied is due solely to Buyer having reasonably determined at such time that it is in possession of material non-public information regarding Buyer that is not otherwise required by Law to be publicly disclosed at such time, and the disclosure thereof, in the good faith judgment of Buyer, after consultation with counsel, would constitute a Suspension Event: (I) Buyer shall promptly give Seller notice thereof, in all regards subject to the requirements of any notice provided pursuant to Section 6.16(c) (the “Pre-Closing Suspension Notice”), (II) Seller shall not have any right to waive the condition to Closing set forth in Section 7.3(f) and (III) the Termination Date shall be extended for each day such Suspension Event continues unless Seller, at any time after receipt of the Pre-Closing Suspension Notice, in its sole and absolute discretion, provides written notice to Buyer (the “Seller Non-Extension Notice”) that the Termination Date shall not be extended or, if initially extended, shall not be extended further. For the avoidance of doubt, a Suspension Event and the subsequent automatic extension of the Termination Date pursuant to clause (III) shall not be subject to any temporal limitations (unless Seller otherwise notifies Buyer in writing by the Seller Non-Extension Notice pursuant to clause (III)).
Section 7.4Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied, either as a basis for not consummating the Transactions or for terminating this Agreement and abandoning the Transactions, if such failure was primarily due to the failure of such Party to perform or comply with any of its covenants or agreements under this Agreement in accordance with their terms, including those set forth in Section 6.5.
Article 8
TERMINATION
Section 8.1Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:
(a)by mutual written consent of Seller and Buyer;
(b)by Buyer, if the Company or Seller shall have breached any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, as applicable, and (ii) cannot be cured by the Termination Date or, if capable of being cured, shall not have been cured by the earlier of (A) the date that is thirty (30) calendar days following the date Seller receives written notice from Buyer stating Buyer’s intention to terminate this Agreement pursuant to this Section 8.1(b) and the basis for such termination in reasonable detail, and (B) two (2) Business Days prior to the Termination Date; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if it is then in breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied;
(c)by Seller, if Buyer shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (A) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied, as applicable, and (B) cannot be cured by Buyer by the Termination Date or, if capable of being cured, shall not have been cured by the earlier of (I) the date that is thirty (30) calendar days following the date the Company delivers a written notice to Buyer stating Seller’s intention to terminate this Agreement pursuant to this Section 8.1(c) and the basis for such termination in reasonable detail, and (II) two (2) Business Days prior to the Termination Date; provided that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Seller or the Company is then in breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 7.2(a) and Section 7.2(b) to be satisfied;
(d)by Buyer or Seller, if the Transactions shall not have been consummated on or prior to November 17, 2025 (the “Termination Date”), with such date subject to automatic extension as set forth in Section 7.3 or extension by mutual agreement of Buyer or Seller (in any such case any references to the Termination Date herein shall mean the Termination Date as extended); provided (i) that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if, as of or after the original Termination Date, all conditions to Closing have been and/or are capable of being satisfied other than the condition set forth in Section 7.3(f), and the inability of such condition to be satisfied is due solely to a Suspension Event noticed by a Pre-Closing Suspension Notice pursuant to Section 7.3 unless the Seller has delivered the Seller Non-Extension Notice; and (ii) other than with respect to Section 8.1(d)(i) above, the right to terminate this Agreement under this Section 8.1(d) shall not be available to a Party if the failure of such Party to perform or comply with any of its covenants or agreements under this Agreement primarily caused or resulted in the failure of the Transactions to be consummated on or before the Termination Date.
(e)by either Buyer or Seller, if any court of competent jurisdiction or other Governmental Entity shall have issued any order, decree, ruling or injunction prohibiting the consummation of the Transactions, which remains in effect and shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to a Party if the issuance of such final and non-appealable order, decree, ruling or injunction was primarily due to the failure of such Party to perform or comply with any of its covenants or agreements under this Agreement, including under Section 6.6; or
(f)by Buyer or Seller, at any time, if the Buyer Stock Price is less than $4.50.
Section 8.2Procedure for Termination. The Party entitled to terminate this Agreement pursuant to Section 8.1 shall exercise such termination right by delivering written notice of the exercise of such right (x) if Seller is the terminating Party, to Buyer or (y) if Buyer is the terminating party, to Seller, and, in each case, otherwise in accordance with this Agreement (including the applicable provision(s) of Section 8.1 and Section 11.2).
Section 8.3Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void and of no further force and effect (and there shall be no liability or obligation on the part of Buyer, Seller, any Seller Party, the Company, or any of their respective directors, officers, equityholders and other Representatives) with the exception of (i) the provisions of this Section 8.3, Article 9 and Article 11, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties, (ii) any obligations under the Confidentiality Agreement and (iii) any liability of a Party for any Fraud or Willful Breach of this Agreement by such Party prior to such termination of this Agreement, including liability for any and all damages, costs, expenses, liabilities or losses of any kind, in each case, incurred or suffered by the other Parties arising out of or resulting from such Fraud or Willful Breach.
Article 9
ADDITIONAL AGREEMENTS
Section 9.1Acknowledgment and Representations by Buyer and Seller.
(a)Buyer is an informed and sophisticated purchaser experienced in the evaluation of transactions like the Transactions and in making its determination to proceed with the Transactions it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Group Companies, and Buyer has relied solely on the results of its own independent investigation and the representations and warranties of the Company and Seller expressly set forth in Article 3 and Seller expressly set forth in Article 4, in each case, as qualified by the Disclosure Schedules hereto and the representations and warranties of the Company and Seller contained in any certificate delivered pursuant to this Agreement. Such representations and warranties by the Company and Seller expressly set forth in Article 3 and Seller expressly set forth in Article 4, in each case as qualified by the Disclosure Schedules hereto, and the representations and warranties of the Company and Seller contained in any certificate delivered pursuant to this Agreement constitute the sole and exclusive representations and warranties of or regarding the Group Companies and Seller, as applicable, whether to Buyer or any Buyer Related Party, in connection with this Agreement and the Transactions, and Buyer (i) understands, acknowledges, covenants and agrees that it has not, and no other Buyer Related Party has, relied, nor will Buyer nor any other Buyer Related Party rely, upon the accuracy or completeness of any other representation, warranty, statement or information of any kind or nature expressed or implied (including relating to the future or historical financial condition, results of operations, assets or liabilities of the Group Companies, or the quality, quantity or condition of the Group Companies’ assets or in respect of the accuracy or completeness of any information regarding the Group Companies furnished or made available to Buyer or any Buyer Related Party) and (ii) to induce Seller to enter into this Agreement, except for Fraud, fully and irrevocably waives, on behalf of itself and the other Buyer Related Parties (including, effective as of the Closing, the Group Companies) any right Buyer or any such Buyer Related Party may have against any Seller Party, or any other Person, with respect to any inaccuracy in any representation, warranty, statement or information referenced in the foregoing clause (i) or with respect to any omission, on the part of Seller, any Seller Party, any Group Company or any of their Affiliates or representatives, of any potentially material information other than the representations and warranties of the Company and Seller expressly set forth in Article 3 and of Seller expressly set forth in Article 4 (in each case, as qualified by the Disclosure Schedules) and the representations and warranties of the Company and Seller contained in any certificate delivered pursuant to this Agreement. In connection with Buyer’s investigation of the Group Companies, Buyer and the Buyer Related Parties have received certain projections, including projected statements of operating revenues and income from operations of the Group Companies and certain business plan information. Buyer hereby covenants, acknowledges and agrees, on behalf of itself and each other Buyer Related Party (including, after the Closing, the Group Companies), that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to either of them or their advisors, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, Buyer hereby covenants, acknowledges and agrees, on behalf of itself and each other Buyer Related Party (including, after the Closing, the Group Companies), that none of Seller, the other Seller Parties, the Company, nor any of their respective direct or indirect Affiliates or representatives (or any of their respective directors, officers, employees, members, managers, partners or agents) is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Buyer further covenants, acknowledges and agrees, on behalf of itself and each other Buyer Related Party (including, after the Closing, the Group Companies), that except for Fraud none of Seller, the other Seller Parties, the Company, nor any of their respective direct or indirect Affiliates or representatives (or any of their respective directors, officers, employees, members, managers, partners or agents), will have or be subject to any liability to Buyer, any Buyer Related Party (including, after the Closing, the Group Companies) or any other Person, resulting from the distribution to Buyer or any Buyer Related Party of, or Buyer’s or any Buyer Related Party’s use of, any such information, or any information, document or material made available to Buyer or any Buyer Related Party whether in the company overview used in connection with meetings involving Buyer and the Buyer Related Parties or otherwise, and the Company and its representatives, in certain “data rooms” and online “data sites” (including the Data Room), in management interviews, or in any other form in expectation or anticipation of the Transactions.
(b)Seller is an informed and sophisticated purchaser experienced in the evaluation of transactions like the Transactions and in making its determination to proceed with the Transactions it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of Buyer, and Seller has relied solely on the results of its own independent investigation and the representations and warranties of the Buyer expressly set forth in Article 5 (as qualified by the Disclosure Schedules) and the representations and warranties of Buyer contained in any certificate delivered pursuant to this Agreement. Such representations and warranties by the Buyer expressly set forth in Article 5 (as qualified by the Disclosure Schedules) and the representations and warranties of Buyer contained in any certificate delivered pursuant to this Agreement constitute the sole and exclusive representations and warranties of or regarding Buyer, whether to Seller or any Seller Related Party, in connection with this Agreement and the Transactions, and Seller (i) understands, acknowledges, covenants and agrees that it has not, and no other Seller Related Party has, relied, nor will Seller nor any other Seller Related Party rely, upon the accuracy or completeness of any other representation, warranty, statement or information of any kind or nature expressed or implied (including relating to the future or historical financial condition, results of operations, assets or liabilities of the Buyer, or the quality, quantity or condition of the Buyer’s assets or in respect of the accuracy or completeness of any information regarding the Buyer furnished or made available to Seller or any Seller Related Party) and (ii) to induce Buyer to enter into this Agreement, except for Fraud, fully and irrevocably waives, on behalf of itself and the other Seller Related Parties any right Seller or any such Seller Related Party may have against any Buyer Related Party, or any other Person, with respect to any inaccuracy in any representation, warranty, statement or information referenced in the foregoing clause (i) or with respect to any omission, on the part of Buyer, any Buyer Related Party, or any of their Affiliates or representatives, of any potentially material information other than the representations and warranties of the Buyer expressly set forth in Article 5 (as qualified by the Disclosure Schedules) and the representations and warranties of Buyer contained in any certificate delivered pursuant to this Agreement. In connection with Seller’s investigation of the Buyer, Seller and the Seller Related Parties may have received certain projections, including projected statements of operating revenues and income from operations of the Buyer and certain business plan information. Seller hereby covenants, acknowledges and agrees, on behalf of itself and each other Seller Related Party, that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Seller is familiar with such uncertainties and that Seller is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to either of them or their advisors, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, Seller hereby covenants, acknowledges and agrees, on behalf of itself and each other Seller Related Party, that none of Buyer, the Buyer Related Parties, nor any of their respective direct or indirect Affiliates or representatives (or any of their respective directors, officers, employees, members, managers, partners or agents) is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Seller further covenants, acknowledges and agrees, on behalf of itself and each other Seller Related Party, that except for Fraud none of Buyer, the Buyer Related Parties, nor any of their respective direct or indirect Affiliates or representatives (or any of their respective directors, officers, employees, members, managers, partners or agents), will have or be subject to any liability to Seller, any Seller Related Party or any other Person, resulting from the distribution to Seller or any Seller Related Party of, or Seller’s or any Seller Related Party’s use of, any such information, or any information, document or material made available to Seller or any Seller Related Party whether in any Buyer overview used in connection with meetings involving Seller and the Seller Related Parties or otherwise, and the Seller and its representatives, in management meetings or in any other form in expectation or anticipation of the Transactions.
Section 9.2Non-Survival. The Parties knowingly and expressly agree that, except in the case of Fraud, the representations, warranties, covenants and agreements of the Parties set forth in this Agreement shall terminate at the Closing and cease to be of any further force or effect (including, for the avoidance of doubt, with respect to any breach or violation of any such representations, warranties, covenants and agreements on or prior to the termination thereof), other than (x) those dispute resolution, purchase price adjustment and earnout provisions set forth in Section 2.3(c), Section 2.3(d) and Section 2.4, (y) the representations and warranties set forth in Section 3.26, Section 4.8, Section 5.11 and this Article 9, and (z) the covenants and agreements set forth in each of Section 6.3, Section 6.5(d), Section 6.6, Section 6.8, Section 6.11, Section 6.16, Section 6.19, Section 8.3, this Article 9, Article 11 and any related defined terms (collectively, the “Post-Closing Provisions”), which shall, in each case, expressly survive the Closing, but (other than the representations and warranties referenced in the immediately preceding clause (y)) solely to the extent requiring performance after the Closing (it being understood, for the purpose of clarity, that if and to the extent any such Post-Closing Provision requires performance on or prior to the Closing (excluding any acknowledgment or waiver effective as of the Closing, pursuant to the terms and conditions of this Agreement, which shall be effective as of the Closing and not terminate), it shall terminate effective as of the Closing and otherwise in accordance with the first sentence of this Section 9.2). Except with respect to the Post-Closing Provisions and except in the case of Fraud, no other remedy shall be asserted or sought by any Party hereto against any other Party hereto under or by virtue of any Contract, misrepresentation, tort, strict liability, or statutory or regulatory Law (including SEC Rule 10b-5 and other securities laws and the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other Environmental Laws) or theory or otherwise, or the Transactions, this Agreement or any Ancillary Document, or the business, the ownership, operation, management, use or control of the business of the Group Companies, on the one hand, or Buyer, on the other hand, any of their respective assets, or any actions or omissions on, or prior to, the Closing, it being understood and agreed that all such remedies are hereby knowingly, willingly and irrevocably expressly waived and relinquished to the fullest extent permitted under applicable Law. Notwithstanding anything in this Agreement to the contrary, neither Buyer or Seller nor any Buyer Related Party (including, following the Closing, the Group Companies) or any Seller Related Party shall be entitled to recover any punitive or exemplary damages relating to this Agreement, any Ancillary Document or the Transactions. Each Party acknowledges and agrees that the agreements contained in this Section 9.2 are an integral part of the Transactions and that, without the agreements set forth in this Section 9.2, each Party would not enter into this Agreement or the Ancillary Documents or agree to consummate the Transactions.
Section 9.3Release.
(a)Effective upon the Closing, to the fullest extent permitted by applicable Law, Seller on behalf of itself and the other Seller Parties (collectively, the “Seller Releasers”), hereby, knowingly and willingly, fully and irrevocably expressly waives, acquits, remises, discharges and forever releases Buyer and the Group Companies from any and all liabilities and obligations to such Seller Releasers of any kind or nature whatsoever, in each case, to the extent arising out of or relating to any fact, matter or circumstance existing prior to the Closing with respect to the Group Companies or their respective businesses, whether now or hereafter existing, absolute or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, matured or unmatured or determined or determinable, and whether arising under any applicable Law, duty or Contract (other than as expressly set forth in this Agreement) or otherwise at Law or in equity (the “Released Matters”), and each of the Seller Releasers hereby agrees that it will not, and it will cause the other Seller Releasers not to, assert, directly or indirectly, or seek to recover any amounts in connection therewith or thereunder from any Buyer Related Party (except as expressly provided for in, and subject to the terms and conditions of, this Agreement).
(b)Seller on behalf of itself and the other Seller Releasers acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
(c) Seller, on behalf of itself and each other Seller Releaser hereby waives and relinquishes any rights and benefits that any it may have under Section 1542 or any similar statute or common law principle of any jurisdiction. Seller, on behalf of itself and each other Seller Releaser acknowledges that it may hereafter discover facts in addition to or different from those that Seller or any other Seller Releaser now knows or believes to be true with respect to the subject matter of this release, but it is its intention, on behalf of itself and each other Seller Releasor to fully and finally and forever settle and release any and all applicable Released Matters. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts. Seller hereby irrevocably covenants to refrain from, and will cause all Seller Releasers to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action, proceeding, charge, complaint, or investigation of any kind against any of the Seller Releasers hereunder, in any forum whatsoever (including any administrative agency), that arises out of, relates to, or is in connection with, any of the Released Matters.
(d)Seller represents and acknowledges that it has read this release and understands its terms. Seller further represents that in signing this release it does not rely, and has not relied, on any representation or statement not set forth in this release made by any Representative of Buyer anyone else with regard to the subject matter, basis or effect of this release or otherwise.
(e)Notwithstanding anything set forth in this Agreement to the contrary, nothing set forth in this Agreement shall prohibit a Party from bringing a claim against another Party in respect of its Fraud.
Section 9.4Asset Transfer.
(a)During the one year period following the Closing, if Buyer becomes aware that any right, property or asset used by the Group Companies’ business as of the Closing is held by Seller or its Affiliates (including Trident and Ophir) and was not transferred to a Group Company as a result of the Transactions, Buyer shall promptly notify Seller and Seller shall (and shall cause its Affiliates to), as soon as reasonably practicable thereafter, use commercially reasonable efforts to cause such right, property or asset to be transferred, at the expense of Buyer, to Buyer.

(b)During the one year period following the Closing, if Seller becomes aware that any right, property or asset used by the business of Seller or its Affiliates (including Trident and Ophir but excluding the Group Companies) as of the Closing is held by any Group Company and was not transferred to Seller or its applicable Affiliates as a result of the Transactions, Seller shall promptly notify Buyer and Buyer shall (and shall cause its Affiliates to), as soon as reasonably practicable thereafter, use commercially reasonable efforts to cause such right, property or asset to be transferred, at the expense of Seller, to Seller or its applicable Affiliates.
(c)From and after the Closing, if Seller or any of its Affiliates receives any (i) funds or property that is, in the reasonable determination of Seller, intended for or otherwise the property of a Group Company, Seller shall promptly use commercially reasonable efforts to (A) notify and (B) forward such funds or property to, Buyer or (ii) mail, courier package, facsimile transmission, purchase order, invoice, service request or other document that is, in the reasonable determination of Seller, intended for or otherwise the property of a Group Company, Seller shall promptly use commercially reasonable efforts to (A) notify and (B) forward such document or property to, Buyer.
(d)From and after the Closing, if Buyer or any of its Affiliates receives any (i) funds or property that is, in the reasonable determination of Buyer, intended for or otherwise the property of Seller or its Affiliates, Buyer shall promptly use commercially reasonable efforts to (A) notify and (B) forward such funds or property to, Seller or (ii) mail, courier package, facsimile transmission, purchase order, invoice, service request or other document that is, in the reasonable determination of Buyer, intended for or otherwise the property of Seller or its Affiliates, Buyer shall promptly use commercially reasonable efforts to (A) notify and (B) forward such document or property to, Seller.
Article 10
[RESERVED]
Article 11
MISCELLANEOUS
Section 11.1Entire Agreement; Assignment. This Agreement, together with all Exhibits and Schedules hereto, as the same may from time to time be amended, modified, supplemented, or restated in accordance with the terms hereof, and together with the Ancillary Documents, the Confidentiality Agreement, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all other prior and contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise), without the prior written consent of Buyer (in the case of assignment by Seller) and Seller (in the case of assignment by Buyer); provided, that no consent will be required in connection with an assignment by Buyer or, following the Closing, by the Company to: (i) its Affiliates or (ii) any subsequent acquirer of Buyer, the Company or any of their respective Subsidiaries, or all or a material portion of their respective assets, taken as a whole, but, in each case, no assignment will relieve Buyer of any of its obligations hereunder. Substantially concurrently with the completion of the Buyer Restructuring, Buyer shall cause Buyer Holdco to execute the joinder to this Agreement in the form attached hereto as EXHIBIT E (the “Joinder”). Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.1 shall be void ab initio.
Section 11.2Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon delivery) by delivery in person, by email (having obtained electronic confirmation of delivery thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:
To Buyer or, following the Closing, to the Company:
Rocket Lab USA, Inc.
3881 McGowen Street
Long Beach, CA 90808
Attn: General Counsel
Email: legal@rocketlabusa.com
with a copy (which shall not constitute notice to Buyer) to:
Goodwin Procter LLP
601 Marshall St.
Redwood City, CA 94063
Attention: Stuart Ogg and Micheal Reagan
Email: SOgg@goodwinlaw.com and MReagan@goodwinlaw.com
To Seller or, on or prior to the Closing, to the Company:
LightRidge Solutions Holdings LP c/o
ATL Partners
245 Park Avenue, 38th Floor
New York, NY 10167
Attention: Michael Kramer
Email: mkramer@atlpartners.com
with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Alexander Fine; James Springer
E-mail: afine@gibsondunn.com; jspringer@gibsondunn.com
or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. All notices not delivered by email shall, contemporaneously with the delivery of such notice by other means in compliance with this Section 11.2, be delivered by the delivering Party to the other Party or Parties receiving any such notice by email (it being understood and agreed that a failure by a Party to deliver such notice by email shall not invalidate the validity of the delivery by such other means in compliance with this Section 11.2).
Section 11.3Governing Law. This Agreement and the consummation of the Transactions shall be governed by, and interpreted and construed in accordance with, the internal Laws of the State of Delaware. Any and all Actions based upon, arising out of or relating to this

Agreement or the Transactions, whether sounding in contract, tort, statute or otherwise (“Agreement Proceedings”) shall be governed by the internal Laws of the State of Delaware, including its statutes of limitations, without regard to any choice or conflict of law principle, provision or rule that would require the application of any other Law (whether of the State of Delaware or any other jurisdiction).
Section 11.4Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that in the event that the Transactions are consummated, Buyer shall, or shall cause the Company to, pay all Unpaid Transaction Expenses in accordance with Section 2.3(b)(ii).
Section 11.5Press Releases and Announcements. Each Party will, and will cause its Affiliates and its and their respective Representatives acting on its or their behalf (including in the case of Buyer, following the Closing, each Group Company) to (x) maintain the confidentiality of the existence and terms of this Agreement (including the Transactions) and (y) not issue or cause the publication of any press release or other public disclosure with respect to the Transactions without the prior written consent of Buyer and Seller, which consent may not be unreasonably withheld, conditioned or delayed; provided, however, that a Party may, without the consent of any other Party, issue or cause publication of any such press release or public disclosure to the extent that such Party reasonably determines, after consultation with legal counsel, such action to be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange; provided, further, that such Party shall, to the extent permitted by Law, provide the other Parties, reasonably in advance of such issuance or publication, drafts of any press release or public disclosure (together with, if requested by any such Party, reasonable supporting detail regarding such required disclosure), and consider in good-faith and incorporate the reasonable comments of the other Parties thereto. Notwithstanding anything herein to the contrary, nothing in this Section 11.5 will restrict (i) the ability of Seller or any Affiliate of Seller that is a private equity fund, other investment fund, pension fund or investment manager from making customary disclosures (A) on their website solely to announce that the Transactions have occurred (but not, without the consent of the Parties referenced above, any material economic terms thereof), (B) on a confidential basis to any of their respective Affiliates, auditors, attorneys, financing sources, limited partners, prospective investors or other agents or Representatives, or (C) on a confidential basis in connection with fundraising or other investment related activities, or (ii) any Group Company from disclosing the status of this Agreement and the Transactions, and other information reasonably pertinent thereto, pursuant to any internal communication to its officers or employees.
Section 11.6Construction; Interpretation. The term “this Agreement” means this Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement and the Disclosure Schedules are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement unless, in each case, the context otherwise requires; (ii) the masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (vi) the word “or” is disjunctive but not necessarily exclusive; (vii) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (viii) references to any agreement or Contract are to that agreement or Contract as amended, modified, supplemented or restated from time to time in accordance with the terms thereof; (ix) references to any Person include the successors and permitted assigns of that Person and the predecessors in interest of that Person; (x) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (xi) the words “dollar,” “USD” or “$” shall mean U.S. dollars; (xii) the word “day” means calendar day unless Business Day is expressly specified; and (xiii) the phrase “to the extent” means the degree to which a subject or other thing extends, and shall not mean “if.” If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References to documents being “provided,” “made available” or “delivered” shall mean that any such document was (x) actually delivered to Buyer or (y) posted 2 Business Days prior to the date of this Agreement in the Data Room on or prior to the date of this Agreement.
Section 11.7Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Parties agree that any reference in a particular Section of the Disclosure Schedules shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the Company and Seller that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of the Company and Seller that are contained in any other Section of Article 3 and Article 4, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties is readily apparent on the face of a disclosure that such exception or disclosure is applicable to such other section or subsection. Neither the specification of any item or matter in any representation or warranty contained in the Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in the Agreement or included in the Disclosure Schedules is or is not in the ordinary course of business. Headings have been inserted in the Disclosure Schedules for convenience of reference only and shall not affect in any way the construction or interpretation of the Disclosure Schedules or the Agreement. All descriptions of any document included in the Disclosure Schedules (a) are summary in nature, (b) do not purport to be a complete statement of the material terms of such document, and (c) are qualified in their entirety by reference to (i) such document, (ii) any and all exhibits, schedules, annexes, riders, addendums and other documents and instruments attached to such document or otherwise referred to therein, and (iii) any other amendments, supplements and other modifications to such document, in each case to the extent made available to Buyer. Any capitalized term used in any Exhibit or Schedule (including the Disclosure Schedules) but not otherwise defined therein shall have the meaning given to such term in this Agreement.
Section 11.8Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except with respect to any Person named in Section 6.6, Article 9, Section 11.5, Section 11.18 and Section 11.19 (each of whom shall be a third-party beneficiary of such applicable provision(s), entitled to enforce any rights, benefits or remedies thereunder) nothing in this Agreement or in any Ancillary Document

(except as may be expressly set forth in any such Ancillary Document), express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement or any such Ancillary Document.
Section 11.9Severability. To the greatest extent possible, each provision of this Agreement will be interpreted in such a manner as to be valid, legal and enforceable under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner (including with respect to time and economic terms) in order that the Transactions are consummated as originally contemplated to the greatest extent possible.
Section 11.10Amendment. Subject to applicable Law, this Agreement may be amended or modified only by a written agreement executed and delivered by Buyer and Seller making explicit reference to this Section 11.10 (it being understood and agreed by the Parties that any such amendment or modification executed by Buyer and Seller shall be binding on each of the Parties, irrespective of whether any such Party has executed and agreed to any such amendment or modification). Without prejudice to Section 11.11, this Agreement may not be amended or modified except as provided in the immediately preceding sentence and any purported amendment or modification by any Party or Parties effected in a manner which does not comply with this Section 11.10 shall be void ab initio.
Section 11.11Extension; Waiver. At any time prior to the Closing, Seller (on behalf of itself and the Company) may (a) extend the time for the performance of any of the covenants, agreements or other acts of Buyer or its Affiliates contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any Ancillary Document to which Buyer is a party, or (c) waive compliance by Buyer or its Affiliates with any of the covenants, agreements or conditions contained herein or in any Ancillary Document. At any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the covenants, agreements or other acts of any of the Group Companies or Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company or Seller contained herein or in any Ancillary Document to which the Company or Seller is a party, or (iii) waive compliance by Seller, any of the Group Companies, or any of their respective Affiliates with any of the covenants, agreements or conditions contained herein or in any Ancillary Document. Except as set forth in the immediately preceding two sentences of this Section 11.11, each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement executed and delivered by the Party against whom enforcement of any such provision so waived is sought. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to exercise, and any delay in exercising, any of such Party’s rights hereunder shall not constitute a waiver of such rights nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Section 11.12Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts (including by electronic means), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, .pdf, DocuSign or other means of electronic signature shall be as effective as delivery of a manually executed and delivered counterpart to this Agreement.

Section 11.13WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY AGREEMENT PROCEEDINGS. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH AGREEMENT PROCEEDINGS SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 11.14Jurisdiction and Venue. Each of the Parties, for itself and with respect to its property, irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in Delaware) for all Agreement Proceedings, (ii) agrees that all claims in respect of any such Agreement Proceedings may be heard and determined in any such court and (iii) agrees, subject to the last sentence of this Section 11.14 and without prejudice to the dispute resolution procedures expressly set forth in Section 2.3(c) or Section 2.4(f), not to bring any Agreement Proceeding in any other court. Each of the Parties waives any defense, claim or counterclaim of inconvenient forum to the maintenance of any Agreement Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Agreement Proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 11.2. Nothing in this Section 11.14, however, shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law. Each Party agrees that a final, non-appealable judgment in any Agreement Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner permitted by applicable Law. Notwithstanding the foregoing provisions to the contrary, any Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order, decree, writ or injunction issued by one of the above-named courts.
Section 11.15Arbitration.
(a)If the Parties have a dispute (a “Dispute”) involving money damages arising out of or relating to this Agreement or any Ancillary Document or the Parties’ respective rights and duties hereunder or thereunder (other than (x) disputes resolution procedures expressly set forth in Section 2.3(c) or Section 2.4(f) or the applicable Ancillary Document or (y) for any claims against a Party for Fraud), then the Parties will attempt to resolve such Dispute in good faith for a period of thirty (30) days (the “Negotiation Period”). If the Parties are unable to resolve the Dispute during the Negotiation Period, then after such period, the Parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in accordance with the procedures set forth in Section 11.15(b).
(b)Any arbitration pursuant to this Agreement shall be presided over by an Arbitration Panel located in the State of California, in accordance with the then existing commercial arbitration rules (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the Arbitration Panel may be entered in any court having jurisdiction thereof; provided, however, that the Law applicable to any controversy shall be the Law of the State of Delaware regardless of any conflicts of laws principles. The Arbitration Panel shall consist of three arbitrators. Each of Buyer and Seller shall appoint a single arbitrator and the remaining third arbitrator, who shall preside over the Arbitration Panel, shall be chosen by the two party-appointed arbitrators. If either Buyer or Seller fails to appoint an arbitrator or if the two party-appointed arbitrators fail to appoint the third arbitrator within thirty

(30) days after the commencement of the arbitration proceeding, then any such appointment shall be made by the AAA pursuant to the Rules. In any arbitration pursuant to this Agreement, (i) discovery shall be allowed and, unless the Parties agree otherwise, the scope of and procedures for discovery shall be governed by the Rules and (ii) the award or decision shall be rendered by the Arbitration Panel, each member of which shall be a licensed attorney who is experienced in Delaware law and handling disputes of the type presented in the Dispute; provided, that if the Dispute relates primarily to accounting issues, other than a dispute as set forth in Section 2.3(c) or Section 2.4(f) above, the members of the Arbitration Panel shall each be a licensed certified public accountant experienced in handling disputes of the type presented in the Dispute and who shall be appointed pursuant to the same procedure set forth above (i.e., each Party shall select one arbitrator, with the two arbitrators selecting the third). In connection with the selection of an Arbitration Panel pursuant to the immediately preceding proviso, the Parties shall use commercially reasonable efforts to request that the Arbitration Panel render an award or decision within no more than 30 days after the date of such selection. Except as otherwise provided in Section 2.3(c) and Section 2.4(f), the award or decision shall set forth the Arbitration Panel’s reasoning in reaching its determination(s). Except as set forth in in Section 2.3(c) and Section 2.4(f), the expenses for any Dispute, including the costs and fees of the Arbitration Panel and the arbitration and the reasonable out-of-pocket fees and expenses of the other Party, shall be paid by the non-prevailing party, as determined by the Arbitration Panel.
(c)Notwithstanding the foregoing, (i) the request by any Party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by the courts set forth in Section 11.14; provided, however, that any action for declaratory judgment regarding this Agreement or any Ancillary Document may be subject to arbitration pursuant to this Section 11.15 and (ii) any claim against a Party in respect of Fraud shall not be subject to arbitration and may be adjudicated only by the courts set forth in Section 11.14 (it being further understood and agreed that no other claim for monetary damages shall be brought or adjudicated by the courts set forth in Section 11.14).
Section 11.16Remedies. Any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy (including the election to pursue an injunction or specific performance) shall not restrict, impair or otherwise limit a Party from seeking to obtain such other remedies and will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8.1, each of the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without proof of actual damages or inadequacy of legal remedy or posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. If, on or prior to the termination of this Agreement pursuant to Section 8.1, any Party brings any Action, in each case in accordance with this Section 11.16, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Termination Date shall automatically be extended (x) for the period during which such Action is pending or (y) by such other time period as may be determined by the court presiding over such Action, as the case may be.

Section 11.17Time. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 11.18Non-Recourse.
(a)Subject to Section 9.3(f) and Section 11.18(b), notwithstanding anything that may be expressed or implied in this Agreement or any Ancillary Document to the contrary, by its acceptance of the benefits of this Agreement, Buyer, on behalf of itself and the Buyer Related Parties (including, after the Closing, the Group Companies) covenants, agrees and acknowledges that, notwithstanding that the equity holders of Seller or the Company or their respective managing members or general partners may be partnerships or limited liability companies, Buyer and the Buyer Related Parties (including, after the Closing, the Group Companies) have no right of recovery under this Agreement or any Ancillary Document, or any claim based on such liabilities, obligations, or commitments against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of Seller, the Company, or any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing Persons, or any of their successors or permitted assigns (collectively, each a “Seller Non-Party Affiliate”), whether directly or through a Group Company, or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise, by or through a claim by or on behalf of a Group Company against any Seller Non-Party Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise, all of which are hereby fully and irrevocably waived by Buyer (on behalf of itself and the Buyer Related Parties (including, after the Closing, the Group Companies)).
(b)Notwithstanding the foregoing provisions of Section 11.18(a) to the contrary, nothing set forth in Section 11.18(a) shall prohibit a Party to this Agreement or a party to any Ancillary Document from bringing a claim against another Party to this Agreement or a party to an Ancillary Document, in each case, solely in such Person’s capacity as a Party to this Agreement or a party to such Ancillary Document, as applicable, and subject, in each case, to the terms and conditions set forth in this Agreement or such Ancillary Document, as applicable, and then solely to the extent of such Person’s obligations as a Party to this Agreement or a party to such Ancillary Document, as applicable.
(c)Buyer acknowledges and agrees that the agreements contained in this Section 11.18 are an integral part of the Transactions and that, without the agreements set forth in this Section 11.18, Seller and the Company would not enter into this Agreement or otherwise agree to consummate the Transactions.
Section 11.19Waiver of Conflicts.
(a)Gibson, Dunn & Crutcher LLP has represented Seller and the Group Companies in connection with the Transactions. All of the Parties recognize and agree on the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing and such Parties recognize and agree that certain communications between or among Gibson, Dunn & Crutcher LLP, Seller, the Group Companies, or any of their Subsidiaries or Affiliates are protected under certain privileges and doctrines, including the attorney-client privilege and the common interest doctrine. Specifically, the Parties agree that (a) neither Buyer nor, following the Closing, the Company, and their respective Subsidiaries shall, and each of them shall cause the Group Companies not to, seek to have Gibson, Dunn & Crutcher LLP disqualified from representing any of the Seller Parties in connection with any dispute that may arise between any of the Seller Parties or their respective Affiliates, on the one hand, and Buyer or any of its Subsidiaries or Affiliates (including, after the Closing, the Group Companies), on the other hand, in connection with this Agreement, any Ancillary Document and the Transactions, and effective as of the date of this Agreement, Buyer and, effective as of the Closing, the Company (in each case on behalf of themselves and their respective Affiliates and Subsidiaries) fully and irrevocably expressly waives any claim that Gibson, Dunn & Crutcher LLP has a conflict of interest that would preclude it from engaging in such a representation even though Gibson, Dunn & Crutcher LLP may have represented any such Person in a matter substantially related to such dispute.
(b)Buyer further agrees, on behalf of itself and the Buyer Related Parties (including, after the Closing, the Group Companies), and Seller agrees on behalf of itself and its Affiliates, that all communications in any form or format whatsoever between or among any of Gibson, Dunn & Crutcher LLP, the Seller Parties or their respective Affiliates (including, on and prior to the Closing, the Group Companies) that relate in any way to the negotiation, documentation and consummation of the Transactions, this Agreement, the Ancillary Documents or any alternative transactions to the Transactions presented to or considered by any Group Company or that otherwise relate to any potential transactions (including the Transactions) or any dispute related to, arising under or otherwise in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby (collectively, the “Deal Communications”) shall be deemed to be retained and owned solely by Seller and its designee(s), shall be controlled by Seller and its designee(s) and shall not pass to (by operation of law or otherwise) or be claimed by Buyer or any Buyer Related Party (including, after the Closing, the Group Companies). All Deal Communications that are attorney-client privileged or otherwise subject to any legal privilege relating to its engagement with respect to the Transactions (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege, and to the extent Buyer or any Buyer Related Party (including, after the Closing, the Group Companies) should discover in its possession after the Closing any Privileged Deal Communications, it will take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to Seller or its designee(s), keeping no copies, and will not by reason thereof assert any loss of confidentiality or privilege protection.
(c)Notwithstanding the foregoing, in the event that, following the Closing a dispute arises between Buyer and the Buyer Related Parties (including, after the Closing, the Group Companies), on the one hand, and a third party (other than Seller or any Seller Party), on the other hand, Buyer may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that Buyer shall not, and Buyer shall cause the Buyer Related Parties (including, after the Closing, the Group Companies) not to, waive such privilege without the prior written consent of Seller (which may be given or withheld in Seller’s sole discretion). In the event that any of Buyer and the Buyer Related Parties (including, after the Closing, the Group Companies) are legally required by order of a Governmental Entity or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Buyer shall promptly (and, in any event, within five (5) Business Days) notify Seller in writing (including by making specific reference to this Section) so that Seller may seek (at its expense) a protective order and Buyer agrees to, and to cause the Buyer Related Parties (including, after the Closing, the Group Companies) to, use all commercially reasonable efforts requested by Seller to assist therewith.
* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
LIGHTRIDGE SOLUTIONS HOLDINGS LP
By: LightRidge Solutions Holdings GP LLC., its general partner
By: /s/ Michael Kramer
Name: Michael Kramer
Title: Vice President and Secretary
LIGHTRIDGE INTERCO SOLUTIONS HOLDINGS, INC
By: /s/ Michael Kramer
Name: Michael Kramer
Title: Vice President and Secretary
[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
ROCKET LAB USA, INC.
By: /s/ Adam Spice
Name: Adam C. Spice
Title: Chief Financial Officer

[Signature Page to Stock Purchase Agreement]